                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 2)


    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                          CENTENNIAL HEALTHCARE
                                  CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials:

     Check box if any part of the fee is offset as provided by Exchange Act Rule / / 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:
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     (2) Form, Schedule or Registration Statement no.:
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     (4) Date filed:
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
                       CENTENNIAL HEALTHCARE CORPORATION
                    400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                                                                          , 1999

Dear Shareholders:

    You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Centennial HealthCare Corporation (the "Company" or
"Centennial") to be held on       , 1999, at 10:00 a.m., local time, at
            . The purpose of the Special Meeting is to consider and vote upon a merger of Centennial (the "Merger"). If you vote to approve the Merger and the Merger is consummated, you will receive $16.00 in cash for each share of Centennial common stock, $.01 par value per share ("Common Stock"), that you own at the effective time of the Merger. You will not have any other equity interest in Centennial or the company created by the Merger.


    Centennial HealthCare Holdings Corporation, a Delaware corporation (the "Parent") formed Cougar Acquisition Corp., a Georgia corporation (the "Acquiror"), to merge with and into Centennial. Centennial will be the surviving corporation after the Merger and will be a wholly-owned subsidiary of the Parent. Centennial will no longer have public shareholders, have its stock quoted on the Nasdaq National Market or file periodic reports with the Securities and Exchange Commission.



    Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII") formed and currently owns all of the outstanding capital stock of the Parent. Welsh, Carson, Anderson & Stowe VI, L.P. ("WCAS VI") is a Centennial shareholder that with WCAS Capital Partners II, L.P. ("WCAS CP II") currently owns 23.2% of the Common Stock. WCAS VIII's general partner is a limited liability company whose managing members are also individual general partners of the general partner of WCAS VI. WCAS Healthcare Partners, L.P. ("Healthcare Partners") is a current Centennial shareholder, with the general partners of its general partner serving as two of the general partners of the general partner of WCAS VI.



    WCAS VIII and WCAS Capital Partners III, L.P. ("WCAS CP III") have agreed with the individual managing members of the general partner of WCAS VIII (including Andrew M. Paul, a director of Centennial), all of whom are employees of WCA Management Corporation ("WCA Management"), and two other employees of WCA Management, Healthcare Partners, and Alan C. Dahl, Kent C. Fosha, Sr., Lawrence
W. Lepley, Jr. and myself, officers of Centennial (and with respect to Alan C. Dahl and myself, directors of Centennial) (collectively, the "Management Group"), to acquire Centennial through the Merger by owning shares of common stock of the Parent ("Parent Common Stock"). After the Merger, all of the Common Stock will be owned by the Parent. WCAS VIII, WCAS CP III, Healthcare Partners, these individual managing members of WCAS VIII (including Mr. Paul) and employees of WCA Management (collectively, the WCAS Group") and the Management Group (collectively the "Investor Group"), will own Parent Common Stock.



    Immediately before the Merger is consummated, Messrs. Dahl, Fosha, Lepley and myself will contribute a total of 508,852 shares of Common Stock to the Parent in return for 4,070,816 shares of Parent Common Stock and will receive $16.00 a share for Common Stock not contributed to the Parent. Healthcare Partners will contribute all of its 81,384 shares of Common Stock for 651,072 shares of Parent Common Stock. The individual managing members of WCAS VIII and employees of WCA Management, including Mr. Paul, will contribute shares of Common Stock for shares of Parent Common Stock or purchase shares of Parent Common Stock. WCAS VIII and WCAS CP III will purchase shares of Parent Common Stock or subordinated notes of the Parent for approximately $250 million. These funds will be used to purchase shares of Common Stock for $16.00 a share in the Merger, to pay the costs and expenses of the transaction, repay debt and for general corporate purposes after the Merger. WCAS VI and WCAS CP II will not contribute any shares of Common Stock for Parent Common Stock and will receive $16.00 a share for each share of Common Stock owned before the Merger. Centennial will pay WCA Management $3 million for financial advisory services provided to WCAS VIII and WCAS CP III in connection with the structuring of the Merger and the related financing transactions (including the equity and subordinated debt financing of the Parent and the Acquiror and the amendment of the Company's existing senior credit facility). This fee will be credited against amounts otherwise payable to WCA Management by WCAS VIII and WCAS CP III.


    In the Merger, all Centennial option holders, including Messrs. Dahl, Fosha, Lepley and myself, will receive cash for the difference between $16.00 a share and the exercise price of their existing options, will receive new options to purchase Parent Common Stock and bonus payments and will continue in their management positions with Centennial after the Merger.


    After the Merger, as shareholders of the Parent, the members of the Investor Group will continue to have an equity interest in Centennial. The members of the Investor Group want to continue to own Centennial because they believe that as a private company Centennial will be able to emphasize long-term growth and value rather than short-term earnings. If the Merger is completed, the Investor Group will receive substantial benefits in the future as long as Centennial is profitable or if Centennial is merged with or its assets are sold to an acquiror for total consideration in excess of the total consideration in the Merger. The members of the Investor Group have no assurance that Centennial will continue to be profitable or that it will continue to grow through acquisitions or otherwise. The Investor Group will, however, be subject to the risks inherent in owning stock in a company subject to changing governmental regulations that could materially and adversely effect revenues and earnings and in holding stock of a private company with no market for their shares.



    A special committee of the board of directors of Centennial (the "Special Committee"), consisting of three directors who are not members of the Management Group or the WCAS Group, was formed to consider and evaluate the Merger. As discussed in the enclosed Proxy Statement, the Special Committee approved the Merger transaction after negotiations with WCAS VIII and did not solicit any other offers from parties that were not affiliated with management or the WCAS Group. The Merger Agreement provides that Centennial and its affiliates are not permitted to initiate or solicit discussions, offers or proposals from a third party for an alternative transaction to the Merger, unless necessary to allow the directors to satisfy their fiduciary duties to the shareholders. The Merger Agreement allows the Company to terminate the Merger Agreement if necessary to pursue an acquisition proposal with another party that is more favorable to Centennial's shareholders than the Merger upon payment of a $3.0 million "breakup" fee to WCAS VIII. The Special Committee has unanimously recommended to Centennial's board of directors that the Merger and related agreements be approved by the Company's shareholders. In connection with its evaluation of the Merger, the Special Committee engaged J.P. Morgan Securities Inc. ("J.P. Morgan") to act as its financial advisor. J.P. Morgan has rendered its opinion dated October 22, 1998, and has reconfirmed its opinion as of the date of this Proxy Statement, that based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $16.00 per share to be received in the Merger is fair from a financial point of view to the shareholders of the Company (other than the Parent, the Acquiror, WCAS VI, WCAS CP II and the members of the Investor Group that are Centennial shareholders). The written opinion of J.P. Morgan, dated as of the date of this Proxy Statement, is attached as Appendix B to the enclosed Proxy Statement and should be read carefully and in its entirety by you.



    THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS (WITH MR. PAUL ABSTAINING) BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER.


    Approval of the Merger at the Special Meeting will require the affirmative vote of holders of (i) a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting (the "Outstanding Shares Vote Requirement") and (ii) a majority of the shares voted at the Special Meeting owned by shareholders other than the Investor Group that are Centennial shareholders, WCAS VI, WCAS CP II, the Acquiror and the Parent (the "Majority Vote Requirement"). The accompanying Proxy Statement provides a summary of the proposed Merger and additional information about the parties involved and their interests. A copy of the Merger Agreement is attached to the Proxy Statement as Appendix A.

    PLEASE GIVE ALL OF THIS INFORMATION YOUR CAREFUL ATTENTION. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A FAILURE TO VOTE WILL NOT COUNT AS A VOTE AGAINST THE MERGER WITH RESPECT TO THE MAJORITY VOTE REQUIREMENT BUT WILL COUNT AS A VOTE AGAINST THE MERGER WITH RESPECT TO THE OUTSTANDING SHARES VOTE REQUIREMENT. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU LATER CHOOSE TO ATTEND THE SPECIAL MEETING. IF THE MERGER IS APPROVED BY THE SHAREHOLDERS, AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS FOR SURRENDERING YOUR CENTENNIAL SHARE CERTIFICATES (IN EXCHANGE FOR $16.00 IN CASH PER SHARE) AND A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE. YOU SHOULD NOT SUBMIT YOUR SHARE CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED SUCH INSTRUCTIONS AND THE LETTER OF TRANSMITTAL.

                                          Sincerely,

                                          J. Stephen Eaton
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                       CENTENNIAL HEALTHCARE CORPORATION

                    400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON       , 1999

                            ------------------------

    Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Centennial HealthCare Corporation, a Georgia corporation (the
"Company" or "Centennial"), will be held on             , 1999 at 10:00 a.m.,
local time, at             for the following purposes:


    (1) To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of October 22, 1998 (the "Merger Agreement") pursuant to which Cougar Acquisition Corp., a newly formed Georgia corporation (the "Acquiror") and wholly-owned subsidiary of Centennial HealthCare Holdings Corporation (the "Parent"), will be merged (the "Merger") with and into Centennial and each outstanding share of Centennial common stock, $.01 par value (the "Common Stock"), will be converted into the right to receive $16.00 in cash (the "Cash Merger Consideration"), other than shares held by shareholders who are entitled to and have perfected their dissenters' appraisal rights and shares held by Centennial and its subsidiaries, the Acquiror and the Parent (including shares contributed immediately prior to the Merger to the Parent by members of Centennial's management and managing members of the general partner of the current shareholder of Parent and employees of a management company affiliated with the Parent). A copy of the Merger Agreement is attached as Appendix A to and is described in the accompanying Proxy Statement.


    (2) To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.


    The Board of Directors of the Company has determined that only holders of Common Stock of record at the close of business on February 26, 1999, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or adjournments thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this notice.


                                By order of the Board of Directors,

                                     -----------------------------------------
                                                 Daryl R. Griswold
                                                ASSISTANT SECRETARY

Atlanta, Georgia
           , 1999

    WHETHER OR NOT YOU ARE ABLE TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

    THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


    Any shareholder shall have the right to dissent from the Merger and to receive payment of the "fair value" of his or her shares upon compliance with the procedures set forth in Article 13 of the Georgia Business Corporation Code. The Company will determine "fair value" for dissenting shares based on the value of the shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. If the Company and the dissenting shareholder cannot agree on the "fair value" for the holder's shares, the Superior Court of DeKalb County, Georgia will determine the "fair value". In order to comply with Article 13, a dissenting shareholder must deliver written notice, before the Special Meeting, of his or her intent to demand payment for his or her Common Stock. The payment demand must be mailed or delivered to the attention of Secretary of the Company at 400 Perimeter Center, Terrace, Suite 650, Atlanta, Georgia 30346. The written payment demand must specify the shareholder's name and mailing address, the number of shares of Common Stock owned, and that the shareholder is thereby demanding payment for his or her shares. Voting against, abstaining from voting or failing to vote on the Merger will not constitute the required demand for payment. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the Proxy Statement that accompanies this notice and the full text of Article 13 of the Georgia Business Corporation Code, which is attached as Appendix C and is described in the accompanying Proxy Statement.

                       CENTENNIAL HEALTHCARE CORPORATION
                    400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will happen in the Merger?


A: In the Merger, the Acquiror will be merged with and into Centennial with Centennial being the surviving corporation (the "Surviving Corporation"). All shareholders of Centennial at the time of the Merger, other than Centennial and its subsidiaries, the Parent and the Acquiror and shareholders who exercise their dissenters' appraisal rights, will receive a cash payment for their outstanding shares of Common Stock. Immediately before the Merger is completed, members of the Investor Group that are shareholders of Centennial before the Merger will contribute some or all of their shares of Common Stock to the Parent and receive Parent Common Stock in exchange and will not receive cash for the shares that are contributed for Parent Common Stock. After the Merger, Centennial will become a privately held company owned by the Investor Group. To review the structure of the Merger in greater detail, see pages 38 through 42.


Q: What risks are associated with the Merger for shareholders who are not members of the Investor Group?


A: Upon completion of the Merger, you will no longer have an equity interest in Centennial and will no longer participate in any future earnings or growth of Centennial. You may receive a greater return if Centennial remains a public company rather than entering into the Merger transaction. A third party other than the Investor Group might offer greater than $16.00 per share in a future transaction. Also, the "fair value" of any dissenting shares has not been determined and may be greater than $16.00 per share. To review the effects of the Merger, see pages 34 through 35. To review the rights of dissenting shareholders, see pages 44 through 45.


Q: Why is Centennial being acquired?


A: The Company's Board of Directors believes that the acquisition of Centennial is in the best interests of shareholders of Centennial other than the Parent, the Acquiror and the Investor Group and that as a private company, Centennial will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow. To review the background and reasons for the Merger in greater detail, see pages 13 through 19.


Q: Why was the Special Committee formed?

A: Because directors of Centennial who are members of the Management Group or the WCAS Group have an interest in the Merger, the Centennial Board of Directors (the "Board") appointed a special committee of directors who are not members of management or managing members or general partners of the general partners of WCAS VI, WCAS CP II, Healthcare Partners, WCAS VIII or WCAS CP III (the "Special Committee") to review and evaluate the proposed transaction. The Special Committee has determined that the Merger is fair to and in the best interests of the Centennial shareholders, other than members of the Investor Group, WCAS VI or WCAS CP II.

Q: What will I receive in the Merger?

A: You will receive $16.00 in cash, without interest, for each share of Centennial Common Stock that you own. This is the "Cash Merger Consideration." For example: If you own 100 shares of Centennial Common Stock, upon completion of the Merger you will receive $1,600.00 in cash.

Q: When do you expect the Merger to be completed?


A: We are working to complete the Merger by April 15, 1999.


Q: What are the tax consequences of the Merger to me?

A: The receipt of the Cash Merger Consideration by you will be a taxable transaction for federal income tax purposes. To review the federal income tax consequences to you in greater detail, see pages 43 through 44.

Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the Merger to you.

Q: What am I being asked to vote upon?

A: You are being asked to approve and adopt the Merger Agreement, which provides for the acquisition of Centennial by the Parent. After the Merger, Centennial will become a privately held company and you will no longer own an equity interest in Centennial.

The Special Committee has unanimously approved and adopted the Merger, and the Board (with Mr. Paul abstaining) has approved and adopted the Merger, and the Special Committee and the Board (with Mr. Paul abstaining) recommend voting FOR the approval and adoption of the Merger Agreement.

Q: What do I need to do now?

A: Just indicate on your proxy card how you want to vote, sign, date and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting.

Approval of the proposal requires the affirmative vote of (i) a majority of the outstanding shares of Common Stock as the Outstanding Shares Vote Requirement and (ii) a majority of the shares of Common Stock voted at the meeting other than shares owned by members of the Investor Group who are shareholders of Centennial, WCAS VI, WCAS CP II, the Parent and the Acquiror ("Non-Affiliated Shareholders") as the Majority Vote Requirement. A failure to vote or a vote to abstain will have the same legal effect as a vote against the Merger with respect to the Outstanding Shares Vote Requirement but will have no effect with respect to the Majority Vote Requirement.

The Special Meeting will take place on             , 1999 at 10:00 a.m., local
time, at             . You may attend the Special Meeting and vote your shares
in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the Special Meeting and either change your vote or attend the Special Meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of Common Stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the proposal to approve and adopt the Merger Agreement with respect to the Outstanding Shares Vote Requirement.

Q: Should I send in my stock certificates now?

A: No. After the Merger is completed we will send you written instructions for exchanging your Common Stock certificates for the Cash Merger Consideration.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you would like additional copies of this document, or if you would like to ask any additional questions about the Merger, you should contact:

                                          Alan C. Dahl
                                          Centennial HealthCare Corporation
                                          400 Perimeter Center Terrace, Suite
                                          650
                                          Atlanta, Georgia 30346
                                          Telephone: 770-698-9040

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION


    THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY CENTENNIAL, THE PARENT, THE ACQUIROR OR THEIR REPRESENTATIVES CONTAIN FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF CENTENNIAL, THE PARENT AND THE ACQUIROR AND MEMBERS OF THEIR RESPECTIVE MANAGEMENT TEAMS, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MANAGEMENT OF CENTENNIAL, THE PARENT AND THE ACQUIROR THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DETAILED HEREIN AND THOSE FACTORS SET FORTH FROM TIME TO TIME IN REPORTS OF CENTENNIAL FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE PROTECTION OF THE LIABILITY SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES REFORM ACT OF 1995 IS NOT APPLICABLE TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN STATEMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER................................................          i
WHO CAN HELP ANSWER YOUR QUESTIONS....................................................        iii
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...........................         iv
SUMMARY...............................................................................          1
    The Companies.....................................................................          1
    The Special Meeting...............................................................          1
    Record Date; Voting Power.........................................................          1
    Votes Required....................................................................          2
    Recommendations...................................................................          2
    Opinion of Financial Advisor......................................................          2
    Terms of the Merger Agreement.....................................................          2
    Share Ownership of the Parent following the Merger................................          3
    Accounting Treatment..............................................................          4
    Conflicts of Interest.............................................................          4
    Regulatory Approvals..............................................................          5
    Dissenters' Appraisal Rights......................................................          5
    Description of Ownership of Centennial Before and after the Merger................          6
    Relationship of WCAS Group........................................................          7
    Historical Market Information.....................................................          8
    Selected Consolidated Financial Data of the Company...............................          9
    Company Projections...............................................................         11
SPECIAL FACTORS.......................................................................         13
    Background of the Merger..........................................................         13
    The Special Committee's and the Board's Recommendation............................         19
    Opinion of Financial Advisor......................................................         24
    Purpose and Reasons of the Investor Group for the Merger..........................         27
    Position of the Investor Group, the Parent, the Acquiror and the Company as to
     Fairness of the Merger...........................................................         28
    Conflicts of Interest.............................................................         29
    Certain Effects of the Merger.....................................................         34
    Financing of the Merger...........................................................         35
    Conduct of Centennial's Business After the Merger.................................         35
THE SPECIAL MEETING...................................................................         36
    Date, Time and Place of the Special Meeting.......................................         36
    Proxy Solicitation................................................................         36
    Record Date and Quorum Requirement................................................         36
    Voting Procedures.................................................................         36
    Voting and Revocation of Proxies..................................................         37
    Effective Time of the Merger and Payment for Shares...............................         37
    Other Matters to be Considered....................................................         37
THE MERGER............................................................................         38
    Terms of the Merger Agreement.....................................................         38
    Accounting Treatment..............................................................         42
    Estimated Fees and Expenses of the Merger.........................................         43
RIGHTS OF DISSENTING SHAREHOLDERS.....................................................         44
FEDERAL INCOME TAX CONSEQUENCES.......................................................         44
PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT
  AND OTHERS..........................................................................         47
CERTAIN INFORMATION CONCERNING THE PARENT, THE ACQUIROR
  AND THE INVESTOR GROUP..............................................................         50
PURCHASES OF COMMON STOCK BY CERTAIN PERSONS..........................................         53
INDEPENDENT AUDITORS..................................................................         55
WHERE YOU CAN FIND MORE INFORMATION...................................................         55
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................         56
SHAREHOLDER PROPOSALS.................................................................         57
OTHER MATTERS.........................................................................         57

APPENDICES
APPENDIX A -- Agreement and Plan of Merger............................................        A-1
APPENDIX B -- Opinion of J.P. Morgan Securities Inc...................................        B-1
APPENDIX C -- Text of Article 13 of the Georgia Business Corporation Code.............        C-1

                                    SUMMARY


    This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the Merger and for a more complete description of the legal terms of the Merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the Merger Agreement. See "Where You Can Find More Information" (page 55).


THE COMPANIES

    Centennial HealthCare Corporation
    400 Perimeter Center Terrace, Suite 650
    Atlanta, Georgia 30346
    (770) 698-9040


    Centennial, through its subsidiaries, provides a broad range of long-term health care services to meet the medical needs of elderly and post-acute patients. The Company, through its subsidiaries, operates 108 owned, leased or managed skilled nursing facilities, with approximately 11,200 licensed, available beds, in 21 states and the District of Columbia. In addition, through its subsidiaries, the Company provides comprehensive rehabilitation services to Company-owned and third party nursing facilities pursuant to 134 contracts. Centennial's subsidiaries provide home health care services through 30 licensed locations.



    Centennial HealthCare Holdings Corporation (formerly Cougar Holdings Corporation)
    Cougar Acquisition Corp.
    320 Park Avenue
    New York, New York 10022
    (212) 893-9500


    The Parent was organized by WCAS VIII. Before the Merger, all of its outstanding shares are owned by WCAS VIII. WCAS VIII and WCAS CP III have jointly agreed with Healthcare Partners, Messrs. Eaton, Dahl, Fosha and Lepley and the individual managing members (including Mr. Paul) of the general partner of WCAS VIII (each of whom is also an employee of WCA Management) and two other employees of WCA Management, who are contributing shares of Common Stock for, or are purchasing shares of, Parent Common Stock, to acquire the public stock of Centennial through the Merger with the Acquiror. The Parent organized and owns all of the outstanding shares of the Acquiror. WCAS VI and WCAS CP II, two private investment partnerships, which are collectively the owners of approximately 23.2% of the outstanding Common Stock, will receive the Cash Merger Consideration for all of their shares of Common Stock and will not have any interest in the Parent or receive any Parent Common Stock.


THE SPECIAL MEETING (PAGE 36)



    The Special Meeting will be held on            , 1999, at 10:00 a.m., local
time, at             . At the Special Meeting, Centennial shareholders will be
asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.



RECORD DATE; VOTING POWER (PAGE 36)



    Holders of record of Centennial Common Stock at the close of business on February 26, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of such date, there were 11,923,619 shares of Common Stock issued and outstanding held by approximately 64 holders of record. Holders of record of Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting.

VOTES REQUIRED (PAGE 36)


    Approval by the Centennial shareholders of the proposal to approve and adopt the Merger Agreement will require the affirmative vote of (i) a majority of the shares of Common Stock outstanding on the Record Date, as the Outstanding Shares Vote Requirement and (ii) a majority of the shares voted at the Special Meeting owned by Non-Affiliated Shareholders on the Record Date, as the Majority Vote Requirement. A failure to vote or a vote to abstain will have the same legal effect as a vote against the Merger with respect to the Outstanding Shares Vote Requirement and no effect with respect to the Majority Vote Requirement.


RECOMMENDATIONS (PAGE 19)



    Because the Centennial directors who are members of management or affiliated with the WCAS Group will have a material financial interest in the Merger, the Board appointed the Special Committee to review and evaluate the proposed transaction. The Special Committee unanimously recommended to the Board that the Merger Agreement be approved and that it be recommended to the shareholders of the Company. Following the unanimous recommendation of the Special Committee, the Board (with Mr. Paul abstaining) determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Non-Affiliated Shareholders and recommended that the shareholders approve the Merger Agreement. The Special Committee and the Board recommend that the Centennial shareholders vote "For" the approval of the Merger Agreement. You also should refer to the reasons that the Special Committee and the Board considered in determining whether to approve and adopt the Merger Agreement beginning on page 20.



OPINION OF FINANCIAL ADVISOR (PAGE 24)


    J.P. Morgan, a nationally recognized investment banking firm which served as financial advisor to the Special Committee, has rendered an opinion dated October 22, 1998, and has reconfirmed its opinion as of the date of this Proxy Statement, to the Special Committee that the Cash Merger Consideration is fair from a financial point of view to the Non-Affiliated Shareholders. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this Proxy Statement as Appendix B. You should read the fairness opinion of J.P. Morgan in its entirety.


TERMS OF THE MERGER AGREEMENT (PAGE 38)


    The Merger Agreement is attached to this Proxy Statement as Appendix A. You should read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

    GENERAL. The Merger Agreement provides that the Acquiror will be merged with and into Centennial, with Centennial being the Surviving Corporation. As a result of the Merger, the shareholders of Centennial will receive $16.00 in cash, without interest, for each share of Common Stock that they own, other than shares held by shareholders who exercise their dissenters' appraisal rights and shares held by Centennial, the Acquiror and the Parent (including shares contributed to the Parent immediately prior to the Merger by members of the Investor Group).

    CONDITIONS TO THE MERGER. The completion of the Merger depends upon the satisfaction of a number of conditions, including:

    - approval of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock and a majority of the shares of Common Stock voted at the Special Meeting owned by Non-Affiliated Shareholders;

    - receipt of all necessary orders and consents of governmental authorities and the expiration of any regulatory waiting periods;

    - accuracy of the representations and warranties of the parties;

    - absence of certain litigation;

    - the aggregate number of shares of holders dissenting from the Merger not constituting more than 15% of the number of shares of Common Stock outstanding immediately prior to the effective time of the Merger (calculated on a fully diluted basis); and

    - absence of the occurrence of any event having a material adverse effect on the business of Centennial.

Each party may, at its option, waive the satisfaction of any condition to such party's obligations under the Merger Agreement. EVEN IF THE SHAREHOLDERS APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

    NO SOLICITATION. Until consummation or abandonment of the Merger, Centennial and its affiliates are not permitted to initiate or solicit any discussions, offers or proposals from or, subject to the Board's fiduciary duties as advised by counsel, continue or participate in any negotiations or discussions with, a third party with respect to a merger, consolidation, sale or similar transaction involving Centennial or any of its subsidiaries (each an "Acquisition Proposal").

    TERMINATION. Either Centennial or the Parent may terminate the Merger Agreement under certain circumstances, including if:

    - the boards of Centennial and Parent consent;


    - the Merger is not completed on or before March 31, 1999 (which date has been extended by an amendment to the Merger Agreement to April 15, 1999);


    - legal constraints or prohibitions prevent the consummation of the Merger;

    - the Centennial shareholders do not approve the Merger Agreement; or

    - the other party breaches in a material manner any of its representations, warranties or covenants under the Merger Agreement and, if curable, such breach is not cured within 30 days of notice.

In addition, if the Board determines in good faith by a majority vote, after consulting with its financial advisors and based on the advice of outside legal counsel to the Company, that an Acquisition Proposal with another party is more favorable to Centennial's shareholders than the Merger, Centennial may terminate the Merger Agreement if necessary to pursue the alternative Acquisition Proposal or Centennial may terminate the Merger Agreement if the Board or the Special Committee withdraws, or adversely modifies, its approval or recommendation of the Merger. Upon such a termination, Centennial must pay the Acquiror a "breakup" fee of $3.0 million.

    FEES AND EXPENSES. Centennial and the Acquiror will pay their own fees, costs and expenses incurred in connection with the Merger Agreement if the Merger is not consummated. However, Centennial will pay the Acquiror the "break up" fee of $3.0 million, under certain circumstances, including if Centennial approves, enters into or consummates an Acquisition Proposal with another party or if the Board or the Special Committee withdraws its recommendation of the Merger. If the Merger is consummated, Centennial will pay, at the effective time of the Merger, all of its own fees and expenses and fees and expenses incurred by the Parent and the Acquiror, including the fees and expenses of counsel, accountants, investment bankers and other advisors and experts.


SHARE OWNERSHIP OF THE PARENT FOLLOWING THE MERGER (PAGE 31)



    - THE MANAGEMENT GROUP. J. Stephen Eaton, Chairman of the Board, President and Chief Executive Officer of Centennial ("Eaton"); Alan C. Dahl, Executive Vice President, Chief Financial Officer and Treasurer and a director of Centennial ("Dahl"); Kent C. Fosha, Sr., Executive Vice President of Centennial ("Fosha"); and Lawrence W. Lepley, Jr., President of Centennial's Paragon Rehabilitation, Inc. subsidiary ("Lepley"), will exchange an aggregate of 508,852 shares of Common Stock for shares of common stock, $.01 par value, of the Parent (the "Parent Common Stock"). Shares of Common Stock not exchanged the Management Group will be converted into the right to receive $16.00 per share in the Merger. After the Merger, the Management Group will own an aggregate common equity interest in the Parent of approximately 5.4% or 4,070,816 shares of Parent Common Stock. The Board will reserve 11,281,517 shares of Parent Common Stock representing approximately 13% of the common equity of the Parent (calculated on a fully diluted basis) at the closing of the Merger for options to be granted to the members of the Management Group and other officers and key employees of the Company.


    - THE WCAS GROUP. WCAS VIII will invest $117,447,855 in cash in the Acquiror in exchange for 58,723,926 shares of Parent Common Stock, at $2.00 per share. After the Merger, WCAS VIII will own an aggregate common equity interest in the Parent of approximately 77.8%. WCAS CP III will invest $125 million in cash in exchange for $125 million of subordinated notes of the Parent and 8,928,571 shares of Parent Common Stock. After the Merger, WCAS CP III will own an aggregate common equity interest in the Parent of approximately 11.8%. Other individuals who are managing members of the general partner of WCAS VIII and employees of WCA Management, including Andrew M. Paul, a director of Centennial, two other employees of WCA Management and WCAS Healthcare Partners will contribute shares of Common Stock to the Parent in exchange for shares of Parent Common Stock and/or purchase shares of Parent Common Stock for cash. After the Merger, these individual managing members, employees and Healthcare Partners will own 3,776,074 shares of Parent Common Stock or an aggregate common equity interest in the Parent of approximately 5.0%.



ACCOUNTING TREATMENT (PAGE 42)


    The Acquiror believes that the Merger will be accounted for as a "purchase" under the purchase method in accordance with generally accepted accounting principles.


CONFLICTS OF INTERESTS (PAGE 29)


    - THE MANAGEMENT GROUP. Messrs. Eaton, Dahl, Fosha and Lepley have interests in the Merger that are different from, or in addition to, yours as a Centennial shareholder. They will continue to have an equity interest in the Surviving Corporation through their ownership of Parent Common Stock and the ultimate value of this interest could exceed $16.00 per share. If the Merger is consummated, Messrs. Eaton and Dahl will be designated as members of the board of directors of the Surviving Corporation and Messrs. Eaton, Dahl, Fosha and Lepley will remain as senior management of the Surviving Corporation pursuant to amended and restated employment agreements that provide for two year rolling severance and noncompete periods. If the Merger is consummated, the Company will pay Messrs. Eaton, Dahl, Fosha and Lepley and other key employees an aggregate of approximately $2.0 million in fees and bonuses in consideration for these noncompete periods and as bonuses for remaining with the Company, beginning within two months after the effective time of the Merger. In addition, if the Merger is consummated, options to purchase Parent Common Stock will be made available to Messrs. Eaton, Dahl, Fosha and Lepley and other key employees. Indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Centennial will be continued by the Surviving Corporation after the Merger.

    - THE WCAS GROUP. WCAS VI and WCAS CP II hold 2,520,193 and 246,896 shares of Common Stock, respectively, or approximately 21.1% and 2.1% of the outstanding shares of Common Stock, respectively, and will receive $40,323,088 and $3,950,336, respectively, as Cash Merger Consideration. Mr. Paul, a director of the Company, and other individual members of the WCAS Group are general partners of the respective sole general partners of WCAS VI and WCAS CP II. In addition, the Company will pay WCA Management, which employs the individual members of the WCAS Group and provides management services to WCAS VI, WCAS CP II, WCAS VIII and WCAS CP

      III, a $3.0 million fee for financial advisory services rendered to WCAS VIII and WCAS CP III in connection with the structuring of the Merger and the related financing transactions (including the equity and subordinated debt financing of the Parent and the Acquiror and the amendment of the Company's existing senior credit facility). WCA Management is owned by Patrick J. Welsh, Russell L. Carson and Bruce K. Anderson. See "Members of the Investor Group" on page 6.



    - THE SPECIAL COMMITTEE. Upon consummation of the Merger, the members of the Special Committee will receive cash for the aggregate unrealized gain on their stock options. Messrs. Scott Miller and Charles Nash will each receive $75,631 for such unrealized gain. Because Mr. Bertil Nordin, chairman of the Special Committee, will not receive any unrealized gain on his stock options, the Company agreed to pay him $75,000 for his service on the Special Committee. Each member of the Special Committee also received reimbursement of out-of-pocket expenses and regular fees for attending board or committee meetings. In addition, Mr. Nordin is a limited partner of Information Partners, for which WCA Management provides management services. Information Partners is a private investment partnership with individual limited partners that coinvest with the WCAS partnerships in investment in the information services industry. The members of the Special Committee believe that the foregoing arrangements do not affect their impartiality.


    - OTHER DIRECTORS. Two other directors have interests in members of the Investor Group. Robert Ortenzio, a director of Centennial is the residual beneficiary of a trust which is a limited partner of WCAS VI. James B. Hoover, a director of Centennial, is a former general partner and current limited partner of the respective sole general partners of WCAS VI and Welsh, Carson, Anderson & Stowe, VII, L.P., a private investment partnership and a general partner of the sole general partners of WCAS CP II and Welsh, Carson, Anderson & Stowe V, L.P., a private investment partnership in which members of the Investor Group serve as general partners.


REGULATORY APPROVALS (PAGE 39)


    Centennial is required to make filings with or obtain approvals from regulatory authorities in connection with the Merger. These consents and approvals include approval of the Federal Trade Commission, the Department of Justice, and certain state regulatory authorities. An application and notice was filed with the Federal Trade Commission and the Department of Justice on November 16, 1998. All other necessary applications and notices have been filed or are in the process of being filed.

    Centennial cannot predict whether or when the Company will obtain all required regulatory approvals or the timing of these approvals.


DISSENTERS' APPRAISAL RIGHTS (PAGE 44)



    Any shareholder of Centennial who does not vote in favor of the proposal to approve the Merger Agreement and who strictly complies with the applicable provisions of Article 13 of the Georgia Business Corporation Code has the right to dissent and be paid cash for the "fair value" for such holder's shares of Common Stock, which may be more than, the same as, or less than the Cash Merger Consideration of $16.00 a share. "Fair value" will be determined based on the value of the dissenting shares immediately before the effective time of the Merger without any appreciation or depreciation in anticipation of the Merger. If the Company and a dissenting shareholder are unable to agree upon the "fair value" for the holder's shares of Common Stock, the Superior Court of DeKalb County, Georgia will determine the "fair value". To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely, which include the requirement to give written notice to Centennial before the Special Meeting of your intent to demand payment. The applicable provisions of Article 13 are attached to this Proxy Statement as Appendix C. The Merger Agreement provides that the Parent and the Acquiror are not required to consummate the Merger if holders of more than 15% of the shares of Common Stock outstanding prior to the Merger exercise their right to dissent. Although the Parent and the Acquiror may waive this requirement, they are not required to do so. Messrs. Eaton, Dahl, Fosha and Lepley and WCAS VI have each agreed to waive their right to dissent.

MEMBERS OF THE INVESTOR GROUP



    The following diagrams illustrate the members of the Investor Group and their relationships:



                                     [LOGO]

                                  WCAS GROUP:



                                 [LOGO]

    The above diagram does not include WCAS Information Partners, L.P. ("Information Partners"), which is not a member of the WCAS Group. Information Partners and Healthcare Partners are investment partnerships with primarily individual limited partners that are much smaller than the other WCAS partnerships and that coinvest with them in the information services and healthcare industries, respectively. In addition the diagram does not reflect the fact that three additional individuals, including James B. Hoover, a director of the Company, remain general partners in the sole general partner of WCAS CP II but have no active role in its activities.

DESCRIPTION OF OWNERSHIP OF CENTENNIAL BEFORE AND AFTER THE MERGER

    The following diagrams illustrate the ownership of the Acquiror and Centennial before the Merger:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       ACQUIROR:                                                                   CENTENNIAL:
WCAS VIII                      100%                        Individual Managing Members of General Partner of WCAS VIII       1.4%
Centennial HealthCare          100%                                                                            WCAS VI      21.1%
Holdings Corporation                                                                                        WCAS CP II       2.1%
Cougar Acquisition Corp.                                                                           Healthcare Partners       0.7%
                                                                                                      Management Group      10.6%
                                                                                           Non-Affiliated Shareholders      64.1%

    The following diagram illustrates the ownership of Centennial after the
Merger:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         WCAS VIII                             77.8%
Healthcare Partners                                                .9%
WCAS CP III                                                      11.8%
Management Group                                                  5.4%
Individual Managing Members of General Partner of WCAS VIII       4.1%
and Two employees of WCA Management

                         HISTORICAL MARKET INFORMATION

    The Common Stock is traded on the Nasdaq National Market (symbol: CTEN). The following table sets forth the high and low closing bid quotations for each quarterly period since July 2, 1997, the date of the closing of Company's initial public offering of the Common Stock, and for the current fiscal year to date.


                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
1997:
Third quarter (from July 2, 1997)............................................................     23.00     16.00
Fourth quarter...............................................................................     25.125    18.125

1998:
First quarter................................................................................     25.125    19.625
Second quarter...............................................................................     25.00     16.4375
Third quarter................................................................................     20.375     7.50
Fourth quarter...............................................................................     15.50      7.375

1999:
First quarter (through March 2, 1999)........................................................     15.50     13.625



    On October 21, 1998, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Common Stock as reported by the Nasdaq Stock Market ("Nasdaq") was $8.50. On March 2, 1999, the high and low bid quotations per share of Common Stock as reported by Nasdaq were $14.25 and $13.9688.


    Since its inception, the Company has not paid any cash dividends on its Common Stock. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Common Stock prior to the closing of the Merger. Under the Company's current senior credit facility, the distribution of dividends would require lender consent. In addition, applicable laws generally limit the ability of the Company's subsidiaries to pay dividends to the extent that required regulatory capital would be impaired, which in turn further limits the Company's ability to pay dividends.

    In July 1997, Centennial completed an underwritten initial public offering of 4,600,000 shares of Common Stock (including the underwriters' exercise of their over-allotment option). The offering price per share was $16.00 and the Company received net proceeds of approximately $66.8 million.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    Certain selected consolidated historical financial data of the Company derived from the audited financial statements of the Company are set forth below. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company, related notes and other financial information incorporated by reference into this Proxy Statement.

                                                                                       SEVEN MONTHS    FOR THE YEAR ENDED
                                                           FOR THE YEAR ENDED              ENDED
                                                              DECEMBER 31,             DECEMBER 31,         MAY 31,
                                                    ---------------------------------  -------------  --------------------
                                                      1997       1996       1995(1)        1995         1995       1994
                                                    ---------  ---------  -----------  -------------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net patient service revenues....................  $ 296,321  $ 227,387   $  71,862     $  42,103    $  61,856  $  38,115
  Management fee and other revenues...............      7,952      5,661       3,364         2,108        3,362      3,384
                                                    ---------  ---------  -----------  -------------  ---------  ---------
      Total revenues..............................    304,273    233,048      75,226        44,211       65,218     41,499
  Facility operating expenses.....................    234,596    183,324      58,565        35,262       48,872     29,510
  Lease expense...................................     21,403     18,777       7,702         4,651        6,901      4,823
  Corporate administrative costs..................     16,055     11,400       5,027         3,526        3,396      2,927
  Depreciation and amortization...................      6,760      5,012         738           429          290         82
                                                    ---------  ---------  -----------  -------------  ---------  ---------
      Operating income before net interest expense
        and equity in income of unconsolidated
        partnerships..............................     25,459     14,535       3,194           343        5,759      4,157
  Interest income (expense), net..................     (8,022)    (9,373)       (176)         (116)          57        131
  Equity in income (loss) of unconsolidated
    partnerships..................................     --           (108)        448            25          (28)     1,733
                                                    ---------  ---------  -----------  -------------  ---------  ---------
      Income (loss) before income taxes and
        minority interest and extraordinary
        item......................................     17,437      5,054       3,466           252        5,788      6,021
  Provision for income taxes......................      6,800      2,092       1,389           328        2,106      2,230
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Income (loss) before minority interest and
    extraordinary item............................     10,637      2,962       2,077           (76)       3,682      3,791
  Minority interest in net income of subsidiary,
    net of income taxes...........................       (252)      (183)       (201)          (82)        (207)    --
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Net income (loss) before extraordinary item.....     10,385      2,779       1,876          (158)       3,475      3,791
  Extraordinary item--forgiveness of debt, net of
    income taxes..................................     --         --          --            --              250      1,598
  Extraordinary item--loss on extinguishment of
    debt, net of income taxes.....................       (537)    --          --            --           --         --
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Net income (loss)...............................  $   9,848      2,779       1,876     $    (158)   $   3,725  $   5,389
                                                    ---------  ---------  -----------  -------------  ---------  ---------
                                                    ---------  ---------  -----------  -------------  ---------  ---------
Per common share information (diluted):
  Income (loss) before extraordinary item.........  $    0.54  $    0.12   $    0.72     $   (0.06)   $    1.35  $    1.60
  Extraordinary item--forgiveness of debt, net of
    taxes.........................................     --         --          --            --             0.10       0.68
  Extraordinary item--loss on extinguishment of
    debt, net of income taxes.....................      (0.06)    --          --            --           --         --
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Net income (loss) (2)...........................  $    0.48  $    0.12   $    0.72     $   (0.06)   $    1.45  $    2.28
                                                    ---------  ---------  -----------  -------------  ---------  ---------
                                                    ---------  ---------  -----------  -------------  ---------  ---------
  Weighted average number of common and common
    stock equivalents outstanding (diluted).......      8,462      4,782       2,601         2,601        2,576      2,363
                                                    ---------  ---------  -----------  -------------  ---------  ---------
                                                    ---------  ---------  -----------  -------------  ---------  ---------

                                                                        AS OF DECEMBER 31,            AS OF MAY 31,
                                                                  -------------------------------  --------------------
                                                                    1997       1996       1995       1995       1994
                                                                  ---------  ---------  ---------  ---------  ---------

                                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...............................................  $  45,560  $   8,702  $   3,984  $   4,805  $   5,540
  Total assets..................................................    243,649    193,448    155,018     25,499     14,172
  Long-term debt and subordinated debt, less current
    maturities..................................................     78,913    107,795     83,559      4,558        676
  Preferred stock (3)...........................................     --         21,305     19,455      9,187      4,300
  Net shareholders' equity......................................    113,104     11,952     10,869      2,082      1,527

------------------------

(1) During 1995, the Company changed its fiscal year from May 31 to December 31 resulting in a seven month transition period ending December 31, 1995.

(2) Net income (loss) per common share for the fiscal years ended December 31, 1997 and 1996 excludes dividends and accretion on preferred stock of $5.9 million and $2.2 million, respectively.

(3) Carried at estimated redemption value with accretion of dividends charged against shareholders' equity.

RATIO OF EARNINGS TO FIXED CHARGES:

                                                                            12/31/96      12/31/97      9/30/98
                                                                          ------------  ------------  ------------
Ratio of earnings to fixed charges......................................           1.2           1.6           1.2

BOOK VALUE PER SHARE:

                                                                                                 12/31/97      9/30/98
                                                                                                -----------  -----------
Book value per common share outstanding.......................................................   $    9.53    $    9.66

                              COMPANY PROJECTIONS


    In connection with WCAS VIII's' review of the Company and in the course of the negotiations between the Company and WCAS VIII described in "Special Factors--Background of the Merger," the Company provided WCAS VIII with certain non-public business and financial information. The non-public information provided by the Company included certain projections developed over a period of time by the Company of the future operating performance of the Company and delivered in preliminary and final versions (the "Company Projections"). The final Company Projections were prepared assuming that the Company made acquisitions totaling $100 million each year and, alternatively, assuming that no acquisitions were made. The Company Projections do not give effect to the Merger or the financing thereof.


    The Company does not as a matter of course publicly disclose projections as to future revenues or earnings. The Company Projections were not prepared with a view to public disclosure and the following summary thereof is included in the Proxy Statement only because such information was made available to WCAS VIII in connection with its due diligence investigation of the Company. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different from those set forth below. The Company Projections were not prepared with a view to compliance with the published guidelines of the Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. No independent accounting firm has compiled or examined the Company Projections of total revenues and operating income for fiscal years 1999 through 2003 and no expression of assurance of any kind can be given with respect to the Company Projections or the achievability of the Company Projections. These forward-looking statements reflect numerous assumptions made by the Company's management, which are not apparent on the face of the Company Projections. In addition, factors such as industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict, may cause the Company Projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the Company Projections will be realized, and actual results may be materially greater or less than those contained in the Company Projections.

    The inclusion of the summary of the Company Projections should not be regarded as an indication that WCAS VIII or the Company or their respective financial advisors considered or consider the Company Projections to be a reliable prediction of future events, and the Company Projections should not be relied upon as such. None of the Company, WCAS VIII or any of their respective financial advisors intends to update or otherwise revise the Company Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Company Projections are shown to be in error.


    The Company provided to WCAS VIII the following preliminary Company
Projections: total revenue (assuming acquisitions) of $401.6 million, $427.3 million, $474.8 million, $546.6 million and $622.8 million; and net income of $7.6 million, $9.7 million, $11.0 million, $13.6 million and $17.2 million for fiscal years 1999 through 2003, respectively. The preliminary Company Projections were prepared for initial discussions and were based upon limited assumptions using industry averages rather than data specific to the Company. The preliminary Company Projections also did not include any impact of the proposed Medicare prospective payment system and were later refined in the final version. In preparing the preliminary Company Projections, the Company made the following material assumptions: revenues increased by 6% per year beginning in 2000 at the Company's existing facilities; management fees increased by 4% per year beginning in 1999; third party management contracts for 1,000 beds were added each year beginning in 1999; new facilities generating annual revenues of $40 million were added beginning in 2000; corporate overhead increased by 5% per year plus $1.25 million for each new 1,000 beds acquired or managed; and rent expense increased by 3% per year beginning in 1999.

    The Company provided to WCAS VIII the following final Company Projections: total revenue (assuming acquisitions of 2000 beds per year) of $467.8 million, $566.8 million, $671.5 million, $780.3 million and $896.6 million, and net income of $15.6 million, $22.5 million, $27.3 million, $32.0 million and $39.1 million for fiscal years 1999 through 2003, respectively, and total revenues (assuming no acquisitions) of $430.1 million, $450.7 million, $473.9 million. $497.8 million and $525.9 million, and net income of $16.0 million, $22.8 million, $26.6 million, $29.8 million and $34.7 million for fiscal years 1999 through 2003, respectively. The final Company Projections were based on historical data specific to the Company and took into account the effect of the new Medicare prospective payment system effective January 1, 1999 on revenues (an approximate 18% reduction over 1998 revenues at the Company's skilled nursing facilities and a 50% reduction in revenues at its therapy subsidiary), as well as necessary reductions in expenses (a 55% reduction in expenses at the Company's therapy subsidiary and a 45% reduction in expenses from third party suppliers). In preparing the final Company Projections, the Company made the following material assumptions: revenues for Medicare would be reduced by approximately 18% over 1998 revenues for the time period of 1999-2000 as the result of the implementation of the Medicare prospective payment system; revenue per patient day increased at the rate of 5% per year for private pay, managed care and VA, 3% per year for Medicaid beginning in 1999 and 2.5% for Medicare beginning in 2003; average length of patient stay increased by 3.5 days beginning in 1999; Medicaid census decreased by 3% in 1999; third party management contracts for 1,000 beds were added each year beginning in 1999; 30 third party contracts for therapy services were added each year beginning in 1999; revenues from therapy contracts would decrease by 50% in 1999 from 1998 levels as a result of the implementation of the Medicare prospective payment system; expenses at the Company's therapy subsidiary would be reduced by 55% in 1999 from 1998 levels as the result of the implementation of the Medicare prospective payment system; corporate overhead was 5.4% of revenues; and rent expense increased by 3% per year. WCAS VIII took this information included in the final Company Projections together with its own analysis, into account in determining whether to enter into the Merger Agreement.



    Other than the preliminary Company Projections that were based on industry standards, the Company did not and has not prepared any projections of revenue or net income for the period 1999 through 2003 without considering the effect of the new Medicare prospective payment system. If these projections were prepared (using the same assumptions as used in the final Company Projections), it could be reasonably expected that they would show higher revenues and net income for most, if not all, of that time period than are shown in the final Company Projections.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    GENERAL. In 1998, changes in the capital markets began to impede the Company's growth strategy. The Company had historically grown in size and profitability primarily through acquisitions. From the beginning of 1998, acquisition prices increased and during the second half of the year, changes in the capital markets made debt and equity financing more difficult to obtain. Both of these factors made acquisitions more difficult.

    In addition, the Company's growth strategy has been affected by a new Medicare prospective payment system ("PPS") contained in the Balanced Budget Act of 1997 enacted in August 1997. Prior to PPS, the Company's skilled nursing care facilities have operated under a "cost plus" Medicare reimbursement system. PPS is a program for implementing $9.5 billion of Medicare spending reductions over the next five years for skilled nursing care facilities such as those operated by the Company. PPS payments are based on per diem rates and cover all costs of furnishing covered services to the residents of the facility. Under PPS, each resident of the Company's facilities will be classified into 1 of 44 mutually exclusive Resource Utilization Groups (RUG) categories based upon the resident's clinical condition, extent of services need and functional status. Periodic reassessment of residents is required on a set schedule to determine whether the resident is in the correct RUG category, as well as when a resident's condition changes. The facility will receive payment under Medicare based upon each resident's RUG category, there being a separate rate for each RUG category. As a result, accurate classification of each resident into his or her appropriate RUG category is crucial to the facility receiving the appropriate payment for services provided to that resident. Overall, the rates to be received by the Company at its facilities under PPS are less than rates received by the Company under the prior "cost plus" reimbursement system.

    PPS was fully effective for the Company in January 1999. Management initially believed that PPS would not have an adverse effect on earnings when fully implemented because the decreased revenues under PPS would be offset by anticipated cost reductions. These anticipated costs reductions will require the Company to seek substantial cost savings from third party suppliers, as well as its own subsidiaries providing rehabilitation therapy services to the Company's skilled nursing care facilities.

    In June 1998, management commenced a comprehensive internal study of the effects of PPS on the Company's results for the first five months of 1998, on a pro forma basis as if PPS was fully effective in 1998. The preliminary results of that study, which were available in early August 1998, indicated that even if the Company was successful in reducing ongoing costs to match revenue reductions under PPS, the implementation of PPS would cause it to incur significant additional training, implementation and other costs and expenses of approximately $2.5 million in the last half of 1998 and approximately $3.0 million in the first half of 1999 that could not be recovered from revenues. These costs and expenses include the need for additional staffing at the facilities and corporate offices to assist in the classifying of residents into the proper RUG category, travel costs associated with sending trainers to the facilities and personnel from the facilities to the corporate offices of the Company to provide and receive training in classifying residents into the proper RUG category, training in the requirements of the new PPS system and inefficiencies associated with implementation of a new, radically different reimbursement program at both the facility and corporate office level.

    This changing environment led management to evaluate various alternatives for the future of the Company during the second and third quarters of 1998. While it was expected that strategic acquisition opportunities would continue to exist, such opportunities would require significant capital that would be more expensive or dilutive in the current economic environment. Management noted that as a public company being an aggressive acquiror during this period of uncertainty might erode the Company's stock price. In addition, the prospective impact of PPS on the nursing home industry was creating uncertainty concerning the Company's ability to reduce costs sufficiently, even without taking into account the additional costs indicated by the Company's study, and management believed that this uncertainty might further depress the Company's stock price. Each of these factors led management to the conclusion that it was in the best interest of the Company's shareholders to consider strategic alternatives for the Company.

    EVENTS LEADING TO THE MERGER. During May and June 1998, representatives of WCAS VIII had informal discussions with senior management of the Company (initiated by senior management of the Company) and representatives of BT Alex. Brown Incorporated ("BT Alex. Brown"), with respect to a possible acquisition of the Company that would be sponsored by WCAS VIII and include a significant investment by management. BT Alex. Brown at the request of senior management of the Company, prepared for the Company an analysis in April 1998 of an acquisition by the Company of another entity in the long-term care sector, as well as the Company "going private." This analysis was prepared to assist senior management in evaluating strategic opportunities for the Company and led to the Company formally engaging BT Alex. Brown on June 3, 1998 to assist the Company in performing these evaluations. Senior management of the Company decided to share this analysis prepared by BT Alex. Brown with representatives of WCAS VIII and led to the informal discussions between WCAS VIII and senior management in May and June 1998. Senior management shared this analysis with the representatives of WCAS VIII (some of whom were also representatives of WCAS VI, the Company's largest shareholder) because of the resources (including availability of capital) of WCAS VIII, which could be used by the Company in pursuing the strategic opportunities for the Company outlined in the BT Alex. Brown analysis. These discussions included a visit by Messrs. Eaton and Dahl and representatives of BT Alex. Brown on June 24, 1998 to the New York offices of WCAS VIII. On July 10, 1998, WCAS VIII and the Company entered into a confidentiality agreement, and subject thereto, the Company subsequently provided WCAS VIII with the preliminary Company Projections.


    Commencing on July 11, 1998, WCAS VIII and its accounting advisors began conducting a business and financial "due diligence" review of the Company at its offices in Atlanta and at the WCAS VIII offices in New York, and on July 23, 1998, representatives of WCAS VIII traveled to the Company's Atlanta offices where they met with members of the Company's senior management and representatives of BT Alex. Brown and discussed the Company's financial condition and the preliminary Company Projections that had been provided.

    At the Board's July 28, 1998 regular quarterly meeting, management discussed the preliminary results of its study of the anticipated effects of PPS on the operations of the Company, and the Board unanimously determined to make public disclosure as soon as possible. After the conclusion of the meeting, Mr. Eaton also informed the Company's directors of management's discussions with representatives of WCAS VIII.

    On August 4, 1998, the Company issued a press release that stated that the Company expected its financial results for the second quarter ended June 30, 1998 to meet the published consensus estimates. The Company also announced with its second quarter earnings on August 4, 1998 that it expected to incur costs of $1.0 million and $1.5 million for the third and fourth quarters of 1998, respectively, related to training, implementation and other compliance costs to prepare for PPS. On August 4, 1998, the date the Company announced its earnings for second quarter, the per share price of the Company's Common Stock dropped from $14.75 to $7.50.

    During August 1998 the Company finalized its analysis of the potential effects from PPS, and during September 1998, Mr. Eaton, other members of senior management and representatives of BT Alex. Brown met several times with representatives of WCAS VIII to discuss the possibility of acquiring the Company. Prior to a meeting on September 17, 1998, the Company furnished to representatives of WCAS VIII revised financial projections. The revisions reflected the effect of the anticipated expense increases which had been discussed at the July 28, 1998 Board meeting and publicly disclosed in the August 4, 1998 press release. At this meeting, the revised and final Company Projections were explained to the representatives of WCAS VIII and discussed with members of the Company's accounting staff and senior management.

    On September 22, 1998, legal and special regulatory counsel for WCAS VIII commenced a legal and regulatory "due diligence" review of the Company, and, on September 25, 1998, WCAS VIII delivered to the Company a nonbinding written expression of interest in pursuing a possible acquisition of the Company by a new entity to be formed by WCAS VIII (the "Initial Proposal"). This Initial Proposal expressed the interest of WCAS VIII in acquiring the Company through a to-be-formed company in exchange for cash and was contingent on Messrs. Eaton, Dahl, Fosha and Lepley, and potentially other members of management, participating in the proposed acquisition as investors and officers of the acquiror. The Initial Proposal did not make any reference to potential pricing terms.

    A special meeting of the Board was scheduled for September 28, 1998 to discuss the Initial Proposal. At the special meeting, Andrew M. Paul, a member of the Board, and a general partner of the sole general partner of WCAS VI, the owner of approximately 23% of the Common Stock, outlined the provisions of the Initial Proposal. At the special meeting, the Board discussed the likelihood that management and Mr. Paul would have a continuing financial interest in any transaction arising out of the Initial Proposal. The Board determined to increase the number of directors by two members, who would not be members of management or managing members or general partners of the general partners of WCAS VI, WCAS CP II, Healthcare Partners, WCAS VIII or WCAS CP III or employees of WCA Management and would serve as two of the three members of the Special Committee. The Special Committee was authorized to engage advisors to assist in evaluating relevant factors and review and evaluate the Initial Proposal, and, if considered reasonable in light of all circumstances and the recommendation of its advisors, to explore additional merger offers and to recommend to the Board those actions that the Special Committee believed, in the exercise of its business judgment, to be in the best interests of the Company and its shareholders. The Board appointed W. Scott Miller and Charles D. Nash as directors and named them as members of the Special Committee, together with Bertil D. Nordin as Chairman, who was not employed by the Company and was not participating in the proposed transaction. The Board further authorized the Special Committee to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed reasonable and necessary to fully and adequately make determinations and to conduct negotiations with WCAS VIII regarding the terms of the proposed transaction and to otherwise fulfill its duties.

    The Special Committee engaged Kilpatrick Stockton LLP ("Kilpatrick Stockton") as its legal counsel to advise the Special Committee regarding its duties in connection with a possible sale of the Company. The Special Committee and its legal counsel discussed on several occasions the procedures to be followed in analyzing any offer from WCAS VIII to acquire the Company. Counsel advised the Special Committee concerning the Special Committee's legal responsibilities and the legal principles applicable to, and the legal consequences of, actions taken by the Special Committee with respect to the offer by WCAS VIII.

    The Special Committee selected J.P. Morgan to serve as its financial advisor for the purpose of advising the Special Committee and assisting the Special Committee in negotiations with WCAS VIII and to deliver a fairness opinion to the Special Committee in connection with the proposed transaction. The Special Committee instructed J.P. Morgan to commence its investigation and analysis of the value of the Company and the Initial Proposal.

    During the period from October 9 to October 19, 1998, J.P. Morgan reviewed financial and other information concerning the Company, including the Company's audited and interim financial statements, the Company Projections, and the Company's internal study of the effects of PPS on the Company, and other information concerning the Company described below in "--Opinion of Financial Advisor." J.P. Morgan also met with members of the Company's management, as well as the Company's independent auditors.

    On October 10, 1998, the Special Committee received a preliminary draft of a merger agreement from legal counsel to WCAS VIII, who indicated that the draft was being circulated prior to delivery of any offer from WCAS VIII in order to expedite the Special Committee's review of the agreement's basic terms and to allow the Company time to prepare disclosure schedules should WCAS VIII determine to make an offer. The draft merger agreement did not contain pricing terms. Although the Initial Proposal and the draft merger agreement did not contain pricing terms, the Special Committee evaluated the Initial Proposal based on the Special Committee's expectation that WCAS VIII would make an offer at a price reflecting a premium to the then-current market price.

    On October 13, 1998, the Special Committee met with the Company's independent auditors, members of Company management, J.P. Morgan and Kilpatrick Stockton to review the Company's financial position and financial statements. Company management also discussed the financial and operating implications of PPS. Company management indicated that moving from a "cost plus" Medicare reimbursement system to PPS would require significant reengineering of the manner in which companies in the Company's industry segment tracked reimbursable activities at the point of care in nursing facilities. These efforts would require significant training costs and information technology systems. Management reported that the participants in this industry segment are perceived by the financial community as facing significant operating and earnings challenges in transitioning to PPS and this was affecting the market price of the shares of these companies, including the Company. Management reported that the results of the study of the effects of PPS on the operations of the Company for the first five months of 1998 indicated that PPS would have a negative effect of approximately $25 million on projected gross revenues of approximately $350 million, but would be earnings neutral (that is, decreased revenues would be offset by, decreased expenses resulting in no change in earnings), except for costs allocable to the transition to PPS of $2.5 million in the last half of 1998 and $3 million in the first half of 1999. Management reported, however, that even a relatively small variance of $200,000 to $300,000 in expenses or revenues, as well as problems with Medicare implementing the PPS payment scheme, would put the quarterly earnings and cash flows of the Company at substantial risk in 1999 and 2000.

    At the October 13 meeting, Mr. Eaton reported that the Company had engaged SunTrust Equitable Securities in September 1998 to explore financing alternatives for the potential acquisition of the Company. Mr. Eaton reported that the Company had received a "highly confident" financing letter from a major financial institution that expressed a willingness to provide debt financing for the purchase of the Company. Mr. Eaton noted that the financing letter was subject to conditions and was not a commitment to provide funds. Mr. Eaton reported that this financing could be utilized by a group that had sufficient equity to purchase the Company but needed financing to complete such a transaction.

    On October 16, 1998, the Special Committee met with Kilpatrick Stockton to discuss the preliminary draft merger agreement. Kilpatrick Stockton delivered the comments of the Special Committee and the Company to Reboul, MacMurray, Hewitt, Maynard & Kristol ("Reboul MacMurray"), legal counsel for WCAS VIII, and held further discussions with Reboul MacMurray on October 18 and 19, 1998 regarding the terms of the draft merger agreement.

    The Special Committee discussed in detail the desirability of retaining the flexibility to entertain competing offers from other interested potential acquirors, should those acquirors approach the Company with a competing offer. The Special Committee believed that this flexibility to entertain competing offers would simulate an auction environment and encourage any interested acquirors to come forward. In order to retain this flexibility, the Special Committee directed Kilpatrick Stockton to seek terms in the Merger Agreement which would minimize the termination fees the Company would have to pay if the Company terminated the Merger Agreement to pursue a competing proposal, and which would permit the Company to publicly announce its ability to entertain competing proposals, even if the Company could not otherwise initiate or solicit them. The Special Committee believed that if the Company were not permitted to entertain competing offers or if the termination fees were high, potential acquirors would be less likely to approach the Company with competing offers.

    On October 19, 1998, J.P. Morgan held informal discussions with representatives of WCAS VIII with regard to the timing and possible terms of a formal offer to acquire the Company. Mr. Nordin met with J.P. Morgan and Kilpatrick Stockton to discuss the results of those informal discussions. J.P. Morgan reported to the Special Committee that, based on its conversations with WCAS VIII, it expected that WCAS VIII would make an initial offer in the range of $14 to $15 per share, but that J.P. Morgan believed that WCAS VIII might be willing to offer as much as $16 per share.

    On October 20, 1998, J.P. Morgan met with the Special Committee and its legal counsel to discuss general economic factors affecting the Company's industry segment, the expected impact of PPS on the Company's financial and operating results and the availability of capital in the public markets to finance the Company's acquisition strategy. The Special Committee discussed whether, in light of those and other factors, it should continue discussions with WCAS VIII if the offer from WCAS VIII fell in the range of

$14 to $16 per share, as expected. The Special Committee determined that a fully financed cash offer in that range could be in the best interests of the Company and its shareholders, and resolved to continue discussions.

    At the October 20 meeting, J.P. Morgan led a discussion addressing the positives and negatives of soliciting alternative offers prior to entering into a binding agreement as opposed to entering into an agreement with a market check mechanism. J.P. Morgan stated that, so long as the Company retained the right to accept unsolicited bids and could note this ability in the press release announcing the transaction, it could effectively simulate an auction environment. J.P. Morgan noted that the group of potential bidders was relatively small and that it was reasonable to expect that all potential bidders would be fully aware of the availability of the Company through such a press release. J.P. Morgan noted that such a procedure might be preferable to an auction prior to entering into a binding agreement because the failure of any other buyer to meet or match a price in the range expected to be offered by WCAS VIII might lead WCAS VIII to lower its offer, or even withdraw from the process altogether. Given that affiliates of WCAS VIII already owned approximately 23% of the Company, the Special Committee considered it quite possible that other potential bidders in an open auction context would not materialize. The Special Committee determined that if the bid were in the $14 to $16 per share range that was anticipated, the Company could offer to accept a no-shop provision (which would prevent the Company from soliciting or accepting competing bids or alternative transactions), with a fiduciary out (which would allow the Board to ignore the no-shop provision if the Board determined after consulting with legal counsel that in order to satisfy their fiduciary duties to the Company and its shareholders the Board had to consider or solicit competing bids or alternative transactions), in exchange for a lower termination fee and minimal expense reimbursement.

    On October 21, 1998, Reboul MacMurray, Kilpatrick Stockton and Company counsel continued negotiations with respect to the draft merger agreement, while J.P. Morgan met with the Special Committee and its legal counsel in anticipation of receiving an offer from WCAS VIII. After the market closed on October 21, representatives of WCAS VIII met with the Special Committee to deliver its offer to acquire the Company. The offer consisted of a fully financed, cash purchase price of $15 per share, and a termination fee equal to 3% of the aggregate value of the transaction, including debt assumed (approximately $9 million in the aggregate), plus their out-of-pocket expenses. The representatives of WCAS VIII stressed that they would agree to the Special Committee's demand from prior discussions that there would be no financing condition, which they believed would be a significant advantage in today's marketplace. The WCAS VIII representatives stated that they thought that an auction of the entire Company would be disruptive and would likely result in a price that was lower than WCAS VIII would be willing to commit to pay at that time. They stated that their intent was to offer a "preemptive price" that would be substantially higher than any other bidder might reasonably be expected to offer, but that they would only do so in a binding agreement prior to the implementation of any market checks that would permit the Company to receive and consider offers from parties other than WCAS VIII.

    The Special Committee invited Mr. Eaton and Mr. Dahl into the meeting at that time. The Special Committee inquired of Mr. Eaton and Mr. Dahl if management would be in a position to initiate an alternative proposal based on the "highly confident" financing letter the Company had previously obtained through SunTrust Equitable Securities. Mr. Eaton responded that management was not prepared at that time to make an alternative proposal, but that if a price below $16 per share were likely to be accepted, management would reconsider. Mr. Eaton and Mr. Dahl also described for the Special Committee the material terms of management's individual employment and equity arrangements with WCAS VIII if the proposed acquisition were to proceed.

    The Special Committee then met with Kilpatrick Stockton and J.P. Morgan to discuss the proposal. Representatives of Kilpatrick Stockton reviewed again with the members of the Special Committee their legal duties in connection with the consideration of the offer. Representatives of J.P. Morgan discussed with the Special Committee the analyses they had performed to produce a range of implied values for the Company's Common Stock. The Special Committee also discussed with J.P. Morgan its findings in connection with J.P. Morgan's investigation of the Company and questioned J.P. Morgan concerning the assumptions made in connection with its analyses and the facts on which these analyses were based. J.P. Morgan explained to the Special Committee the assumptions, methodologies and relative limits of its analyses. J.P. Morgan then provided the Special Committee with materials outlining its valuation analyses.

    After considerable discussion of the adequacy of the proposed purchase price and the size and nature of the termination fee, the Special Committee directed J.P. Morgan to seek to negotiate a price of at least $16 per share with a meaningful market check and a lower termination fee. The Special Committee also authorized Kilpatrick Stockton to continue to negotiate the terms of the definitive Merger Agreement.

    J.P. Morgan met with the WCAS VIII representatives to discuss the initial offer of $15.00 per share, the amount of the termination fee and certain other matters. The WCAS VIII representatives informed J.P. Morgan that they would review their initial proposal and respond to J.P. Morgan. Later that evening, the WCAS VIII representatives increased the offer to $16 per share, and lowered the termination fee to a fixed fee of $6 million, inclusive of out-of-pocket expenses. They stated that they were willing to increase the offer to $16 per share because they recognized the significance of the Company's initial public offering price, but that they were not willing to increase the offer any further. The WCAS VIII representatives also agreed to condition the acquisition on receipt of approval of a majority of the shares owned by shareholders unaffiliated with the Investor Group and voted at a special meeting to approve the Merger, and to allow any press releases announcing the transaction to reference the Company's ability to entertain unsolicited alternative proposals.

    The Special Committee then discussed in private with its advisors its desire to cause some premium above the $16 per share level, which had been the initial public offering price. After substantial discussion, it was decided that J.P. Morgan representatives would make a proposal in the alternative to WCAS VIII, offering the full $6 million termination fee for a per share price of $16.50 or a lower termination fee for the per share price of $16. After receiving this revised proposal, the WCAS VIII representatives indicated that $16 per share was its "best and final offer," but that they were willing to decrease the termination fee to a flat $3 million, inclusive of all expenses.

    During the course of the Special Committee's meetings, the Special Committee and its advisors again discussed in detail whether a full auction of the Company would be a more advisable course of action than entering into a binding commitment with market check features as was being proposed by WCAS VIII. The Special Committee determined to negotiate a binding agreement with WCAS VIII rather than pursuing an auction based on (i) the belief that conducting an auction would cause WCAS VIII to withdraw its offer, (ii) concerns that a vigorous auction might not materialize in any event, and (iii) the conclusion that the fiduciary out provisions giving the Company the ability to discuss unsolicited alternative proposals, announcement of such ability in the press release, the relatively low termination fee, and the extended time during which these provisions could operate, were effective means of simulating an auction environment.

    The Special Committee, together with representatives of J.P. Morgan and Kilpatrick Stockton, met to consider the revised $16 per share cash offer by WCAS VIII. J.P. Morgan indicated that based on the discussions with WCAS VIII representatives, it believed that the $16.00 per share offer was the best offer available from WCAS VIII. Because such price was consistent with and supported by J.P. Morgan's valuation methodologies as a whole, J.P. Morgan indicated that it would be able to deliver an opinion that the $16.00 per share price was fair to the Public Shareholders from a financial point of view. The Special Committee discussed the $16.00 per share offer in detail, and examined the advantages and disadvantages of continuing to urge WCAS VIII to make an even higher offer, including its ability to decline to proceed with the transaction if the Special Committee insisted on a higher price, with the result that the Non-Affiliated Shareholders might not have the opportunity to consider a transaction that offered a substantial premium for their shares.

    Based in part on the J.P. Morgan opinion and the valuation analyses presented by J.P. Morgan to the Special Committee during the October 21 meeting, the Special Committee's belief that the $16.00 per share price was the best offer available and the other factors described below in "SPECIAL FACTORS--

The Special Committee's and Board's Recommendation," the Special Committee unanimously decided to recommend the approval and adoption of the $16.00 per share offer. Representatives of Kilpatrick Stockton, the Company, Reboul MacMurray and WCAS VIII then held meetings during the late evening and early morning of October 22 to resolve the remaining terms of the proposed Merger Agreement, resulting in a Merger Agreement mutually satisfactory to WCAS VIII and the Special Committee.

    On October 22, 1998, prior to the opening of trading on Nasdaq, the Board met to receive the report of the Special Committee. At this meeting, Mr. Nordin, Chairman of the Special Committee, gave the report of the Special Committee in which the Special Committee unanimously recommended to the Board that the Board accept the $16.00 offer and approve and adopt the Merger Agreement. At the Board meeting, J.P. Morgan also summarized its presentation given to the Special Committee on October 21 for the full Board, and reaffirmed its opinion that the $16.00 per share offer was fair to the Non-Affiliated Shareholders from a financial point of view. After considerable discussion, the Board, with Mr. Paul abstaining, approved the Merger Agreement and resolved to recommend the approval of the Merger Agreement and the Merger to the shareholders of the Company.

    At the conclusion of the October 22, 1998 meeting, the Company issued a press release announcing that based on the unanimous recommendation of the Special Committee, the Board (with Mr. Paul abstaining) had approved WCAS VIII's merger proposal and the offer of $16.00 per share in cash. A majority of the non-employee directors approved the merger proposal.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

    The full Board formed the Special Committee, comprised of three directors, to review and evaluate the proposed transaction because it appeared that all of the directors except Mr. Nordin and the newly appointed members, Messrs. Miller and Nash, would have a substantial financial interest in the proposed transaction. The Special Committee unanimously recommended to the Board that the Merger Agreement be approved and that it be recommended to the shareholders of the Company. Following the unanimous recommendation of the Special Committee, the Board (with Mr. Paul abstaining) approved the Merger Agreement and recommended that the shareholders of the Company approve the Merger Agreement. Although Mr. Paul disclosed his interest in the proposed Merger to the other members of the Board and was entitled to vote to approve the Merger under Georgia law, he chose to abstain to avoid any appearance of conflict of interest. In connection with the foregoing, the Special Committee and the Board (with Mr. Paul abstaining) determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair and in the best interests of the Non-Affiliated Shareholders. A majority of the non-employee directors approved the Merger. In connection with their recommendations, the Special Committee and the Board each adopted the analyses and findings of the Special Committee's financial advisor, J.P. Morgan. See "SPECIAL FACTORS--Opinion of Financial Advisor." THE SPECIAL COMMITTEE AND THE BOARD RECOMMEND THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

    The Special Committee met on 8 occasions between October 1, 1998 and the date of this Proxy Statement, in person or by telephone conference, to consider developments relating to a possible sale of the Company. The Special Committee was assisted in its deliberations by its financial advisor, J.P. Morgan, and its legal counsel, Kilpatrick Stockton. At a meeting held on October 21, 1998, the Special Committee determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair and in the best interests of the Non-Affiliated Shareholders of the Company and recommended that the full Board approve the Merger Agreement. The Special Committee is unaware of any development since its October 21, 1998 meeting that would affect its determination, and, accordingly, the Special Committee reconfirms, as of the date of this Proxy Statement, its determination that the Merger, the Merger Agreement and the transactions contemplated thereby are fair and in the best interests of the Non-Affiliated Shareholders of the Company. Based on the foregoing, the Board also reconfirms, as of the date of this Proxy Statement, its determination that the Merger, the Merger Agreement and the transactions contemplated thereby are fair and in the best interests of the Non-Affiliated Shareholders of the Company.

    The material factors the Special Committee evaluated in connection with the Merger are described below. Except as noted below, the Special Committee considered the following factors to be positive factors supporting its determination that the Merger is fair and in the best interest of the Non-Affiliated Shareholders. In arriving at its decision, the Special Committee gave the most weight to:

        (i) Its view that the new PPS coming into effect in 1998, 1999 and future years for Medicare reimbursement could cause the Company's financial results in the near term to fluctuate significantly, causing the value of the shares of the Company, as well as other participants in the Company's industry, to be reduced significantly in the public markets. Based on interviews with Company management, a review of the Company's PPS study and discussions with J.P. Morgan, the Special Committee believes that moving from a cost-plus Medicare reimbursement system to PPS will require significant re-engineering of the manner in which companies in the Company's industry segment track reimbursable activities at the point of care in nursing facilities. These efforts are expected to require significant expenditures for training and information technology systems. The participants in this industry segment are perceived by the financial community as facing significant operating and earnings challenges in transitioning to PPS, which is negatively affecting the market price of the shares of these companies. Although the Company's study of the effects of PPS predicts that PPS will ultimately be earnings neutral, these results are dependent upon the Company achieving significant expense reductions, both internally and from third party suppliers. Relatively small variances of $200,000 to $300,000 in the Company's assumptions regarding revenues or expenses would place the Company's earnings at substantial risk. Although can also be no assurance that the Company will be able to obtain the required reductions in expenses or reach the level of revenues necessary to maintain its earnings at current levels, the Company currently believes it will be successful.


        (ii) Its view that the Company's acquisition strategy would be difficult to implement as a public company due to the limited availability of financing in the public markets at this time. The Company has grown historically through acquisitions, and acquisitions remain a significant component of the Company's growth strategy. The recent acquisition by the Company of Flatley Rehabilitation & Nursing Centers required a modification of the Company's existing credit facility. Only two of the eight participating financial institutions in Centennial's existing credit facility agreed to participate in this modification for the Flatley acquisition and increased the interest rate by approximately 1.5%. The Company will need additional debt and equity financing to pursue a growth strategy through acquisitions. This reluctance by the Company's current lenders to advance additional funds for acquisitions by the Company is indicative of the difficulty that can be reasonably anticipated in arranging this necessary additional debt and equity financing.


        Historically, the minority of the Company's revenue growth has come from its existing facilities. There is not a great potential for significant increase in revenues at the Company's existing facilities. Acquisitions represent the most viable method of increasing the Company's revenues. Without acquisitions, it can be anticipated that the Company's revenues and earnings will not grow significantly, or reflect, any increase in the Company's share price.

        The Special Committee was advised by J.P. Morgan that the availability of debt and equity financing in the public markets may be limited as a result of the disruption in the capital markets, and the Company's reduced stock price would likely make acquisitions more expensive and dilutive to earnings because the Company will have to issue a greater number of shares to raise the same amount of equity necessary for its acquisitions. In this connection, the Special Committee considered that the Company may be managed more effectively as a private company not subject to pressures from public shareholders and market professionals to maintain and grow earnings per share. The Special Committee believes that as a private company the Company would have greater flexibility to consider business strategies that have long-term benefits (including acquisitions which are often dilutive in the short term), but that would adversely impact earnings per share and the market price of the Common Stock in the short term if the Company were public. As a private company, the Company would also have greater flexibility to wait for the financing markets to improve, because the Company would not be subject to the pressures on a public company to maintain and grow revenues on a quarterly and annual basis.

       (iii) Its belief that it was unlikely another bidder would make a definitive proposal that would result in a transaction providing greater value to the Non-Affiliated Shareholders, and its conclusion that provisions of the Merger Agreement permitting the Board, in the exercise of its fiduciary duties, to consider competing bids, to announce its willingness to consider such bids in a press release, and the reasonable termination fees imposed on the Company if the Board were to accept an alternative proposal, would facilitate any competing bid. In addition, the Special Committee believed that the $16.00 per share price was the highest price that could be obtained from WCAS VIII, and considered the possibility that WCAS VIII would withdraw its bid if its proposal was used to attempt to generate higher bids from third parties. The Special Committee was advised by J.P. Morgan that the group of potential bidders for the Company was relatively small, and that the ownership by WCAS VI and its affiliates of a significant portion of the outstanding Common Stock (approximately 23%) could deter these bidders from making competing offers.

        (iv) J.P. Morgan's oral opinion delivered to the Special Committee on October 21, 1998, reconfirmed in writing as of October 22, 1998, that the $16.00 per share in cash to be received by the Non-Affiliated Shareholders was fair to such holders from a financial point of view. The full text of the written opinion of J.P. Morgan reaffirmed as of the date of this Proxy Statement, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Appendix B and is incorporated herein by reference. The Special Committee and the Board adopted the analyses and findings of J.P. Morgan in their determination that the Merger is fair to the Non-Affiliated Shareholders. The Company's shareholders are urged to and should read such opinion in its entirety. In reaching its opinion as to the fairness of the Merger, J.P. Morgan employed generally accepted valuation methods. These methods included an analysis of public company trading multiples, which implied a value for the Company's stock of $8.50 to $12.00 per share; a discounted cash flow analysis, which indicated a range of equity values between $12.00 and $18.00 per share; and a selected transaction analysis, which suggested an estimated range of equity values of between $20.00 and $23.00 per share. These analyses are all more fully described in "--Opinion of Financial Advisor." The Special Committee was aware that the values suggested by J.P. Morgan's selected transaction analysis appeared to imply that the Company's stock might be worth more than the price offered by WCAS VIII, but the Special Committee noted that all of the transactions underlying that analysis took place prior to the July 1998 downturn in the long-term-care sector, and that, as a result, J.P. Morgan believed that the valuations reflected in those transactions were less reliable as an indicator of the Company's value after the downturn.

        (v) The proposed terms and conditions of the Merger Agreement. In particular, the Special Committee considered the fact that the Merger Agreement does not provide for unreasonable termination fees and expense reimbursement obligations which would have the effect of unreasonably discouraging competing bids and that, subject to the satisfaction of specified conditions, the Board would be able to withdraw or modify its recommendation to the shareholders regarding the Merger and enter into an agreement with respect to a more favorable transaction with a third party, if such a transaction becomes available prior to the consummation of the Merger. In addition, the Merger Agreement allows the Company to indicate in its press release announcing the execution of the Merger Agreement that the Company may respond to unsolicited proposals from alternative bidders, and the lack of a time limit on the Board's ability to consider alternative proposals allows the Board to effectively consider such proposals up until the consummation of the Merger. See "THE MERGER."

        (vi) The condition in the Merger Agreement that the Merger be approved by a majority of the shares voted at the Special Meeting held by Non-Affiliated Shareholders. Under the terms of the Merger Agreement, the Merger must be approved by both a majority of the outstanding shares of Common Stock and a majority of the shares voted at the Special Meeting by Non-Affiliated Shareholders. The Special Committee believed the approval by a majority of the shares voted at the

    Special Meeting by Non-Affiliated Shareholders, which is not required under applicable law, was an important safeguard in light of the significant percentage of shares held by the members of the Investor Group and their respective affiliates.

       (vii) The market price of the Common Stock, which Common Stock on October 15, 1998, one week prior to the announcement of the Merger, had closed at $7.875 per share, and the premium over such price (as well as over the $8.50 closing per share market price on October 21, 1998) represented by the $16.00 per share to be received by the Non-Affiliated Shareholders in the Merger. In addition, the Special Committee considered J.P. Morgan's analyses of the premiums paid in comparable merger transactions, which indicated that the average premiums paid over the target stock prices one week prior to the announcement date was 36%.

      (viii) The financial ability and obligation of the Acquiror to consummate the Merger. The Merger Agreement does not condition the Acquiror's obligations to consummate the Merger on the Acquiror's ability to obtain financing for the Merger. WCAS VIII has provided to the Company a commitment letter dated October 22, 1998, from WCAS VIII and WCAS CP III pursuant to which such parties have committed, subject only to the terms and conditions of the Merger Agreement, to provide the Acquiror with up to an aggregate of $210 million of financing and to ensure the performance of the Acquiror under the Merger Agreement.

        (ix) The ability of shareholders who may not support the Merger to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under Georgia law. The Special Committee felt that it was important that Georgia law provides shareholders with the opportunity to exercise appraisal rights and to seek a determination in court of the fair value of their shares if they are dissatisfied with the consideration offered in the Merger.

        (x) The only potentially negative factor considered by the Special Committee was the actual or potential conflicts of interest to which Messrs. Eaton, Dahl, Paul, Ortenzio and Hoover and their affiliates are subject in connection with the Merger, as follows:


    - The Special Committee considered that members of the Management Group will own shares of Parent Common Stock, representing approximately 5.4% of the Parent's outstanding capital stock and that the Parent will grant options to Messrs. Eaton, Dahl, Fosha and Lepley and other current officers and key employees of the Company to acquire shares of Parent Common Stock representing an aggregate of approximately 12.3% of Parent's fully diluted equity. The Special Committee further considered that the Management Group will enter into employment agreements with the Surviving Corporation amending their existing employment agreements with the Company, and that such employment agreements will provide for the payment to them of base salaries, possible annual cash bonuses and potential severance benefits.



    - The Special Committee considered that WCAS VIII has given each member of the Management Group an opportunity to roll over a substantial portion of his equity investment in the Company into an investment in the Parent. The Special Committee considered that the rollover of a substantial portion of current equity investment in the Company would indicate a level of confidence in the Company's prospects that might be inconsistent with the Special Committee's assessment of the risks associated with the Company's future, but the Special Committee noted that the Management Group believed that the Company would likely have better access to capital as a private Company controlled by a shareholder such as WCAS VIII with better access to private capital. The Special Committee also considered that as a private company Centennial could operate free from the pressures of public shareholders and securities analysts to report predictable growth in earnings from quarter to quarter. As discussed in factor (i) above, one of the expected effects of PPS on Centennial is considerable fluctuation in its financial results, causing the value of the stock of Centennial and other companies in the industry to be reduced significantly in the public markets.


    In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Special Committee found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the Merger is fair to, and in the best interests of, the Non-Affiliated Shareholders. Rather, the Special Committee viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the Merger on the Non-Affiliated Shareholders compared to any alternative transaction and the likely effect of rejecting the Merger proposal.

    The Special Committee noted that approximately 35% of the outstanding shares of Common Stock are held by persons who have expressed their intention or agreed in writing to vote their shares of Common Stock in favor of the Merger, including members of the Investor Group. The Special Committee also considered that the obligation of the Company to consummate the Merger is conditioned upon the favorable vote of a majority of the shares held by Non-Affiliated Shareholders voting at the Special Meeting.

    The Special Committee believes that the procedure that was followed in determining the purchase price to be paid to the shareholders of the Company was fair to the Non-Affiliated Shareholders. As described above, the eight person Board (a majority of whom are members of the Management Group or affiliated with the WCAS Group) appointed as the only members of the Special Committee three non-employee directors who were not members of or affiliated with the Investor Group and granted the Special Committee exclusive authority on behalf of the Board to review, evaluate and negotiate the transaction proposed by management. The Merger Agreement negotiated by the Special Committee contains provisions that would enable the Board to withdraw or modify its recommendation to the shareholders regarding the Merger and to enter into an agreement with respect to a more favorable transaction with a third party, and contains provisions (without which the Special Committee believes WCAS VIII would not have entered into the Merger Agreement) imposing upon the Company termination fee and expense reimbursement obligations that, in the view of the Special Committee, are reasonable and would not have the effect of unreasonably discouraging competing bids. Further, the shareholders of the Company may dissent from the Merger and be paid cash for the "fair value" of their shares as determined in accordance with Georgia law. In addition, the Merger is structured to require both the approval of a majority of the outstanding shares of Common Stock and approval of a majority of the shares held by Non-Affiliated Shareholders voting at the Special Meeting, and the Special Committee believes, as of the date of this Proxy Statement and for this and the reasons set forth above, that the Merger is procedurally fair to the Non-Affiliated Shareholders.

    The Special Committee believes that the merger transaction is procedurally fair to the Non-Affiliated Shareholders because (i) the Special Committee (comprised of directors who are not members of management or managing members or general partners of the general partners of WCAS VIII, WCAS CP III, WCAS VI, WCAS CP II or Healthcare Partners) was authorized to review, evaluate and negotiate the proposed Merger; (ii) the Special Committee retained J.P. Morgan, an unaffiliated financial advisor, to act solely on behalf of the Non-Affiliated Shareholders and render an opinion as to the fairness of the Merger from a financial point of view; (iii) the Merger Agreement allows the Board to withdraw its recommendation to the shareholders and does not prohibit the Company from entering into an alternative transaction; (iv) the Merger requires the approval of a majority of the Non-Affiliated Shareholders voting at the Special Meeting; and (v) a majority of the non-employee directors approved the Merger.

    In considering the fairness of the Merger, the Special Committee and the Board did not consider such factors as the Company's net book value or liquidation value, which are not believed to be indicative of the value of the Company as a going concern. The Company's tangible net book value per share and net book value per share as of September 30, 1998 were $6.15 and $9.66, respectively, both substantially below the $16.00 purchase price per share of Common Stock to be paid by the Acquiror in the Merger. The Special Committee further believes the Company's liquidation value, which takes into account the appreciated value of the Company's assets, also would be substantially below $16.00 per share.

    Based on the foregoing, the Special Committee unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair and in the best interests of the Non-Affiliated Shareholders and recommended to the Board approval of the Merger Agreement and that it be recommended to the shareholders of the Company. The Board, with only Mr. Paul abstaining, approved the Merger on October 22, 1998 and has reconfirmed as of the date of this Proxy Statement, that the Merger is fair and in the best interests of the Non-Affiliated Shareholders.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN.

OPINION OF FINANCIAL ADVISOR

    Pursuant to an engagement letter dated October 12, 1998, the Special Committee retained J.P. Morgan to act as its financial advisor in connection with the consideration of the possible acquisition by the Acquiror and to render to the Special Committee an opinion with respect to the fairness, from a financial point of view, to the Non-Affiliated Shareholders of the Cash Merger Consideration to be received in the Merger.

    At the meeting of the Special Committee on October 21, 1998, J.P. Morgan rendered its oral opinion to the Special Committee that, as of such date, the Cash Merger Consideration to be paid to the Non-Affiliated Shareholders in the proposed Merger was fair, from a financial point of view, to the Non-Affiliated Shareholders. J.P. Morgan confirmed its October 21, 1998 oral opinion by delivering its written opinions, dated as of October 22, 1998 and the date of this Proxy Statement, to the Special Committee to the same effect. No limitations were imposed by the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

    The full text of the written opinion of J.P. Morgan dated as of the date of this Proxy Statement, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The Company's shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Special Committee, is directed only to the Cash Merger Consideration to be paid to the Non-Affiliated Shareholders and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.


    In arriving at its opinions, J.P. Morgan reviewed, among other things, the Merger Agreement and, in the case of its opinion dated as of the date of this Proxy Statement, this Proxy Statement; the audited financial statements of the Company for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company for the periods ended March 31 and June 30, 1998 and, in the case of its opinion dated as of the date of this Proxy Statement, the unaudited financial statements of the Company for the period ended September 30, 1998; current and historical market prices of the Company's common stock; publicly available information including Form 10-Ks and Form 10-Qs concerning other companies engaged in businesses comparable to those of the Company (such as Beverly Enterprises, Extendicare Services and Genesis Health Ventures), and the reported market prices for other companies' securities deemed comparable; publicly available terms of transactions involving companies comparable to the Company and the consideration paid for such companies (such as Paragon Health Network/Mariner Health Group, Extendicare Inc./Arbor Health Care and Sun Healthcare Group/Regency Health Services); the terms of other business combinations deemed relevant by J.P. Morgan; the Company Projections and agreements with respect to outstanding indebtedness or obligations of the Company. J.P. Morgan also held discussions with members of the management of the Company with respect to aspects of the Merger, the past and current operations of the Company, the financial condition and future prospects and operations of the Company, and other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan visited representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by the Company or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Merger will have the tax consequences described in this Proxy Statement and in discussions with, and materials furnished to J.P. Morgan by, representatives of the Company, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and this Proxy Statement.

    The Company Projections furnished to J.P. Morgan for the Company were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. The Company Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. See "Company Projections."

    J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated as of the date of this Proxy Statement and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinions as to the price at which the Company's common stock will trade at any future time.

    In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion:

    PUBLIC TRADING MULTIPLES. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were Beverly Enterprises, Extendicare Services, Genesis Health Ventures, Integrated Health Services, Mariner Post-Acute Network, and Sun Healthcare Group. These companies were selected, among other reasons, because they are in the same line of business and are of substantially similar quality as the Company. For each comparable company, publicly available financial performance for the quarter ended closest to June 30, 1998 was measured and then converted to an annualized basis. J.P. Morgan selected the mean and the median values for each multiple, specifically: firm value to last-quarter annualized (LQA) Earnings before interest taxes depreciation, amortization and rent (EBITDAR) and Earnings before interest taxes depreciation and amortization (EBITDA), and equity value to 1998 and 1999 projected earnings. These multiples were then applied to the Company's firm value and equity value respectively, yielding a range of implied trading values for the Common Stock of approximately $8.50 to $12.00 per share.

    DISCOUNTED CASH FLOW ANALYSIS. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Common Stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 1999 through 2003 based on the Company Projections and a sensitivity case adjusted by J.P. Morgan to reflect more moderate growth in revenues as a result of lower adjusted acquisition capital expenditures. These unlevered cash flows were ($78) million, ($79) million, ($71) million, ($61) million and ($51) million with full acquisitions (as set out in the Company Projections), and ($25) million, ($26) million, ($20) million,

($15) million and ($9) million with more moderate growth. J.P. Morgan also calculated a range of terminal values of the Company at the end of the five year period ending 2003 by applying exit EBITDA multiples ranging from 5.0 to 7.0. The unlevered free cash flows and the range of terminal EBITDA values were then discounted to present values using a range of discount rates from 10 % to 13%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for the Company's estimated June 30, 1998 excess cash, option exercise proceeds and total debt. Based on the management's projections and adjusted management projections and discount rate and EBITDA multiple sensitivities, the discounted cash flow analysis indicated a range of equity values of between $12.00 and $18.00 per share of the Common Stock on the basis of the Company as a stand-alone entity.

    SELECTED TRANSACTION ANALYSIS. Using publicly available information, J.P. Morgan examined selected transactions with respect to precedent long-term care industry acquisitions as well as going private transactions. Specifically, J.P. Morgan reviewed the following transactions: Investcorp's acquisition of Haborside Healthcare, Fountain View's acquisition of Summit Care Corporation, Sun Healthcare Group's acquisition of Regency Health Services as well as the Grancare-Living Centers of America transaction. Although a significant datapoint, the value of these transactions in an evaluation of the Company diminished because they were announced prior to the long-term-care sector market correction which took place beginning July 1998. No appropriate transactions occurred after this market downturn to include in this analysis. J.P. Morgan applied a range of multiples derived from such analysis to the Company's revenue, EBITDAR and earnings, and arrived at an estimated range of equity values for the Common Stock of between $20.00 and $23.00 per share. While the analysis performed using these selected transactions did not, standing alone, support a finding of fairness, it was only one factor used by J.P. Morgan in rendering its opinion.


    The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan but accurately summarizes the procedures, findings and recommendations of J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.


    As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Special Committee and deliver a fairness opinion with respect to the Merger on the basis of such experience.

    For services rendered in connection with the Merger and the delivery of its opinion, the Company paid J.P. Morgan a fee of $500,000 upon execution of its engagement letter, dated October 12, 1998, and a fee of $1,500,000 upon the delivery of its opinion. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel (such expenses not to exceed $50,000 without the Company's written consent), and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

    J.P. Morgan has not provided other services to the Company prior to its services in connection with the Merger. J.P. Morgan and its affiliates maintain banking and other business relationships with WCAS and its affiliates, and have advised, financed and undertaken capital markets transactions with such entities, for which it receives customary fees. In 1997, J.P. Morgan served as the dealer manager in connection with the acquisition of Control Data Systems, Inc. by WCAS CP III, and other private investment partnerships affiliated with certain of the WCAS Group, and provided the following other services: arranging bank financing, providing credit, holding securities, arranging derivative swaps and providing pension fund services. In 1998, J.P. Morgan provided the following services: advising on sale of Control Data's software business, providing credit, holding securities, arranging derivative swaps and providing pension fund services. J.P. Morgan received less than $5 million in fees from its relationships with the WCAS Group and other affiliated private investment partnerships in each of 1997 and 1998. These fees were the result of arms' length negotiations. J.P. Morgan has not acted as an advisor to the Company. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.


PURPOSE AND REASONS OF THE INVESTOR GROUP FOR THE MERGER

    The purpose of the Investor Group for engaging in the transactions contemplated by the Merger Agreement is to acquire 100% ownership of the Company.

    In making decisions with respect to the business of the Company, the Board and the Company's management must currently consider the importance of steady earnings growth to the market price of the Common Stock. The Investor Group believes that, without the constraint of the public market's emphasis on quarterly earnings, Centennial will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth (both internally and through acquisitions) and operating cash flow. The Investor Group believes that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital markets opportunities than would be available to a publicly-held Centennial.

    In addition, after the Merger, Centennial will no longer be subject to the reporting requirements of the Exchange Act, which will allow the Company to eliminate the time devoted by its management and certain other employees to matters which relate exclusively to the Company being a public company. "Going-private" will also reduce certain other costs which relate to being a public company, including the costs of certain accounting, auditing and SEC counsel activities, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities.


    These assessments by the Investor Group are based upon publicly available information regarding the Company and the Investor Group's due diligence investigation or knowledge of the Company and the Investor Group's experience in investing in or managing companies in the healthcare industry and public companies generally. While the Investor Group believes that there will be significant opportunities associated with its investment in the Company, the Investor Group realizes that there are also substantial risks that such opportunities may not be fully realized. The primary risks to the Investor Group relate to the currently unknown long-term effects of PPS and other possible governmental healthcare spending reductions, the uncertainty concerning whether the Company's growth strategy will succeed and the Company's substantial indebtedness of approximately $293 million ($168 million of senior debt and $125 million of subordinated debt). However, the Investor Group did not consider the adverse effect on revenues caused by PPS to be a significant negative factor in entering into the Merger Agreement.



    As a result of the Merger, WCAS VIII will acquire, for a cash investment of $117,447,885, approximately 77.8% of the equity interests in the Parent; WCAS CP III will acquire, for a cash investment of $125 million, 11.8% of the equity interests in the Parent and $125 million principal amount of subordinated notes of the Parent; the Management Group will acquire, for an investment of approximately $8.1 million (through a contribution of a total of 508,852 shares of Common Stock), approximately 5.4% of the equity interests in the Parent; and the WCAS Group (other than WCAS VIII and WCAS CP
III) will acquire, for an investment of approximately $7.6 million (through a contribution of a total of 245,499 shares of Common Stock and a cash investment of approximately $3.6 million), approximately 5.0% of the equity interests in the Parent. Members of the Investor Group will also receive the Cash Merger Consideration for the remainder of their investment in the Company on the same terms as the other shareholders and will receive a cash payment for the aggregate unrealized value of their outstanding stock options. In addition, the Management Group will have amended and restated employment agreements with the Surviving Corporation and the Parent. After consummation of the Merger, the Management Group, as well as other key employees, will receive fees and bonuses of approximately $2.0 million. Mr. Eaton will receive $1.4 million of these fees and bonuses. These payments to the Management Group will be made for agreeing to amend their existing employment agreements, to extend covenants not to compete and to continuing their current employment. If the Merger is not consummated, these fees and bonuses will not be paid because the employment agreements will not be amended as described above.


    WCAS VI and WCAS CP II hold 2,520,193 and 246,896 shares of Common Stock, respectively, or approximately 21.1% and 2.1% of the outstanding shares of Common Stock, respectively, and will receive $40,323,088 and $3,950,336, respectively, for such shares in connection with the Merger. Mr. Paul, a director of the Company, and eight and seven other individual members of the WCAS Group are general partners of the sole general partner of WCAS VI and WCAS CP II, respectively. The sole general partner of WCAS VI is WCAS VI Partners, L.P. and the sole general partner of WCAS CP II is WCAS CP II Partners.


POSITION OF THE INVESTOR GROUP, THE PARENT, THE ACQUIROR AND THE COMPANY AS TO
  FAIRNESS OF THE MERGER


    The members of the Investor Group are WCAS VIII, WCAS CP III, Healthcare Partners, eleven individuals who are employees of WCA Management and managing members of the sole general partner of WCAS VIII (Mr. Paul and Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Lawrence B. Sorrel, Laura M. VanBuren and Priscilla A. Newman), two other employees of WCA Management (D. Scott Mackesy and Rudolph E. Rupert) and Messrs. Eaton, Dahl, Fosha and Lepley. Messrs. Paul, Welsh, Carson, Anderson, McInerney, Minicucci, de Nicola, Queally and Ms. Van Buren are also general partners of the general partners of WCAS VI and WCAS CP II, which are receiving Cash Merger Consolidation for their Common Stock. Each member of the Investor Group has considered the analyses and findings of the Special Committee and the Board (described in detail in "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the Non-Affiliated Shareholders of the Company. As of the date of this Proxy Statement, each member of the Investor Group adopts the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believes that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Non-Affiliated Shareholders; provided that no opinion is expressed as to the fairness to any shareholder making an investment in the Parent. None of the Investor Group makes any recommendation as to how the Company's shareholders should vote on the Merger Agreement. The members of the Investor Group have financial interests in the Merger and the certain members of the Management Group have financial and employment interests in the Merger. See "SPECIAL FACTORS--Conflicts of Interest."


    Each member of the Investor Group and the Parent, the Acquiror and the Company believe that the Merger transaction is procedurally fair to the Non-Affiliated Shareholders because (i) the Special Committee (comprised of directors who are not members of management or managing members or general partners of the general partners of WCAS VIII, WCAS CP III, WCAS VI, WCAS CP II or Healthcare Partners) was authorized to review, evaluate and negotiate the proposed Merger; (ii) the Special Committee retained J.P. Morgan, an unaffiliated financial advisor, to act solely on behalf of the Non-Affiliated Shareholders and render an opinion as to the fairness of the Merger from a financial point of view; (iii) the Merger Agreement allows the Board to withdraw its recommendation to the shareholders and does not prohibit the Company from entering into an alternative transaction; (iv) the Merger requires the approval of a majority of the Non-Affiliated Shareholders voting at the Special Meeting; and (v) a majority of the non-employee directors approved the Merger.

CONFLICTS OF INTEREST

    In considering the recommendations of the Board with respect to the Merger, shareholders should be aware that officers and directors of Centennial, as well as investors in Centennial, have interests in connection with the Merger which may present them with actual or potential conflicts of interest as summarized below. The Special Committee and the Board were aware of these interests and considered them among the other matters described under "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation." The Special Committee considered the Management Group's conflicts of interest to be a negative factor in its determination that the Merger is fair to and in the best interests of the Non-Affiliated Shareholders, even though the approximately $2.0 million in fees and bonuses to be allocated among the members of the Management Group (and other key employees) are intended to provide consideration for their agreement to continue employment with the Company and to extend noncompete periods.

    WCAS VI and WCAS CP II hold 2,520,193 and 246,896 shares of Common Stock, respectively, or approximately 21.1% and 2.1% of the outstanding shares of Common Stock, respectively, and will receive $40,323,088 and $3,950,336 for such shares in connection with the Merger. Mr. Paul, a director of the Company, and the other individual members of the WCAS Group are general partners of the sole general partner of WCAS VI and WCAS CP II.


    The Company will pay WCA Management $3.0 million for financial advisory services rendered to WCAS VIII and WCAS CP III in connection with the structuring of the Merger and the related financing transactions (including the equity and subordinated debt financing of the Parent and the Acquiror and the amendment of the Company's existing senior credit facility). WCAS VIII proposed this fee be paid to WCA Management and this fee will be credited against amounts otherwise payable by WCAS VIII and WCAS CP III to WCA Management. The Company agreed to pay the fee to WCA Management. WCA Management is a New York corporation, owned by Patrick J. Welsh, Russell L. Carson and Bruce K. Anderson, that serves as the manager of WCAS VIII, WCAS CP III, Healthcare Partners, WCAS VI and WCAS CP II and employs the individual members of the WCAS Group.


    Upon consummation of the Merger, the members of the Special Committee will receive cash for the aggregate unrealized gain on their stock options. Messrs. Scott Miller and Charles Nash will each receive $75,631 for such unrealized gain. Because Mr. Bertil Nordin, chairman of the Special Committee, will not receive any unrealized gain on his stock options, the Company agreed to pay him $75,000 for his service on the Special Committee. Each member of the Special Committee also received reimbursement of out-of-pocket expenses and regular fees for attending board or committee meetings. In addition, Mr. Nordin is a limited partner of Information Partners, for which WCA Management provides management services. The members of the Special Committee believe that the foregoing arrangements do not affect their impartiality.

    Two other directors have interests in members of the Investor Group. Robert Ortenzio, a director of Centennial is the residual beneficiary of a trust which is a limited partner of WCAS VI. James B. Hoover, a director of Centennial, is a former general partner and current limited partner of the respective sole general partners of WCAS VI and Welsh, Carson, Anderson & Stowe, VII, L.P., a private investment partnership and a general partner of the sole general partners of WCAS CP II and Welsh, Carson, Anderson & Stowe V, L.P., a private investment partnership in which members of the Investor Group serve as general partners.

    Messrs. Eaton, Dahl, Fosha and Lepley will continue to have an equity interest in the Surviving Corporation through their ownership of Parent Common Stock and the ultimate value of this interest could exceed $16.00 per share. If the Merger is consummated, Messrs. Eaton and Dahl will be designated as members of the board of directors of the Surviving Corporation and Messrs. Eaton, Dahl, Fosha and Lepley will remain as senior management of the Surviving Corporation pursuant to amended and restated employment agreements that provide for two year rolling severance and noncompete periods. If the Merger is consummated, the Company will pay Messrs. Eaton, Dahl, Fosha and Lepley and other key employees an aggregate of approximately $2.0 million in fees and bonuses in consideration for these noncompete periods and as bonuses for remaining with the Company, beginning within two months after the effective time of the Merger. In addition, if the Merger is consummated, options to purchase Parent Common Stock will be made available to Messrs. Eaton, Dahl, Fosha and Lepley and other key employees. Indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Centennial will be continued by the Surviving Corporation after the Merger.

    SHAREHOLDERS AGREEMENT. On October 22, 1998, the Parent, the Acquiror, WCAS VI and Messrs. Eaton, Dahl, Fosha and Lepley entered into a shareholders agreement (the "Shareholders Agreement") which provides, among other things, that WCAS VI and each of Messrs. Eaton, Dahl, Fosha and Lepley will vote their shares of Common Stock (i) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and (ii) except as otherwise agreed to in writing in advance by the Parent, against (other than the Merger and the transactions contemplated by the Merger Agreement): (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (b) any sale, lease or transfer of a material amount of the assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (c)(1) any change in a majority of the Board; (2) any material amendment of the Company's Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or (3) any other action involving the Company or its subsidiaries that has the effect of impeding, interfering with, delaying, postponing, or impairing the ability of the Company to consummate the Merger or the transactions contemplated by the Merger Agreement. Pursuant to the Shareholders Agreement, WCAS VI and each of Messrs. Eaton, Dahl, Fosha and Lepley agreed not to enter into any agreement or understanding with any person or entity prior to the termination of the Shareholders Agreement to vote in any manner inconsistent therewith.

    Pursuant to the Shareholders Agreement, each of Messrs. Eaton, Dahl, Fosha and Lepley agreed that while the Merger Agreement is in effect, and except as contemplated by the Shareholders Agreement, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or enter into any contract, option or other arrangement with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its shares of Common Stock, or any interest therein, except to the Parent; (ii) grant any proxies or powers of attorney, deposit any shares of Common Stock into a voting trust or enter into a voting agreement with any entity other than the Parent or the Acquiror; or (iii) take any action that would make any representation or warranty of such person contained in the Shareholders Agreement untrue or incorrect or have the effect of preventing or disabling Messrs. Eaton, Dahl, Fosha or Lepley from performing such person's obligations under the Shareholders Agreement. The Shareholders Agreement terminates, and no party shall have any rights or obligations thereunder upon the earliest of the effective time of the Merger or termination of the Merger Agreement

    POST-MERGER OWNERSHIP AND CONTROL OF THE PARENT. It is anticipated that immediately after the Merger the following individuals and entities will beneficially own the number of shares of Parent Common Stock shown in the following table.


                                                                            NUMBER OF SHARES
                                                                            OF PARENT COMMON
                                                                                  STOCK        PERCENTAGE OF PARENT
                                                                              BENEFICIALLY         COMMON STOCK
NAME OF BENEFICIAL OWNER                                                          OWNED         BENEFICIALLY OWNED
--------------------------------------------------------------------------  -----------------  ---------------------
J. Stephen Eaton..........................................................        3,436,192                4.6%
Alan C. Dahl..............................................................          237,968                  *
Kent C. Fosha, Sr.........................................................           63,760                  *
Lawrence W. Lepley........................................................          332,896                  *
WCAS VIII.................................................................       58,723,926               77.8%
WCAS CP III...............................................................        8,928,571               11.8%
Andrew M. Paul (1)........................................................          430,598                  *
Healthcare Partners.......................................................          651,071                  *
WCAS Group (2)............................................................        2,694,405                3.6%


------------------------

*   Less than 1%

(1) Excludes shares of Parent Common Stock owned by WCAS VIII, WCAS CP III and Healthcare Partners which may be deemed to be beneficially owned by the respective general partners of the general partners of these partnerships who are members of the WCAS Group, including Mr. Paul, as a result of being indirect general partners of such entities.

(2) Excludes shares of Parent Common Stock owned by WCAS VIII, WCAS CP III, Healthcare Partners and Mr. Paul.

    Following consummation of the Merger, the executive officers of Centennial will continue as the executive officers of the Parent and the Surviving Corporation, and Messrs. Eaton, Dahl, Paul, Sorrel, and Mackesy will serve on the Board of Directors of the Parent and the Surviving Corporation. It is anticipated that all current employees of Centennial and its subsidiaries will continue in their same capacities after the Merger.

    THE MANAGEMENT GROUP. After consummation of the Merger, each member of the Management Group will own shares of Parent Common Stock and vested options to purchase shares of Parent Common Stock (representing approximately 7.3% of such shares expected to be then issued and outstanding assuming exercise of all options then outstanding). Shares of Common Stock held by the Management Group that are not exchanged for Parent Common Stock will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of the Company.

    At the closing of the Merger, all outstanding options to purchase Common Stock shall have vested and will be cashed out in accordance with the terms of the Merger Agreement. All options that are not exercised will be canceled in accordance with the terms of the Merger Agreement. See "THE MERGER-- Stock Options." As of October 22, 1998, there were options outstanding to purchase an aggregate of 925,580 shares of Common Stock at a weighted average exercise price of $17.00 per share, of which 274,409 have an exercise price per share of less than $16.00.

    The following table sets forth information as of the date of this Proxy Statement as to the shares of Common Stock and the options to purchase shares of Common Stock held by the Investor Group, WCAS

VI and WCAS CP II for which Cash Merger Consideration will be received upon consummation of the Merger.


                                                                                  AMOUNT OF
                                                                  SHARES NOT     CASH TO BE
                                                                  CONTRIBUTED   RECEIVED FOR   AMOUNT OF CASH TO
                                                                      TO         SHARES NOT     BE RECEIVED FOR
INVESTOR GROUP                                                      PARENT       CONTRIBUTED   OPTIONS TERMINATED
---------------------------------------------------------------  -------------  -------------  ------------------
J. Stephen Eaton...............................................       685,847   $  10,973,552      $  226,448
Alan C. Dahl...................................................        29,746         475,938          75,483
Kent C. Fosha, Sr..............................................             0               0         169,397
Lawrence W. Lepley, Jr.........................................        41,612         665,794          45,834
Andrew M. Paul.................................................             0               0               0
Welsh, Carson, Anderson & Stowe VI,L.P.........................     2,520,193      40,323,088               0
WCAS Capital Partners II, L.P..................................       246,896       3,950,336               0
WCAS Healthcare Partners, L.P..................................             0               0               0



    INITIAL MANAGEMENT OWNERSHIP. Pursuant to the Shareholders Agreement, at the effective date of the Merger, (i) the Management Group will exchange 508,852 shares of Common Stock owned by them for shares of Parent Common Stock; (ii) the Parent will grant to the Management Group and other members of management and certain other key employees options (the "New Options") to purchase Parent Common Stock representing approximately 12.3% of the fully diluted Parent Common Stock which will be granted as either "Time Vesting Options" or "Performance Vesting Options" as described below; and (iii) the Management Group and certain other key employees will be given the opportunity to purchase additional shares of the Parent Common Stock. The Parent will also reserve options to purchase Parent Common Stock representing approximately 0.7% of the fully diluted Parent Common Stock for future key employees of the Parent and/or Surviving Corporation. The purchase price and option exercise price for shares of Parent Common Stock granted to existing employees of the Company will be $2.00 per share. Shares of Common Stock exchanged will be valued at the Cash Merger Consideration for purposes of the exchange.



    EXERCISABILITY OF OPTIONS. Time Vesting Options will be granted at the effective time of the Merger representing approximately 7.45% of the fully diluted Parent Common Stock, of which one-third will be immediately exercisable and two-thirds will vest in installments of 25% on each of the first through fourth anniversaries of the effective time of the Merger. Performance Vesting Options will be granted at the effective time of the Merger representing approximately 4.85% of the fully diluted Parent Common Stock, and will be exercisable at any time after the eighth anniversary of the date of grant, subject to (i) acceleration upon specified liquidity events if the pre-determined performance targets based on the return on WCAS VIII's equity investment are met and (ii) a potential restructuring if a public offering of Parent Common Stock occurs before the fourth anniversary of the date of grant.



    The Management Group (consisting of four individuals) will be granted New Options for a total of 7,017,103 shares. Senior vice presidents of the Company and its affiliates (a total of ten individuals) will be granted New Options for a total of 1,703,509 shares.


    AMENDED AND RESTATED EMPLOYMENT AGREEMENTS WITH THE MANAGEMENT
INVESTORS. Upon consummation of the Merger, the existing employment agreements with Messrs. Eaton, Dahl, Fosha and Lepley will be amended and restated. The principal terms of the amended employment agreements are the same as the existing agreements except as summarized below:

    - each agreement will provide for two-year rolling severance and noncompete periods;

    - the agreements with Messrs. Eaton, Dahl and Fosha will add the Parent as a party and provide that employees will have the same title, duties and responsibilities with the Parent that such employees have with the Company; and

    - It is anticipated Mr. Eaton's employment agreement will be amended to provide that if following a change of control (as will be defined in the employment agreement) he is not offered the opportunity to continue as Chief Executive Officer of the Parent, and at that time the Parent's Board of Directors, exercising reasonable judgment, determines that the value of the Parent has reached an appropriate total value, the Parent will, at Mr. Eaton's request (but subject to obtaining all consents required under its loan agreements), repurchase up to 50% of the shares of Parent's Common Stock acquired by Mr. Eaton at fair market value (as determined by the Agreement of the Parent's Board of Directors and Mr. Eaton at that time), unless the Parent is a public company at the time of such change of control and the average daily volume for the Common Stock of Parent is less than a number of shares to be determined. Mr. Eaton's employment agreement is still being negotiated at this time.

    Messrs. Eaton, Dahl, Fosha and Lepley (and other key employees) will be entitled to an aggregate payment of approximately $2.0 million for agreeing to amend the employment agreement, to extend a covenant not to compete or for continuing employment. The amounts of such payments to be received either immediately after or beginning within the two month period following consummation of the Merger will be allocated $1.4 million to Mr. Eaton with the remainder allocated to other key employees including Messrs. Dahl, Fosha and Lepley.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement requires Centennial to provide indemnification, to the full extent permitted by applicable law, to its current and former officers and directors (including members of the Special Committee) against liabilities (including reasonable attorneys' fees) relating to actions or omissions arising out of their being a director, officer, employee or agent of the Company at or prior to the closing of the Merger (including the transactions contemplated by the Merger Agreement). In addition, Centennial is obligated for a period of six years from the closing of the Merger to continue in effect directors' and officers' liability insurance with respect to matters occurring prior to the closing of the Merger, which insurance must contain terms and conditions no less advantageous than are contained in the Company's current directors' and officers' liability insurance policy; provided that the Company is not obligated to expend annually more than 200% of the current cost of such coverage.


    WCAS AFFILIATE DIRECTOR. Andrew M. Paul, a director of the Company and a general partner or managing member of the general partner of each of WCAS VI, WCAS CP II, Healthcare Partners, WCAS VIII, WCAS CP III and an employee of WCA Management, owns 12,707 shares of Common Stock. Mr. Paul intends to contribute his 12,707 shares to the Parent in return for shares of Parent Common Stock and will not receive the Cash Merger Consideration for his 12,707 shares of Common Stock. Mr. Paul also intends to purchase an additional 328,942 shares of Parent Common Stock for cash prior to the Merger. See "SPECIAL FACTORS--Conflicts of Interest."


    OTHER MEMBERS OF THE BOARD. Robert Ortenzio, a member of the Board, is the residual beneficiary of a trust which is a limited partner of WCAS VI. James B. Hoover, a member of the Board, is a former general partner and current limited partner of the sole general partners of WCAS VI and Welsh, Carson, Anderson & Stowe VII, L.P. and a general partner of the respective sole general partners of WCAS CP II and Welsh, Carson, Anderson & Stowe V, L.P.


    PAYMENT TO WCA MANAGEMENT. The Company will pay WCA Management $3.0 million for financial advisory services rendered to the WCAS VIII and WCAS CP III in connection with the structuring of the Merger and the related financing transactions (including the equity and subordinated debt financing of the Parent and the Acquiror and the amendment of the Company's existing senior credit facility). WCA Management is a New York corporation, owned by Patrick J. Welsh, Russell L. Carson and Bruce K. Anderson that serves as the manager of WCAS VIII, WCAS CP III, Healthcare Partners, WCAS VI and WCAS CP II. The thirteen individual members of the WCAS Group are employees of WCA Management.


    The services performed by WCA Management in connection with the Merger were different than those performed by J.P. Morgan. J.P. Morgan served as the financial advisor to the Special Committee for the purpose of advising and assisting the Special Committee in its negotiations with WCAS VIII. J.P. Morgan also delivered a fairness opinion in connection the Merger. WCA Management did not deliver any opinion or report in connection with the transaction. J.P. Morgan was not involved in the financing for the Parent or the Acquiror.


    SPECIAL COMMITTEE. The Special Committee met 8 times from October 1, 1998 through the date of this Proxy Statement and each member received compensation of $1,000 for each meeting attended and reimbursement of out-of-pocket expenses under Centennial's policy for payment of director's fees and expenses. Members of the Special Committee will be entitled to certain indemnification rights granted under the Merger Agreement to the current and former officers and directors of the Company. Under the terms of the Merger Agreement, the options held by the members of the Special Committee will be terminated and each holder thereof will receive an amount in cash equal to the aggregate unrealized gain on such options on the same basis as other holders of Centennial stock options.


    Mr. Nordin has options to acquire 12,415 shares of Common Stock, Mr. Miller has options to acquire 10,345 shares of Common Stock and Mr. Nash has options to acquire 10,345 shares of Common Stock. Upon consummation of the Merger, the members of the Special Committee will receive the following cash payments: Mr. Nordin will not receive any consideration for the aggregate unrealized gain on his stock options and will receive $75,000 for his service as Chairman of the Special Committee, as well as $15,066 for meetings attended and expenses reimbursed, for a total cash payment of $90,066. Mr. Miller will receive $75,631 for the aggregate unrealized gain on his stock options, as well as $9,612 for meetings attended and expenses reimbursed, for a total cash payment of $85,243. Mr. Nash will receive $75,631 for the aggregate unrealized gain on his stock options, as well as $9,000 for meetings attended and expenses reimbursed, for a total cash payment of $84,631. Mr. Nordin is a limited partner of Information Partners, an investment partnership affiliated with the WCAS Group, with primarily individual limited partners, that is much smaller than the other WCAS partnerships but coinvests in investments in the information services industry. WCA Management provides management services to Information Partners. Mr. Nordin does not believe that his passive investment in Information Partners affects his impartiality.


CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, the entire equity interest in the Company will be owned by the Investor Group through their ownership of Parent Common Stock. The Non-Affiliated Shareholders will no longer have any interest in, and will not be shareholders of, Centennial, and therefore will not participate in Centennial's future earnings and potential growth. Instead, the Non-Affiliated Shareholders will have the right to receive $16.00 in cash, without interest, for each share held (other than shares in respect of which appraisal rights have been perfected).

    The Special Committee believes that the principal benefits of the Merger to the Non-Affiliated Shareholders arise from the opportunity to receive cash value for the Common Stock, which is substantial in light of the market price of the Common Stock one week prior to the announcement of the Merger and the anticipated future difficulty in pursuing the Company's acquisition strategy. See "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation." The Special Committee believes that the principal detriments of the Merger to the Non-Affiliated Shareholders arise from their inability to participate in the Company's future earnings and potential growth following the consummation of the Merger, and from the expectation that the receipt of Cash Merger Consideration for their shares of Common Stock in the Merger will be taxable transaction for federal income tax purposes. To the extent that the Investor Group receives shares of Parent Common Stock in exchange for their shares of Common Stock, they will have the ability to participate in the Company's future earnings and potential growth and will have the ability to benefit from any corporate opportunities that may be pursued by the Company in the future. To the extent that the Investor Group receives shares of Parent Common Stock in exchange for their shares of Common Stock, they will also bear the risk of any decreases in the value of the Company. See "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation." The principal benefits of the Merger to the Company are discussed under "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation."

    An equity investment in the Parent following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the leverage resulting from the future borrowings that will be required to purchase the Common Stock from the Non-Affiliated Shareholders and to fund the capital expenditures and acquisitions necessary to execute the Company's business strategy. Nonetheless, if the Company successfully executes its business strategy, the value of such an equity investment could be considerably greater than the original cost thereof. See "SPECIAL FACTORS--Conflicts of Interest."

    In addition, the Common Stock will no longer be traded on Nasdaq and price quotations for sales of shares in the public market will no longer be available. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will terminate and the Company will no longer file periodic or annual reports. Centennial's officers, directors and the owners of ten percent of the Common Stock will no longer be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act and Centennial will no longer be subject to the going private disclosure obligations of Rule 13e-3 of the Exchange Act.

FINANCING OF THE MERGER


    It is estimated that approximately $204 million will be required to consummate the Merger and pay related fees and expenses. The Merger is not subject to a financing contingency, and WCAS VIII and WCAS CP III have committed to make cash investments of up to an aggregate of $210 million for such purpose. See "Special Committee's and the Board's Recommendation". It is currently anticipated that the total investment of the WCAS Group will be approximately $250 million, of which $125 million will be for Parent Common Stock and $125 million will be for $125 million principal amount of subordinated debt of the Parent and 8,928,571 shares of Parent Common Stock. Approximately $204 million of this investment by the WCAS Group will be used to consummate the Merger and pay related fees and expenses. The balance of the WCAS Group investment will be used to repay indebtedness currently outstanding under the Company's senior credit facility. The subordinated notes will be unsecured obligations, will mature on the tenth anniversary of issuance and will bear interest at 10% per annum, payable quarterly. All financing provided by the WCAS VIII, WCAS CP III and other members of the Investor Group purchasing Parent Common Stock in excess of the amount required to consummate the Merger and pay related fees and expenses will initially be used to repay indebtedness currently outstanding under the Company's senior credit facility. After repayment, the Company will have the right to reborrow under its amended senior credit facility. It is currently contemplated such future borrowings will be used primarily to fund acquisitions and for the general corporate purposes of Centennial and its operating subsidiaries.



    The Company is currently engaged in negotiations with respect to the refinancing of the Company's existing senior credit facility and leasing arrangements. A group of banks, for which NationsBank, N.A. would act as administrative agent, will provide up to $300 million of senior secured bank financing with Centennial as borrower and its material subsidiaries as guarantors. These facilities are expected to take the form of (i) a $40 million revolving credit facility, (ii) a $130 million lease financing facility and
(iii) a $130 million delayed draw term loan facility.


CONDUCT OF CENTENNIAL'S BUSINESS AFTER THE MERGER

    The Investor Group is continuing to evaluate Centennial's business, practices, operations, properties, corporate structure, capitalization, management and personnel to determine what changes, if any, will be desirable. Subject to the foregoing, the Investor Group expects that after the Merger the day-to-day business and operations of Centennial will be conducted substantially as they are currently being conducted by Centennial. The Investor Group does not currently intend to dispose of any assets of Centennial other than in the ordinary course of business. Additionally, the Investor Group does not currently contemplate any material change in the composition of Centennial's current management or employees, although after the Merger, the Board will consist of Messrs. Eaton, Dahl, Paul, Sorrel and Mackesy.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The Special Meeting will be held on             , 1999, at 10:00 a.m., local
time, at

PROXY SOLICITATION

    Your proxy is being solicited by the Company pursuant to this Proxy Statement. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. In addition, the Company has retained Georgeson & Company to solicit proxies for a fee of $10,000 plus expenses. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement and the accompanying proxy card are being mailed to
shareholders on or about             , 1999.

RECORD DATE AND QUORUM REQUIREMENT


    The Common Stock is the only outstanding voting security of the Company. The Board has fixed the close of business on February 26, 1999 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 11,923,619 shares of Common Stock issued and outstanding held by 64 holders of record.


    The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

VOTING PROCEDURES

    Approval of the Merger Agreement, which is attached as Appendix A hereto, will require the affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, as the Outstanding Shares Vote Requirement and (ii) a majority of the shares held by the Non-Affiliated Shareholders, voted at the Special Meeting as the Majority Vote Requirement. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval with respect to the Outstanding Shares Voting Requirement and no effect with respect to the Majority Vote Requirement. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the Special Meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. A broker non-vote will have the same effect as a vote against the Merger with respect to the Outstanding Shares Vote Requirement.

    Under Georgia law, holders of Common Stock who do not vote in favor of the Merger Agreement and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares as finally determined under such procedures, which may be more or less than the consideration to be received by other shareholders of Centennial under the terms of the Merger Agreement. Failure to follow such procedures precisely may result in loss of appraisal rights. See "RIGHTS OF DISSENTING SHAREHOLDERS."

VOTING AND REVOCATION OF PROXIES

    A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of Centennial an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of Centennial will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting or any adjournment thereof.

    The shares represented by the accompanying proxy card and entitled to vote at the Special Meeting will be voted if the proxy card is properly signed, dated and received by the Secretary of the Company prior to the Special Meeting.

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

    The effective time of the Merger, which shall be the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Georgia (the "Effective Time"), is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the other terms and conditions of the Merger Agreement. Detailed instructions with regard to the surrender of Common Stock certificates, together with a letter of transmittal, will be forwarded to shareholders by the Company's paying agent, ChaseMellon Shareholder Services LLC (the "Paying Agent"), promptly after the Effective Time. Shareholders should not submit their certificates to the Paying Agent until they have received such materials. The Paying Agent will send payment of the Cash Merger Consideration to shareholders as promptly as practicable following receipt by the Paying Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. Shareholders should not send any certificates at this time. See "THE MERGER--Conditions."

OTHER MATTERS TO BE CONSIDERED

    The Board is not aware of any other matter which will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted at the discretion of the holders of such proxies.

                                   THE MERGER

TERMS OF THE MERGER AGREEMENT

    GENERAL. The Merger Agreement provides that subject to satisfaction of certain conditions, the Acquiror will be merged with and into Centennial, and that following the Merger, the separate existence of the Acquiror will cease and Centennial will continue as the Surviving Corporation. At the Effective Time, and subject to the terms and conditions set forth in the Merger Agreement, (i) each issued and outstanding share of Common Stock, other than shares that are entitled to and as to which appraisal rights are properly perfected and not withdrawn ("Dissenting Shares") and other than shares held by Centennial or its subsidiaries, the Parent (including shares contributed to the Parent by members of the Investor Group immediately prior to the Merger) or the Acquiror, will, by virtue of the Merger, be converted into the right to receive $16.00 in cash, without interest and (ii) each outstanding share of common stock, $.01 par value, of the Acquiror shall be converted into one share of common stock, $.01 par value, of the Surviving Corporation. As a result of the Merger, the Common Stock will no longer be publicly traded and the equity of the Surviving Corporation will be 100% owned by the Investor Group through their ownership of the Parent Common Stock.

    The terms of and conditions to the Merger are contained in the Merger Agreement which is included in full as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger and the summary description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

    MERGER CONSIDERATION. Upon consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned by Centennial or any of its subsidiaries, the Parent or the Acquiror and the Dissenting Shares) will be converted into the right to receive the Cash Merger Consideration, upon surrender and exchange of the certificate or certificates which immediately prior to the Effective Time evidenced Common Stock (the "Certificate(s)"). All such shares of Common Stock (the "Shares"), when converted no longer will be outstanding and will automatically be canceled and retired and will cease to exist, and each Certificate previously evidencing the Shares will thereafter represent only the right to receive the Cash Merger Consideration.

    PAYMENTS FOR SHARES. Promptly after the Effective Time, the Paying Agent will mail to each holder of record of a Certificate, a form of letter of transmittal and instructions for use in effecting the surrender of such Certificate in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal (duly executed) and any additional requested items, the holder of such Certificate will be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Common Stock represented by such Certificate and (y) the Cash Merger Consideration, less any applicable withholding tax.

    STOCK OPTIONS. The Merger Agreement provides that, at the Effective Time, each holder of an outstanding option, including options that are currently vested and options that are not currently vested (the "Options") to purchase shares of Common Stock under Centennial's 1994 Employee Stock Option Plan, 1996 Executive Stock Option Plan, 1996 Employee Stock Option Plan and 1997 Stock Option Plan (collectively, the "Stock Option Plans") with an exercise price less than the Cash Merger Consideration, will receive cash equal to the excess of the Cash Merger Consideration over the per share exercise price of such Option multiplied by the number of shares of Common Stock issuable upon exercise of such Option, subject to any applicable withholding taxes (the "Option Consideration"). Any outstanding Options that are not currently vested at the Effective Time shall become vested and shall terminate as of the Effective Time. Upon receipt of the Option Consideration, each Option will be canceled. Each holder of an Option with an exercise price greater than the Cash Merger Consideration shall not receive any consideration in cancellation or settlement of such Option. The total number of Options which will be cashed out is

274,409, and other Options totaling 651,171 will be canceled. The Merger Agreement also provides that, prior to the Effective Time, the Company will not grant any additional stock options or modify the provisions of the Stock Option Plans and shall take all actions necessary to ensure that the Stock Option Plans and all Options issued and outstanding thereunder shall terminate and be canceled as of the Effective Time and all Options not exercised prior to the Effective Time shall terminate and expire as of the Effective Time.

    TRANSFER OF SHARES. At the Effective Time, the Company's stock transfer books will be closed and there will be no further registration of transfers of shares of Common Stock thereafter on the records of Centennial. On or after the Effective Time, any Certificates presented to the Surviving Corporation or the Paying Agent for any reason will be canceled and exchanged for the Cash Merger Consideration.

    CONDITIONS TO THE MERGER. Each party's respective obligation to effect the Merger is subject to the expiration or termination, prior to the Closing Date, of the waiting period (and any extension thereof), applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and no action shall have been instituted by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger.

    The obligations of the Parent and the Acquiror to effect the Merger are subject to the satisfaction of the following conditions, prior to the Closing Date, unless waived by the Parent and the Acquiror: (i) the approval and adoption of the Merger Agreement and the Merger in satisfaction of the Outstanding Shares Vote Requirement and the Majority Vote Requirement; (ii) there shall have been no order or injunction entered in any action or proceeding before any governmental entity or other action taken, nor statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Centennial, its subsidiaries, the Merger or the Merger Agreement by any governmental entity that would have the effect of making illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting the Merger or the transactions contemplated thereby; (iii) all authorizations, consents, orders or approvals of, or declarations or filings with or expirations of waiting periods imposed by necessary governmental entities, other than the filing of the Merger Certificate in accordance with the Georgia Code, shall have been obtained, except where the failure to obtain such licenses, permits, consents, authorizations, approvals, qualifications and orders, will not have a Material Adverse Effect (as defined in the Merger Agreement) on Centennial; (iv) the Parent shall have received an officers' certificate signed on behalf of Centennial to the effect that the representations and warranties of Centennial in the Merger Agreement are true in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties expressly relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement and except that, with respect to representations and warranties otherwise qualified by Material Adverse Effect, such representations and warranties shall be true and correct in all respects;
(v) the Parent shall have received an officers' certificate signed on behalf of Centennial to the effect that Centennial shall have performed in all material respects all obligations contained in the Merger Agreement required to be performed at or prior to the Closing Date; (vi) Parent shall have received an opinion of King & Spalding, counsel to the Company, with respect to certain matters concerning the Merger; (vii) the aggregate number of dissenting shares shall not constitute more than 15% of the number of shares of Common Stock outstanding immediately prior to the Effective Time; and (viii) there shall not have occurred a Material Adverse Effect on Centennial or any of its subsidiaries prior to the Effective Time.

    The obligations of Centennial to effect the Merger are subject to the satisfaction of the following conditions, prior to the closing date, prior to the closing date unless waived by Centennial: (i) the Merger Agreement and the Merger shall be approved and adopted by the Outstanding Shares Vote Requirement and by the Parent and the Acquiror; (ii) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or other order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger; (iii) Centennial shall have received officer's certificates signed on behalf of the Parent and the Acquiror to the effect that the representations and warranties of the Parent and the Acquiror contained in the Merger Agreement are true in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties expressly related to an earlier date) as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement and except that, with respect to representations and warranties otherwise qualified by Material Adverse Effect, such representations and warranties shall be true and correct in all respects;
(iv) Centennial shall have received officers' certificates signed on behalf of the Parent and the Acquiror to the effect that they have performed in all material respects all obligations contained in the Merger required to be performed at or prior to the Closing Date; and (v) no court of competent jurisdiction or governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or the effective operation of the business of Centennial and the subsidiaries after the Effective Time.

    EVEN IF THE SHAREHOLDERS APPROVE THE MERGER AS PROVIDED IN THE MERGER AGREEMENT, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

    REPRESENTATIONS AND WARRANTIES. Centennial made representations and warranties in the Merger Agreement, qualified in certain instances to the occurrence of a Material Adverse Effect or as disclosed on the Disclosure Schedule, regarding its organization and good standing; authority to enter into the Merger Agreement and consummate the transactions contemplated thereby; the noncontravention of the Merger Agreement to its Articles of Incorporation, Bylaws, any contract or law; its capitalization and the capitalization of its subsidiaries; its compliance with Commission filing requirements; its financial statements; the absence of any undisclosed liabilities; the fairness of the transaction as determined by the Special Committee on October 21, 1998; the delivery of the fairness opinion by the Independent Advisor; the absence of certain changes in the business of Centennial since June 30, 1998; requisite governmental and other consents and approvals; compliance with all applicable laws; absence of litigation to which Centennial is a party; title to real property; condition of facilities and assets; brokers' and finders' fees; requisite tax filings; absence of defaults under material contracts; ownership of intangible rights and software; insurance; employee benefits; and its compliance with Medicare and Medicaid statutes and environmental matters.

    The Parent made customary representations and warranties in the Merger Agreement regarding its organization and good standing; authority to enter into the Merger Agreement and consummate the transactions contemplated thereby; the noncontravention of the Merger Agreement to its Certificate of Incorporation, Bylaws, any contract or law; the requisite governmental and other consents and approvals; the accuracy of information supplied by the Parent for submission on forms and reports required to be filed by Centennial with the Commission; brokers' and finders' fees; and the sufficiency of funds to consummate the transactions.

    The Acquiror made customary representations and warranties in the Merger Agreement regarding its organization and good standing; authority to enter into the Merger Agreement and consummate the transactions contemplated thereby; the noncontravention of the Merger Agreement to its Articles of Incorporation, Bylaws, any contract or law; requisite governmental and other consents and approvals; the accuracy of information supplied by the Acquiror for submission on forms and reports required to be filed by Centennial with the Commission and certain financing commitments.

    The representations, warranties and agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will expire at the Effective Time.

    COVENANTS. In the Merger Agreement, Centennial has agreed that prior to the Effective Time, unless otherwise agreed to in writing by the Parent or as otherwise expressly contemplated or permitted by the

Merger Agreement, Centennial and each of its subsidiaries will, among other things, conduct business only in the usual, regular and ordinary course substantially consistent with past practice.

    NONSOLICITATION COVENANT. The Merger Agreement provides that none of Centennial, its subsidiaries nor any of their respective officers and directors shall, and Centennial will cause its employees, agents and representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, sale or similar transaction involving Centennial or any of its subsidiaries or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board from furnishing information to, or entering into discussions or negotiations, or otherwise facilitating any effort or attempt to make or implement an Acquisition Proposal if, and to the extent, that the Board determines after consultation with counsel and in good faith that failing to take such action would be inconsistent with the Board's fiduciary duty under applicable law. Centennial agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any of the foregoing. Centennial agreed to notify the Acquiror immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Centennial, any of its subsidiaries, or any of their respective officers, directors, or employees, agents or representatives.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the same provisions in respect to indemnification and exculpation of liability as are set forth in Centennial's Amended and Restated Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement. The Surviving Corporation's Articles of Incorporation and Bylaws must contain such provisions, without amendment, repeal or modification in any manner which would adversely affect the rights of the individuals who were officers, directors or employees of Centennial, unless required by law, for a period of six years from the Effective Time. In addition, the Surviving Corporation is required to maintain in effect, for a period of six years after the Effective Time, Centennial's policies of directors' and officers' liability insurance (provided that the Surviving Corporation may substitute therefor policies of at least the same amounts and comparable coverage). However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 200% of the annual premiums paid currently by Centennial; provided that if the annual premiums exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.


    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Centennial: (a) by mutual action of the Boards of Directors of Centennial and the Parent; (b) by either the Parent or Centennial, if the conditions to its obligations under the Merger Agreement have not been complied with or performed in any material respect and the noncompliance or nonperformance has not been cured or eliminated by the other party on or before April 15, 1999 (which has been extended from March 31, 1999), including, under certain circumstances, by reason of a vote of shareholders disapproving the Merger; (c) by either the Parent or Centennial if the Merger has not been effected prior to the close of business on April 15, 1999 (which has been extended from March 31, 1999); provided that the right to terminate under (b) and (c) is not available to the party if the failure to effect the Merger is a result of a failure by such party to comply with any obligation of such party under the Merger Agreement; (d) by either the Parent or Centennial, if any permanent injunction or action by any court or other governmental entity or regulatory authority of competent jurisdiction preventing the consummation of the transaction shall become final and nonappealable; (e) by the Parent if (i) any of the representations of Centennial fail to be true and correct in any material respect (ii) a material breach of any of the covenants of agreements in the Merger Agreement by Centennial, (iii) the Board withdraws or amends in an adverse manner to the Parent or the Acquiror, its recommendation or approval of the transaction, makes a recommendation as to an alternative transaction other than rejection of the alternative transaction, enters into a definitive written agreement relating to an alternative transaction or takes any material action that would be prohibited by Section
6.05 of the Merger Agreement; (f) by Centennial if there has been a material breach of any representations or warranties of the Parent that would adversely affect the ability of the parties to consummate the transaction or a material breach of any covenant or agreement by the Parent which is not curable or is not cured within thirty days after written notice of such breach or (g) by Centennial, if the Board determines in good faith by a majority vote, after consulting with its financial advisors and based on the advice of outside legal counsel to the Company, that an alternative transaction is more favorable to the shareholders of the Company than the transactions contemplated by the Merger Agreement.

    FEES AND EXPENSES. Except as otherwise provided in Section 6.05 of the Merger Agreement and except with respect to claims for damages incurred as a result of the breach of the Merger Agreement, Centennial shall pay all costs and expenses incurred in connection with the consummation of the Merger Agreement and the transactions contemplated therein. If the transactions contemplated by the Merger Agreement are not consummated, all costs and expenses incurred in connection with the negotiation, preparation and execution of the Merger Agreement shall be paid by the party incurring such expenses. If the Merger Agreement is terminated as a result of Centennial accepting an Acquisition Proposal, Centennial must pay the Parent a $3.0 million fee in immediately available funds upon the termination of the Merger Agreement under Sections 8.01(d) or (f) of the Merger Agreement or if any of the following events occur, in which Centennial's shareholders receive cash securities or other consideration in excess of the Cash Merger Consideration within twelve months after the date of the Merger Agreement, other than a termination due to governmental or regulatory requirements under Section 8.01(c) or a material breach by the Parent or the Acquiror under Section 8.01(e), the Specified Fee shall be paid to the Parent: (i) the Company is acquired by merger or otherwise by a third party, (ii) a third party acquires more than 50% of the total assets of Centennial and its subsidiaries, (iii) a third party acquires more than 50% of the outstanding shares of Centennial and its subsidiaries or (iv) the Company adopts and implements a plan of liquidation or share repurchase relating to more than 50% of the outstanding shares or an extraordinary dividend relating to more than 50% of the assets of Centennial and its subsidiaries.

    AMENDMENT. The Merger Agreement may be amended, modified or supplemented by written Agreement prior to the Effective Time and before adoption of the Merger Agreement by the Centennial shareholders; provided, however, that after the Merger Agreement is approved by the Centennial shareholders, no such amendment, modification, or supplement shall be made which under applicable law requires the approval of such shareholders, without the further approval of such shareholders.

ACCOUNTING TREATMENT

    The Acquiror believes that the Merger will be accounted for as a "purchase" under the purchase method in accordance with generally accepted accounting principles.

ESTIMATED FEES AND EXPENSES OF THE MERGER

    Estimated fees and expenses incurred or to be incurred by the Surviving Corporation are approximately as follows:

Advisory fees and expenses (1).................................  $10,000,000
Legal fees and expenses (2)....................................   1,200,000
Accounting fees and expenses...................................     125,000
Hart-Scott-Rodino filing fee...................................      45,000
Paying Agent fees and expenses.................................      25,000
Proxy solicitation fees and expenses...........................      50,000
Securities and Exchange Commission filing fee..................      38,347
Printing and mailing costs.....................................     100,000
Miscellaneous expenses.........................................      25,000
                                                                 ----------
    Total......................................................  $11,608,347

------------------------


(1) Includes the fees and expenses of $2.0 million to J.P. Morgan, $3.0 million to BT Alex. Brown, $2.0 million to SunTrust Equitable Securities and $3.0 million to WCA Management.


(2) Includes the estimated fees and expenses of counsel for the Company, the Special Committee and the WCAS Group.

                       RIGHTS OF DISSENTING SHAREHOLDERS

    Holders of shares of Common Stock are entitled to appraisal rights under
Article 13 of the Georgia Business Corporation Code. Article 13 is reprinted in its entirety as Appendix C to this Proxy Statement. All references in Article 13 and in this summary to a "shareholder" are to the record holder or beneficial owner of the shares of Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    The Merger Agreement provides that if holders of more than fifteen percent of the shares of Common Stock outstanding prior to the Effective Time exercise their dissenters' appraisal rights, the Parent and the Acquiror are not required to consummate the Merger. Although the Acquiror and the Parent may waive this requirement at their discretion, there can be no assurance that the Acquiror and the Parent will do so.

    The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. THIS DISCUSSION AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    Each shareholder intending to elect appraisal rights as to the fair market value of the shares must first demand "payment" for such shares from the Company. Demanding payment for such shares shall constitute a request for payment for the shares at a per share value that is different from the $16.00 consideration contemplated by the Merger Agreement. Each shareholder electing to demand payment for his shares shall deliver to the Company, before the taking of the vote on the Merger at the Special Meeting, written notice of the shareholder's intent to demand payment for his shares of Common Stock. The demand must reasonably inform the Company of the identity of the shareholder and that the shareholder intends thereby to demand payment for the shares of the Company's Common Stock. This written demand for payment for the shares of Common Stock must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for payment within the meaning of Article 13. However, any shareholder electing to demand payment will not be granted payment under Article 13 if such shareholder has voted in favor of the Merger.

    The payment demand must be mailed or delivered to the attention of Secretary of the Company at 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. The written payment demand must specify the shareholder's name and mailing address, the number of shares of Common Stock owned, and that the shareholder is thereby demanding payment for his or her shares.

    If the Merger is approved by satisfying the Outstanding Shares Vote Requirement and Majority Vote Requirement, shareholders who have demanded payment will receive, no later than ten days after the Effective Time, a dissenters' notice that states where a payment demand is to be sent, where and when certificates for shares must be deposited, and will set the date by which the Company must receive the payment demand. The date by which the Company must receive the payment demand must be not fewer than thirty nor more than sixty days after the delivery of the dissenters' notice. A shareholder must comply with the terms of the dissenters' notice in order to receive payment for the shares other than that contemplated by the Merger Agreement.

    Within ten days from the later of the receipt of the payment demand or the Effective Time, the Company must offer to each dissenter the amount the Company has determined to be the fair market value of the shares. Fair market value will be determined based on the value of the dissenting shares immediately before the effective time of the Merger without any appreciation or depreciation in anticipation of the Merger. The shareholder will then have thirty days to accept or decline the offer by the Company. Failure to respond to the offer within such period is deemed an acceptance. If the shareholder accepts the Company's offer by written notice to the Company within the thirty day period, payment shall be made to the shareholder within sixty days of the later of the making of the offer or the Effective Time. If the shareholder disagrees with such value, including interest to be received, or the shareholder does not receive his certificates or the release of transfer restrictions upon the Company's failure to consummate the Merger, the shareholder may notify the Company of his estimate of the fair value of the shares, including interest, in writing.

    If the demand for payment remains unsettled sixty days after the receipt of the demand for payment by the Company, the Company shall file a petition in the Superior Court of DeKalb County (the "Court") demanding a determination of the value of the shares of Common Stock and accrued interest of the dissenting shareholders. All dissenting shareholders shall be made parties to the proceeding. If a petition for an appraisal is timely filed, the Court, in a nonjury equitable proceeding, will appraise the shares of Common Stock owned by the dissenting shareholders, determining the fair value of such shares of Common Stock together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. If the Company does not timely file the petition, the Company must pay to each dissenter whose demand remains unsettled the amount demanded.

    Shareholders considering seeking appraisal should be aware that the "fair value" of their shares of Common Stock determined under Article 13 could be more than, the same as or less than the Cash Merger Consideration, and that the opinion of J.P. Morgan as to fairness, from a financial point of view, is not an opinion as to fair value under Article 13. The cost of the appraisal proceeding will be determined by the Court and may be assessed against the parties as the Court deems equitable in the circumstances. The Court may order that all or a portion of the attorneys' fees incurred by any dissenting shareholder in connection with the appraisal proceeding be charged pro rata against the value of all shares of the Company's Common Stock entitled to appraisal.

    If the Company does not consummate the Merger within sixty days after the date set by the Company for the demand for payment and the depositing of the certificates, the Company must return the certificates and shall release any transfer restrictions on any uncertificated shares.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, persons who will own stock of Centennial (actually or constructively, under certain constructive ownership rules in the Internal Revenue Code) after the Merger, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

    The receipt of the Cash Merger Consideration in the Merger by holders of Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of Common Stock will be equal to the difference between $16.00 and the holder's basis in that particular share of the Common Stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of Common Stock held for more than 12 months prior to the date of disposition.

    A holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies concerning no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to shares of Common Stock pursuant to the Merger, each holder must provide the Paying Agent with his correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Common Stock who does not provide Centennial with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. Centennial (or its agent) will report to the holders of Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

    THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A SHAREHOLDER WHO ACQUIRED HIS OR HER SHARES OF COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

                 PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF
                             MANAGEMENT AND OTHERS


    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 2, 1999 by: (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the Investor Group, (iv) the chief executive officer and the four other most highly compensated executive officers, and (v) all executive officers and directors of the Company as a group.



                                                                                AMOUNT AND NATURE
                                                                                  OF BENEFICIAL        PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                                            OWNERSHIP          COMMON STOCK
----------------------------------------------------------------------------  ----------------------  ---------------
WCAS VI (1) (2).............................................................          2,520,193               21.1%
WCAS CP II (1)(3)...........................................................            246,896                2.1
Healthcare (1)(4)...........................................................             81,384                  *
Andrew M. Paul (1)(5).......................................................             12,707                  *
J. Stephen Eaton (1)(6).....................................................          1,213,077               10.1
Kent C. Fosha, Sr. (1)(7)...................................................             53,949                  *
Alan C. Dahl (1)(8).........................................................             93,976                  *
Lawrence W. Lepley, Jr. (1)(9)..............................................             92,226                  *
Bertil D. Nordin (10).......................................................                  0                  *
W. Scott Miller (11)........................................................                  0                  *
Charles D. Nash (12)........................................................                  0                  *
James B. Hoover (13)........................................................             13,464                  *
Robert Ortenzio (14)........................................................              1,299                  *
The Goldman Sachs Group, L.P.(15)...........................................            609,400                5.1
Dresdner RCM Global Investors LLC(16).......................................          1,189,920               10.0
South Atlantic Venture Fund II, Limited Partnership (17)....................            798,963                6.7
All other executive officers and directors as a group (10 persons)..........          1,480,698               12.4


------------------------

*   Less than 1%

(1) Based on the Statement of Beneficial Ownership on Schedule 13D, dated November 2, 1998 filed by the persons indicated, and WCAS VIII, WCAS CP III and the respective general partners of WCAS VI, WCAS CP II, Healthcare Partners, WCAS VIII and WCAS CP III (the "13D Statement"). The shares of Common Stock shown in the table as beneficially owned by a person exclude the shares shown as beneficially owned by other persons in the table and each such person disclaims beneficial ownership of the shares owned by such other persons. According to the 13D Statement, the following WCAS Investors, directly own the following shares of Common Stock: Patrick J. Welsh (49,977 shares), Russell L. Carson (49,977 shares), Bruce K. Anderson (29,977 shares), Andrew M. Paul (12,707 shares), Thomas E. McInerney (10,000 shares), Robert A. Minicucci (10,772 shares), Anthony deNicola (5,000 shares) and Paul B. Queally (750 shares). Such persons, and Andrew M. Paul, as general partners of the respective sole general partners of such entities, may be deemed to beneficially own the shares owned by WCAS VI, WCAS CP II and Healthcare Partners. Such persons disclaim beneficial ownership of such shares.

(2) The principal executive offices of WCAS VI are located at 320 Park Avenue, New York, New York 10022. The sole general partner of WCAS VI is WCAS VI Partners, L.P., a Delaware limited partnership ("WCAS VI Partners"). WCAS VI Partners and certain of the WCAS Investors, including Andrew M. Paul, who serve as general partners of WCAS VI Partners may be deemed to beneficially own the shares owned by WCAS VI. Such persons disclaim beneficial ownership of such shares.

(3) The principal executive offices of WCAS CP II are located at 320 Park Avenue, New York, New York 10022. The sole general partner of WCAS CP II is WCAS CP II Partners, a New Jersey general partnership ("WCAS CP II Partners). WCAS CP II Partners and certain of the WCAS Investors, including Andrew M. Paul, who serve as general partners of WCAS CP II Partners may be deemed to beneficially own the shares owned by WCAS CP II. Such persons disclaim beneficial ownership of such shares.

(4) The principal executive offices of Healthcare Partners are located at 320 Park Avenue, New York, New York 10022. The sole general partner of Healthcare Partners is WCAS HP Partners, a Delaware partnership. WCAS HP Partners and certain of the WCAS Investors, including Andrew M. Paul, who serve as general partners of WCAS HP Partners may be deemed to beneficially own the shares owned by Healthcare Partners. Such persons disclaim beneficial ownership of such shares.

(5) Excludes 2,520,193 shares of Common Stock owned by WCAS VI, 246,896 shares of Common Stock owned by WCAS CP II and 81,384 shares of Common Stock owned by Healthcare Partners. Mr. Paul, as a general partner of the respective sole general partners of each of WCAS VI, WCAS CP II and Healthcare Partners may be deemed to beneficially own the shares owned by WCAS VI, WCAS CP II and Healthcare Partners. Mr. Paul disclaims beneficial ownership of such shares.

(6) Includes 97,706 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include options to acquire 51,727 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(7) Includes 45,979 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include options to acquire 71,074 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(8) Includes 34,484 shares purchasable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days and 2,000 shares beneficially owned by Mr. Dahl's sons. Mr. Dahl disclaims beneficial ownership of these shares. Does not include options to acquire 71,074 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(9) Includes 9,001 shares purchasable upon exercise of stock options that are currently exercisable. Does not include options to acquire 51,343 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(10) Includes options to acquire 10,345 shares that are currently exercisable. Does not include options to acquire 2,070 shares that are not exercisable within 60 days. Does not include 206,214 shares held by South Atlantic Venture Fund III, Limited Partnership ("South Atlantic") of which Mr. Nordin is a special limited partner. Mr. Nordin disclaims beneficial ownership of the shares owned by South Atlantic. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

(11) Does not include options to acquire 10,345 shares that are not exercisable within 60 days. Does not includes 798,963 shares of South Atlantic Venture Fund II, Limited Partnership of which Mr. Miller is a limited partner. Mr. Miller disclaims beneficial ownership of these shares.

(12) Does not include options to acquire 10,345 shares that are not exercisable within 60 days.

(13) Includes shares held by Mr. Hoover or by the James B. Hoover IRA. Does not include 2,767,089 shares held by WCAS VI, WCAS CP II, of which Mr. Hoover serves as a general partner of the sole general partner or limited partner of the sole general. Mr. Hoover disclaims beneficial ownership of these shares. The shareholder's address is Dauphin Capital Partners, 108 Forest Avenue, Locust Valley, New York 11560.

(14) Does not include 39,719 shares held by Horizon Investment Associates II, of which Mr. Ortenzio's father is an affiliate; 3,551 shares acquired pursuant to a distribution by WCAS VI to its limited partners, in one of which Mr. Ortenzio holds a remainderman interest in a life estate of which his father is the life tenant; or 77 shares acquired pursuant to a distribution by WCAS CP II to Camp Hill Associates, L.P., a limited partner of WCAS CP II, in which Mr. Ortenzio has a 10% ownership interest. Mr. Ortenzio disclaims beneficial ownership of all such shares. The shareholder's address is 4718 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055.


(15) Based on Schedule 13G of shareholder filed on February 14, 1999. The shareholder's address is 85 Broad Street, New York, New York 10004.



(16) Based on 13G/A of shareholder filed on February 12, 1999. The shareholder's address Four Embarcadero Center, San Francisco, California 94111.


(17) The shareholder's address is 614 West Bay Street, Suite 200, Tampa, Florida 33606-2704.

            CERTAIN INFORMATION CONCERNING THE PARENT, THE ACQUIROR
                             AND THE INVESTOR GROUP


    THE PARENT. The Parent (formerly known as Cougar Holdings Corporation) is a newly formed Delaware corporation organized by WCAS VIII. The principal executive offices of the Parent are located at 320 Park Avenue, New York, New York 10022. The current directors of the Parent are Lawrence B. Sorrel and D. Scott Mackesy. The current officers of the Parent are Lawrence B. Sorrel, President and Treasurer, and D. Scott Mackesy, Vice President and Secretary.


    THE ACQUIROR. The Acquiror is a newly formed Georgia corporation organized by WCAS VIII for the purpose of effecting the Merger. The principal executive offices of the Acquiror are located at 320 Park Avenue, New York, New York 10022. The directors of the Acquiror are Lawrence B. Sorrel and D. Scott Mackesy. The officers of the Acquiror are Lawrence B. Sorrel, President and Treasurer, and D. Scott Mackesy, Vice President and Secretary.

    WCAS VIII. The principal business of WCAS VIII, a Delaware limited partnership, is that of a private investment partnership. The principal executive offices of WCAS VIII are located at 320 Park Avenue, New York, New York 10022. The sole general partner of WCAS VIII is WCAS VIII Associates LLC, a Delaware limited liability company ("VIII Associates").

    VIII ASSOCIATES. The principal business of VIII Associates is acting as the sole general partner of WCAS VIII. Each managing member of VIII Associates is a citizen of the United States. The principal occupation of each managing member of VIII Associates is being a general partner or managing member of the partnerships and limited liability companies which serve as the sole general partners of the private investment partnerships which are affiliated with WCAS
VIII. The managing members of VIII Associates are Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Laura M. Van Buren, Priscilla A. Newman, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, and Lawrence B. Sorrel.

    The business address of each managing member of VIII Associates is 320 Park Avenue, New York, New York 10022.

    WCAS CP III. The principal business of WCAS CP III, a Delaware limited partnership, is that of a private investment partnership. The principal executive offices of WCAS CP III are located at 320 Park Avenue, New York, New York 10022. The sole general partner of WCAS CP III is WCAS CP III Associates L.L.C., a Delaware limited liability Company ("CP III Associates").


    CP III ASSOCIATES. The principal business of CP III Associates is acting as the sole general partner of WCAS CP III. Each managing member of CP III Associates is a citizen of the United States. The principal occupation of each managing member of CP III Associates is being a general partner or managing member of the partnerships and limited liability companies which serve as the sole general partners of private investment partnerships which are affiliated with WCAS CP III. The managing members of CP III Associates are Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Laura M. Van Buren, Priscilla A. Newman, Robert A. Minicucci, Anthony
J. de Nicola, Paul B. Queally, and Lawrence B. Sorrel. The business address of each managing member of CP III Associates is 320 Park Avenue, New York, New York 10022.


    MANAGEMENT GROUP. The members of the Management Group are Messrs. Eaton, Dahl, Fosha and Lepley and certain other members of management. The business address for each member of the Management Group is the principal executive offices of Centennial, 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. Each member of the Management Group is a citizen of the United States.

    WCAS GROUP. The members of the WCAS Group, in addition to WCAS VIII and WCAS CP III are Healthcare Partners, and 13 individuals who are managing members of either VIII Associates or CP III Associates or employees of WCA Management Corporation, including Andrew M. Paul, a director of the Company. The sole general partner of Healthcare Partners is WCAS HP Partners, a Delaware partnership.

    The business address for each member of the WCAS Group is 320 Park Avenue, New York, New York 10022. Each member of the WCAS Group who is a natural person is a citizen of the United States, other than Mr. Mackesy who is a citizen of Canada.

    None of the Investor Group, the Parent, the Acquiror or any executive officer, director or person controlling any member of the Investor Group, the Parent or the Acquiror was during the last five years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    D. Scott Mackesy is a citizen of Canada and his principal occupation is as an employee of WCA Management. Mr. Mackesy's business address is 320 Park Avenue, New York, New York, 10022. Prior to joining Welsh, Carson, Anderson & Stowe ("WCAS") in 1998, Mr. Mackesy was employed from 1992 to 1998 by Morgan Stanley, Dean Witter, Discover & Co., most recently as a Vice President in its investment research department.

    Prior to joining WCAS in 1993, Mr. Minicucci served as Senior Vice President and Chief Financial Officer of First Data Corporation from 1992 to 1993. The address of First Data Corporation is 401 Hackensack Avenue, Hackensack, New Jersey 07601.

    Prior to joining WCAS in 1994, Mr. de Nicola was employed from 1990 to 1994 by William Blair & Company, a private equity investment firm. The address of William Blair & Company, L.L.C. is 222 West Adams Street, Chicago, Illinois 60606.

    Prior to joining WCAS in February 1996, Mr. Queally held various positions, including, most recently, General Partner, at The Sprout Group, Donaldson, Lufkin & Jenrette Inc.'s private equity group from May 1987 to February 1996. The address of Donaldson, Lufkin & Jenrette, Inc. is 277 Park Avenue, New York, New York 10172.

    Prior to joining WCAS in June 1998, Ms. Newman was employed as a Vice President at AEA Investors, Inc. since 1996. The address of AEA Investors, Inc. is 65 East 55th Street, New York, New York 10022. From 1993 to 1996, Ms. Newman was employed as a Senior Vice President, Corporate Finance at Lehman Brothers. Lehman Brothers address is Three World Financial Center, New York, New York, 10285.

    Prior to joining WCAS in June 1998, Mr. Sorrel was employed as a senior executive at Morgan Stanley, Dean Witter, Discover & Co. working in its private equity investment business, most recently, as a Managing Director. Mr. Sorrel joined Morgan Stanley & Co. in 1986. The address of Morgan Stanley, Dean Witter, Discover & Co. is 1585 Broadway, New York, New York, 10036.

    J. Stephen Eaton is a resident of the United States and his principal occupation is Chairman of the Board, President, and Chief Executive Officer of the Company, in which capacities he has served since founding the Company in 1989. Mr. Eaton's business address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. From 1982 to 1988, Mr. Eaton served in various executive positions, including Vice President, of Consolidated Resources Corporation of America and its successors. When the Company acquired CRCA in 1990, CRCA served as the general partner of private and public limited partnerships that owned in excess of 31 long-term care and assisted living facilities. Mr. Eaton also serves as a director of Saint Joseph's Mercy Care Corporation, a non-profit corporation based in Atlanta, Georgia which provides mobile health services to the homeless and other underserved populations, and of Saint Joseph's Health System, a major tertiary care hospital and health system in Atlanta, Georgia.

    Alan C. Dahl is a resident of the United States and his principal occupation is Executive Vice President, Chief Financial Officer, Treasurer and Director of the Company. Mr. Dahl has served in these capacities since January 1996. Mr. Dahl's business address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. From February 1991 to December 1995, he served as senior vice president. Mr. Dahl has been involved in health care finance for the past 12 years. Mr. Dahl was previously senior vice president of Southmark Public Syndications, Inc., a subsidiary of Southmark Corporation. Mr. Dahl, a certified public accountant, also worked in the tax department at Arthur Young & Corporation.

    Kent C. Fosha is a resident of the United States and his principal occupation is Executive Vice President of Operations of the Company. His principal business address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

    Lawrence W. Lepley, Jr. is a resident of the United States and his principal occupation is President of Paragon Rehabilitation, Inc., an indirect wholly owned subsidiary of the Company. His business address is 3100 West End Avenue, Suite 470, Nashville, Tennessee, 37203.

                  PURCHASES OF COMMON STOCK BY CERTAIN PERSONS

TRANSACTIONS BY THE WCAS GROUP

    THS MERGER AND RELATED SETTLEMENT AGREEMENT.

    In January 1996, pursuant to an Agreement and Plan of Merger (the "THS Merger Agreement"), dated as of December 31, 1995, among the Company, WelCare Transitional Acquirors, Inc., a wholly-owned subsidiary of the Company ("THS Acquisition Sub"), and Transitional Health Services, Inc. ("THS"), THS Acquisition Sub was merged (the "THS Merger") with and into THS. In the THS Merger, each holder of capital stock of THS (the "THS Holders"), including WCAS VI, WCAS CP II, Healthcare Partners, Patrick J. Welsh, Russell L. Carson, Bruce
K. Anderson, Richard H. Stowe, Thomas E. McInerney, Andrew M. Paul, Robert A. Minicucci and Laura M. VanBuren (collectively, the "WCAS THS Holders"), received
(i) 0.235521068 shares of the Company's Special Voting Common Stock $.01 par value per share ("Special Voting Common Stock") in exchange for each share of THS common stock, par value $.01 per share, held by such stockholder and (ii) one share of the Company's Series C Preferred Stock, $1.00 par value, ("Series C Preferred Stock") in exchange for each share of THS preferred stock, par value $1.00 per share, held by such stockholder. Collectively, the WCAS THS Holders received 3,162,179 shares of Special Voting Stock and 121,982 shares of Series C Preferred Stock in the THS Merger. In addition, at the closing of the THS Merger, 351,318 shares of Special Voting Common Stock were deposited in an escrow account (the "Escrow Account") on behalf of the WCAS THS Holders to secure their portion of the indemnification obligations of the THS Holders under the THS Merger Agreement.

    JANUARY 31, 1997 TRANSACTIONS

    Effective January 31, 1997, in settlement of all indemnification claims brought under the THS Merger Agreement, the Company, Andrew M. Paul, as agent for THS Holders, and J. Stephen Eaton, as agent for the shareholders of the Company prior to the THS Merger (the "WelCare Holders"), entered into a settlement agreement (the "Settlement Agreement"). Under the Settlement Agreement, the WelCare Holders were entitled to receive shares of Special Voting Common Stock from the Escrow Account; however, THS Holders had the option to make payments of cash to the WelCare Holders in lieu of all or a portion of such required stock transfer. In March 1997, as provided by the Settlement Agreement, certain THS Holders (including each of the WCAS THS Holders) made cash payments to the WelCare Holders in lieu of transferring to them certain shares of Special Voting Common Stock. For such purposes, the agreed fair market value of shares of Special Voting Common Stock was $8.40 per share. In connection with the Settlement Agreement, the WCAS THS Holders made cash payments aggregating approximately $1,421,578, transferred at total of 81,458 shares of Special Voting Common Stock to the WelCare Holders and received an aggregate of 269,860 shares of Special Voting Common Stock from the Escrow Account.

    Effective January 31, 1997, WCAS VI, Healthcare Partners, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Andrew M. Paul, Robert
A. Minicucci, Thomas E. McInerney and Laura M. VanBuren acquired an aggregate of approximately 86,978 shares (adjusted for a .6897-to-1 stock split (the "Reverse Split") effected in connection with the Company's July 1997 initial public offering of Common Stock (the "IPO")) of Common Stock from Messrs. Eaton (approximately 76,633 shares for approximately $933,323) and Fosha (approximately 10,346 shares for approximately $126,000) for an aggregate purchase price of approximately $1,059,324, or approximately $12.00 per share.

    Effective January 31, 1997, WCAS VI, Healthcare Partners, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Andrew M. Paul, Robert
A. Minicucci, Thomas E. McInerney and Laura M. VanBuren purchased an aggregate of 43,541 shares of the Company's Series D Preferred Stock, par value $1.00 per share ("Series D Preferred Stock") from the Company, for an aggregate purchase price of $4,354,100, or $100 per share. On July 18, 1997, in connection with the closing of the IPO, each issued and outstanding share of Series D Preferred Stock was converted into Common Stock at a conversion price of $16.00 per share.

    Effective January 31, 1997, WCAS CP II acquired 44,250 investment units ("Units") consisting of one share of the Company's Series E Redeemable Preferred Stock, par value $1.00 per share, ("Series E Preferred Stock"), and 1.28 shares (adjusted for the .6897-to-1 stock split effected in connection with the IPO) of Common Stock (i.e., 44,250 shares of Series E Preferred Stock and 56,492 shares of Common Stock) for an aggregate purchase price of $4,425,000, or $100 per Unit.

    THE JULY 1997 IPO

    In July 1997, in connection with the closing of the IPO, (i) each issued and outstanding share of the Special Voting Common Stock, was converted into .6897 shares of Common Stock (adjusted for the Reverse Split) and (ii) each issued and outstanding share of the Series C Preferred Stock, was converted into Common Stock at a conversion price of $16.00 per share, and (iii) each issued and outstanding share of Series E Preferred Stock was redeemed at $100 a share.

    In July 1997, the Company used proceeds from the IPO to repay a $16,833,000 10.8% senior subordinated note (the "10.8% Note") and a $7,500,000 11.7% senior subordinated note (the "11.7% Note", and together with the 10.8% Note, the "WCAS CP II Notes"), each of which was due October 30, 2002 and held by WCAS CP II. The WCAS CP II Notes were issued in 1994 by a subsidiary of THS that was acquired by Centennial in the THS Merger.

    In July 1997, (i) Anthony J. deNicola, purchased 5,000 shares of Common Stock (including shares held by an IRA account) and (ii) Andrew M. Paul purchased 3,000 shares of Common Stock in the IPO at $16.00 per share.

    In connection with the IPO, the Company made an offer to the former holders of shares of Series C Preferred Stock (including the WCAS THS Holders), to repurchase from such former holders, on a pro rata basis, that number of shares of Common Stock which could be repurchased, at a per share price equal to the price to the public in the IPO, with the net proceeds received by the Company in connection with the exercise of the IPO underwriter's over-allotment option (the "Repurchase Offer"). The Repurchase Offer was made as consideration for the consent of these former holders to an amendment of the Company's Articles of Incorporation to allow the automatic conversion of all shares of Series C Preferred Stock into Common Stock upon the closing of the IPO. Holders of approximately 84,000 shares (of the approximately 1.3 million shares available for pro-rata repurchase) elected to have such shares repurchased by Centennial. Messrs. Paul, Welsh, Stowe, Anderson, Carson, McInerney, and Minicucci elected to have an aggregate of 13,171 shares of Common Stock repurchased at $16.00 a share.

TRANSACTIONS BY MANAGEMENT INVESTORS

    THS MERGER AND RELATED SETTLEMENT AGREEMENT

    In the THS Merger, Lawrence W. Lepley, Jr. received 0.235521068 shares of Special Voting Common Stock in exchange for each share of THS Common Stock. Mr. Lepley elected to have 21,777 shares of Common Stock repurchased by Centennial pursuant to the Repurchase Offer.

    At the closing of the THS Merger, a stock dividend of 0.1111 shares of Common Stock was issued on each outstanding share of Common Stock and the stock dividend shares were deposited in the Escrow Account to secure a portion of the indemnification obligations of the WelCare Holders under the THS Merger Agreement.

    On January 31, 1997, in connection with the Settlement Agreement, Messrs. Eaton, Dahl and Fosha received all shares of Common Stock deposited on their behalf into the Escrow Account. Mr. Dahl also received 5,881 shares of Special Voting Common Stock.

    PURCHASES OF COMMON STOCK IN THE IPO

    Mr. Eaton purchased 5,000 shares of Common Stock and Mr. Dahl purchased 2,000 shares of Common Stock at $16.00 a share in the IPO.

    PURCHASES THROUGH OPTION EXERCISES

    On January 15, 1996, Mr. Eaton exercised options to acquire 76,633 shares of Common Stock, Mr. Dahl exercised options to acquire 38,316 shares of Common Stock (adjusted for the Reverse Split) and Mr. Fosha exercised options to acquire 38,316 shares of Common Stock (adjusted for the Reverse Split), at $.2944 a share for an aggregate purchase price of $45,121.

    On May 1, 1996, Mr. Dahl exercised an option to acquire 11,495 shares of Common Stock (adjusted for the Reverse Split) at an exercise price of $7.83 a share for an aggregate purchase price of $90,005.

    PURCHASES THROUGH OPEN MARKET TRANSACTIONS


    On December 9, 1997, Mr. Dahl purchased 2,000 shares of Common Stock in the open market for $20.125 a share and an aggregate purchase price of $40,250.


                              INDEPENDENT AUDITORS

    The consolidated balance sheets as of December 31, 1997 and December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Proxy Statement have been audited by Coopers & Lybrand L.L.P., (now known as PriceWaterhouseCoopers LLP), independent auditors, as stated in their report. A representative of PriceWaterhouseCoopers LLP will be at the Special Meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement if so desired.

                      WHERE YOU CAN FIND MORE INFORMATION

    Centennial files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that Centennial files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Centennial public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at http:// www.sec.gov. Reports, proxy statements and other information concerning Centennial also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Commission allows Centennial to "incorporate by reference" information into this document, which means that Centennial can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Centennial has previously filed with the Commission. These documents contain important business information about Centennial and its financial condition.

    Centennial may have sent to you some of the documents incorporated by reference, but you can obtain any of them through Centennial or the Commission or the Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from Centennial without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                       CENTENNIAL HEALTHCARE CORPORATION
                    400 Perimeter Center Terrace, Suite 650
                             Atlanta, Georgia 30076
                           Telephone: (770) 698-9040
                        Attention: Shareholder Relations

    The Company, the Parent, the Acquiror, certain of the WCAS Investors and the Management Investors have filed a Schedule 13E-3 with the Commission with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CENTENNIAL HEALTHCARE, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING.

    You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Special Meeting. Centennial has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated
            , 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission by Centennial are incorporated by reference in this Proxy Statement:

    (i) Centennial's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    (ii) Centennial's Quarterly Report on Form 10-Q for quarter ended March 31, 1998;

    (iii) Centennial's Quarterly Report on Form 10-Q for quarter ended June 30, 1998;

    (iv) Centennial's Quarterly Report on Form 10-Q for quarter ended September 30, 1998;

    (v) Centennial's Current Report on Form 8-K filed on October 28, 1998; and


    (vi) Centennial's Current Report on Form 8-K filed on January 15, 1999.


    All documents filed by Centennial with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                             SHAREHOLDER PROPOSALS


    If the Merger is not consummated for any reason, proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or prior to December 31, 1998 to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.


                                 OTHER MATTERS

    Management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                          COUGAR HOLDINGS CORPORATION,
                            COUGAR ACQUISITION CORP.
                                      AND
                       CENTENNIAL HEALTHCARE CORPORATION
                          DATED AS OF OCTOBER 22, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
                                                       ARTICLE I
                                                       THE MERGER
Section 1.01    The Merger.................................................................................           2
Section 1.02    Effect of the Merger.......................................................................           2
Section 1.03    Consummation of the Merger.................................................................           2
Section 1.04    Closing....................................................................................           2
Section 1.05    Articles of Incorporation; By-Laws; and Directors and Officers of the Surviving
                  Corporation..............................................................................           2
Section 1.06    Further Assurances.........................................................................           3
Section 1.07    Company Actions............................................................................           3

                                                       ARTICLE II
                                                CONVERSION OF SECURITIES
Section 2.01    Conversion of Securities...................................................................           3
Section 2.02    Stock Options..............................................................................           4
Section 2.03    Payment for Shares.........................................................................           5
Section 2.04    Dissenting Shares..........................................................................           6
Section 2.05..  Dissenting Shares After Payment of Fair Value..............................................           7

                                                      ARTICLE III
                                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.01    Organization and Qualification.............................................................           7
Section 3.02    Authorization and Validity of Agreement....................................................           8
Section 3.03    Non-Contravention..........................................................................           9
Section 3.04    Capital Stock; Subsidiaries................................................................          10
Section 3.05    SEC Filings................................................................................          11
Section 3.06    Financial Statements.......................................................................          11
Section 3.07    Absence of Undisclosed Liabilities.........................................................          12
Section 3.08    Governmental Approvals.....................................................................          12
Section 3.09    Absence of Certain Changes or Events.......................................................          12
Section 3.10    Title to Properties, Absence of Liens and Encumbrances.....................................          14
Section 3.11    List of Properties, Contracts and Other Data...............................................          14
Section 3.12    Intangible Rights..........................................................................          16
Section 3.13    Software...................................................................................          16
Section 3.14    Litigation.................................................................................          17
Section 3.15    Governmental Authorizations and Regulations................................................          18
Section 3.16    Condition of Facilities....................................................................          19
Section 3.17    Labor Matters..............................................................................          19
Section 3.18    Insurance..................................................................................          20
Section 3.19    Use of Real Property.......................................................................          20
Section 3.20    Conditions of Assets.......................................................................          21
Section 3.21    Employee Benefit Plans.....................................................................          21
Section 3.22    Environmental Matters......................................................................          22
Section 3.23    Information In Proxy Statement.............................................................          22
Section 3.24    Fraud and Abuse............................................................................          23
Section 3.25    Health Professional's Financial Relationships..............................................          24
Section 3.26    Tax Matters................................................................................          24
Section 3.27    Transactions With Affiliates...............................................................          25
Section 3.28    Brokers and Finders........................................................................          25
Section 3.29    Opinion of Financial Advisor...............................................................          25

                                                                                                                PAGE
                                                                                                                -----
Section 3.30    Statements True and Correct................................................................          26
Section 3.31    Knowledge of the Company...................................................................          26
                                                       ARTICLE IV
                                        REPRESENTATIONS AND WARRANTIES OF PARENT
Section 4.01    Organization and Qualification.............................................................          26
Section 4.02    Authority Relative to Agreement............................................................          26
Section 4.03    Non-Contravention..........................................................................          27
Section 4.04    Governmental Approvals.....................................................................          27
Section 4.05    Proxy and Schedule 13E-3 Information.......................................................          27
Section 4.06    Brokers and Finders........................................................................          28
Section 4.07    Sufficient Funds...........................................................................          28
                                                       ARTICLE V
                                   REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB
Section 5.01    Organization and Qualification.............................................................          28
Section 5.02    Authorization and Validity of Agreement....................................................          29
Section 5.03    Non-Contravention..........................................................................          29
Section 5.04    Governmental Approvals.....................................................................          29
                                                       ARTICLE VI
                                                   CERTAIN AGREEMENTS
Section 6.01    Conduct of the Company's Business..........................................................          30
Section 6.02    Stockholder Approval.......................................................................          31
Section 6.03    Access to Information......................................................................          32
Section 6.04    Further Assurances.........................................................................          32
Section 6.05    Inquiries and Negotiations; Certain Payments...............................................          32
Section 6.06    Notification of Certain Matters............................................................          34
Section 6.07    Indemnification............................................................................          34
                                                      ARTICLE VII
                                                CONDITIONS TO THE MERGER
Section 7.01    Conditions to the Merger Relating to Parent and Acquisition Sub............................          35
Section 7.02    Conditions to the Merger Relating to the Company...........................................          37
                                                      ARTICLE VIII
                                              TERMINATION AND ABANDONMENT
Section 8.01    Termination and Abandonment................................................................          38
Section 8.02    Effect of Termination......................................................................          39
                                                       ARTICLE IX
                                                     MISCELLANEOUS
Section 9.01    Nonsurvival of Representations and Warranties..............................................          39
Section 9.02    Expenses, Etc..............................................................................          40
Section 9.03    Publicity..................................................................................          40
Section 9.04    Execution in Counterparts..................................................................          40
Section 9.05    Notices....................................................................................          40
Section 9.06    Waivers....................................................................................          41
Section 9.07    Headings; Interpretation...................................................................          42
Section 9.08    Entire Agreement...........................................................................          42
Section 9.09    Governing Law..............................................................................          42
Section 9.10    Severability...............................................................................          42
Section 9.11    Binding Effect, Benefits...................................................................          43
Section 9.12    Assignability..............................................................................          43
Section 9.13    Amendments.................................................................................          43

                    INDEX TO EXHIBIT AND DISCLOSURE SCHEDULE

    EXHIBIT    DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------------

          A    Form of Opinion of King & Spalding

          B    Form of Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol

DISCLOSURE
 SCHEDULE
 SECTION    DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------

3.01        Qualifications to do Business

3.03        Non-Contravention

3.04(a)     Stock of Company and Corporate Subsidiaries

3.04(b)     Options, Warrants, etc. of Company and Corporate Subsidiaries

3.04(c)     Options, Warrants, etc. of Partnership Subsidiaries

3.04(d)     Other Investments

3.08        Governmental Approvals (Company)

3.09        Certain Changes

3.10        Liens and Encumbrances

3.11        Properties, Contracts, etc.

3.12        Intangible Rights

3.14        Litigation

3.15        Governmental Authorizations

3.16        Condition of Facilities

3.17        Labor Matters

3.18        Insurance

3.19        Use of Real Property

3.20        Condition of Assets

3.21        Employee Benefits

3.22        Environmental Matters

3.26        Tax Matters

3.28        Transactions with Affiliates

3.31        Knowledge of the Company

4.04        Governmental Approvals (Parent)

5.04        Governmental Approvals (Acquisition Sub)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of October 22, 1998, by and among COUGAR HOLDINGS CORPORATION, a Delaware corporation ("Parent"), COUGAR ACQUISITION CORP., a Georgia corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and CENTENNIAL HEALTHCARE CORPORATION, a Georgia corporation (the "Company"). The Company and Acquisition Sub are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation".

    WHEREAS a special committee (the "Special Committee") comprised of three independent directors of the Board of Directors of the Company (the "Company Board") has unanimously determined that the terms of the proposed acquisition of the Company by Parent pursuant to a merger of Acquisition Sub with and into the Company, upon the terms and subject to the conditions hereinafter provided, are fair to, and in the best interest of, the Company and the shareholders of the Company (the "shareholders" or the "Public Shareholders"); and

    WHEREAS the Special Committee has unanimously approved this Agreement and Plan of Merger (the "Agreement") and has unanimously recommended that the Company Board approve this Agreement and the merger, which recommendation is based in part on a fairness opinion issued by J.P. Morgan Securities Inc. (the "Independent Advisor"), independent financial advisors to the Special Committee, that, as of the date of such opinion and based on the assump tions, qualifications and limitations contained therein, the consideration to be received by the Public Shareholders for their shares in the merger is fair to the Public Shareholders from a financial point of view; and

    WHEREAS the Company Board has granted full responsibility and authority on behalf of the Company and the Board to the Special Committee to modify, amend or otherwise change this Agreement, or any of its terms or provisions (including modifications, amendments or changes subsequent to the Closing), to take all action and to execute all documents necessary or desirable to consummate the transactions contemplated by this Agreement, and to take all actions and to execute all documents which may be necessary or desirable in connection therewith, to give and receive consents and all notices on behalf of the Company hereunder, to negotiate and settle claims on behalf of the Company hereunder, and to perform any other act arising under or pertaining to this Agreement and the transactions contemplated hereby on behalf of the Company; and

    WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub and the Company Board have each (i) approved, upon the terms and subject to the conditions hereinafter provided, and (ii) determined that the merger is fair to, and deem it advisable and in the best interest of their respective shareholders to consummate, the acquisition of the Company by Parent pursuant to a merger of Acquisition Sub with and into the Company;

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger (as hereinafter defined) and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the Georgia Business Corporation Code (the "Georgia Code"), Acquisition Sub shall be merged with and into the Company (the "Merger"), the separate existence of Acquisition Sub (except as it may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation in the Merger.

    SECTION 1.02 EFFECT OF THE MERGER. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition Sub in accordance with the Georgia Code and the Merger shall otherwise have the effects set forth in Section 14-2-1101 et seq. of the Georgia Code.

    SECTION 1.03 CONSUMMATION OF THE MERGER. As soon as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties to this Agreement will cause the Merger to be consummated by filing with the Secretary of State of the State of Georgia a properly executed certificate of merger in accordance with Section 14-2-1105 of the Georgia Code, which shall be effective upon filing or on such later date and time as the parties hereto agree shall be specified in the Certificate of Merger (the time of such effectiveness being hereinafter referred to as the "Effective Time").

    SECTION 1.04 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place, at a location mutually agreed upon by Parent and the Company, at 10:00 a.m. (local time) on the day on which the Certificate of Merger is filed pursuant to Section 1.03 (the "Closing Date").

    SECTION 1.05 ARTICLES OF INCORPORATION; BY-LAWS; AND DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Subject to Section 6.07, the Articles of Incorporation of Acquisition Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by the Georgia Code. The By-Laws of Acquisition Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Articles of Incorporation of the Surviving Corporation and as provided by the Georgia Code. From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, (a) the directors of Acquisition Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

    SECTION 1.06 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation or otherwise to carry out the purposes of this Agreement.

    SECTION 1.07 COMPANY ACTIONS. The Company hereby approves of and consents to the Merger and represents and warrants that its Board of Directors, at a meeting duly called and held, and acting on the unanimous recommendation of the Special Committee, has (i) unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company, (ii) unanimously adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) unanimously resolved to recommend that the shareholders of the Company adopt this Agreement and the Merger, provided, however, that such recommendation may be with drawn, modified or amended if, in the opinion of the Board of Directors, after receipt of advice from outside legal counsel, failure to withdraw, modify or amend such recommendation would result in the Board of Directors violating its fiduciary duties to the Company's shareholders under applicable law. The Company further represents that the Independent Advisor has delivered to the

Company's Board of Directors its written opinion that the Merger Consideration (as hereinaf ter defined) is fair to the holders of Shares (as hereinafter defined) from a financial point of view.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    SECTION 2.01 CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of either Constituent Corporation or any holder of the capital stock thereof, at the Effective Time:

        (a) each share of Common Stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation;

        (b) each share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") that is held in the treasury of the Company or of any Subsidiary, or by Parent or any of its subsidiaries, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor; and

        (c) each remaining share (each a "Share") of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive an amount in cash, without interest, equal to Sixteen Dollars ($16.00) per Share (the "Merger Consideration").

    SECTION 2.02  STOCK OPTIONS.

    (a) At the Effective Time, each stock option outstanding under the Company's 1994 Employee Stock Option Plan, the Company's 1996 Executive Stock Plan, the Company's 1996 Employee Stock Option Plan and/or the Company's 1997 Stock Plan (collectively, the "Company Stock Option Plans") shall, to the extent not theretofore vested, become vested and shall terminate as of the Effective Time. Each holder of any such stock option having an exercise price less than the Merger Consideration shall be entitled to receive from the Company, in cancellation and settlement of such stock option, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the per share exercise price of each such option by (y) the number of shares of Company Common Stock issuable upon exercise of such option, subject to applicable withholding taxes, if any; and each holder of any such stock option having an exercise price equal to or greater than the Merger Consideration shall not receive any consideration in cancellation and settlement of such stock option.

    (b) Prior to the Effective Time, the Company (x) shall not, without first obtaining the consent of Parent, grant any additional stock options or modify the provisions thereof or of any of the Company Stock Option Plans (except as provided in this Section 2.02) and (y) shall take all necessary actions to ensure that (1) the Company Stock Option Plans and all options issued and outstanding thereunder shall terminate and be canceled as of the Effective Time,
(2) the provisions in any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary, shall be canceled as of the Effective Time and (3) all Company options that are not exercised prior to the Effective time will terminate and expire as of the Effective Time.

    SECTION 2.03  PAYMENT FOR SHARES.

    (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At the Effective Time, Parent and Acquisition Sub shall cause such funds as are required for the conversion of the Shares pursuant to Section 2.01(c) (the "Exchange Fund") to be deposited with the Exchange Agent.

    (b) Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of one or more Shares (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented outstanding Shares (each, a "Certificate") shall pass, only upon proper delivery of such Certificates to the Exchange Agent and have such other provisions as Parent shall specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration.

    (c) Upon surrender of a Certificate (duly endorsed as the Exchange Agent may require) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Shares previously represented by such Certificate, after giving effect to any applicable withholding tax, and the Certificate so surrendered shall forthwith be canceled. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.

    (d) If the Merger Consideration is to be paid to any person other than the person in whose name the Certificates surrendered for conversion are registered, it shall be a condition of payment that such Certificates be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such consideration to a person other than the registered holder of such Certificate, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (e) If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, stolen, mislaid or destroyed, (ii) such bond, security or indemnity as Parent and/or the Exchange Agent may require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall deliver to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate have been converted.

    (f) Any portion of the Exchange Fund held by the Exchange Agent for delivery pursuant to this Section 2.03 and unclaimed at the end of six months after the Effective Time shall be repaid or redelivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Section 2.03 shall, subject to applicable law, thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such holders' Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts unclaimed by holders of Shares two years after the Effective Time (or such earlier date immedi ately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

    (g) At and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certifi cates are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be canceled and exchanged for Merger Consideration as provided in this Section 2.03.

    SECTION 2.04  DISSENTING SHARES.

    (a) Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who has delivered to the Company, prior to the vote of shareholders required by Section 6.02 hereof, a written notice in accordance with Article 13 of the Georgia Code of such shareholder's intent to demand payment for such shareholder's Shares if the Merger is effected and who shall have not voted such Shares in favor of the approval and adoption of this Agreement (collectively, the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Article 13 of the Georgia Code, provided, however, that if such shareholder shall waive such shareholder's right to demand payment under
Article 13 of the Georgia Code or a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by said
Article 13, then the right of such holder of Dissenting Shares to be paid the fair value of such shareholders Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

    (b) The Company shall give Parent and Acquisition Sub (i) prompt notice of any notices or other instruments received by the Company pursuant to Article 13 of the Georgia Code and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not, except with the prior written consent of Parent and Acquisition Sub, voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares or settle or offer to settle any such demands.

    Section 2.05 Dissenting Shares After Payment of Fair Value. Dissenting Shares, if any, shall be canceled after payments of fair value in respect thereto have been made to dissenting shareholders of the Company pursuant to the Georgia Code.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Acquisition Sub as follows:

    SECTION 3.01  ORGANIZATION AND QUALIFICATION.

    (a) The Company and each of its corporate Subsidiaries (the "Corporate Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly licensed or qualified and in good standing to do business as a foreign corporation, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned, leased, managed or operated by such entity or the nature of the business transacted by it makes such licensing or qualification neces sary, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect (as hereinafter defined). The Company has heretofore delivered to Parent accurate and complete copies of its Articles of Incorporation and By-laws and the charter and By-laws of each of the Corporate Subsidiaries, all as currently in effect. The Company and each Corporate Subsidiary has the requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted. As used in this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

    (b) Each of the Company's partnership Subsidiaries (the "Partnership Subsidiaries") is a partnership or limited partnership duly organized and validly existing under the laws of the state of its organization, and is duly licensed or qualified and, to the extent applicable, in good standing, to do business as a foreign partnership, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned, leased, managed or operated by such entity or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reason ably be expected to have a Material Adverse Effect. The Company has heretofore delivered to Parent accurate and complete copies of the partnership agreement (and other organizational documents) of each of the Partnership Subsidiaries, all as currently in effect. The Partnership Subsidiaries have the requisite partnership power and authority to own or lease and operate their respective assets and properties and to carry on their respective businesses as currently conducted.

    (c) Section 3.01 of the Disclosure Schedule sets forth a complete list of the jurisdictions in which the Company and each of the Subsidiaries is licensed or qualified to do business.

    (d) As used herein, (x) the term "Subsidiaries" means all those corporations and other business entities of which the Company (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent, or (ii) in the case of partnerships, serves as a general partner, or (iii) in the case of a limited liability company, serves as a managing member or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof, and
(y) the term "Facility" means any nursing home or other medical facility owned or leased (a "Proprietary Facility") or managed (a "Managed Facility") by the Company or any Subsidiary. Except as expressly provided herein, each reference in this Agreement to the Company or a Subsidiary shall be deemed to include any Proprietary Facility that is owned or leased by such entity, whether so expressed or not, including, by way of example and not of limitation, references to contracts and commitments entered into, or purported to be entered into, in the name of any such Proprietary Facility and licenses or other property or assets held by, or purported to be held by, any such Proprietary Facility.

    SECTION 3.02  AUTHORIZATION AND VALIDITY OF AGREEMENT.

    (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action (including without limitation the unanimous approval of the Special Committee), subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, which is the only shareholder vote required for approval of this Agreement and the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto and assuming that this Agreement constitutes a valid and binding obligation of Parent and Acquisition Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    (b) At a Special Committee meeting duly called and held on October 21, 1998, the Special Committee, based in part upon the opinion of the Independent Advisor, unanimously (i) determined that this Agreement and the Merger contemplated hereby are fair to and in the best interest of the Public Shareholders, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of this Agreement and the Merger by the shareholders of the Company.

    (c) At a Company Board meeting duly called and held on October 22, 1998, the Company Board, based in part upon the approval and recommendation of the Special Committee described in Section 3.02(b), (i) determined that this Agreement and the Merger contemplated hereby are fair to and in the best interest of the Public Shareholders, (ii) approved, authorized and adopted this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of this Agreement and the Merger by the shareholders of the Company.

    (d) The Independent Advisor has delivered to the Special Committee and to the Company Board its written opinion, dated prior to or as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the cash consideration to be received by the Public Shareholders in the Merger is fair to such holders from a financial point of view.

    SECTION 3.03 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the terms and provisions hereof, will (i) violate, contravene, conflict with or result in a breach of any provision of the Company's Articles of Incorporation or By-laws or the Articles or Certificate of Incorporation or By-laws (or other equivalent organizational documents) of any Subsidiary, (ii) except as set forth on Section 3.03 of the Disclosure Schedule, result in any material respects in any breach or violation of, conflict with, or constitute or result in a default or event of default or event which, with notice or lapse of time or both, would constitute such a default or event of default (or give rise to any right of termina tion, cancellation, payment or acceleration, or any other right to materially diminish the rights of, or materially increase the obligations or costs to, the Company or any Subsidiary) under, or require any consent pursuant to, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the properties or assets owned, leased or managed by the Company and/or any Subsidiary under the terms or provisions of, any material note, bond, mortgage, license, franchise, permit, lease, indenture, agreement, contract or other instrument or obligation to which the Company and/or any Subsidiary is a party or to which any of the material properties or assets owned, leased or managed by the Company or any Subsidiary are bound or otherwise affected or (iii) contravene or violate in any material respects any law, rule, regulation, licensing requirement, permit, order or decree of any court, arbitrator or any other agency of government or authority by which the Company or any Subsidiary is bound or by which any material properties or assets owned, leased or managed by the Company or any Subsidiary are bound or otherwise affected.

    SECTION 3.04  CAPITAL STOCK; SUBSIDIARIES.

    (a) The total number and par value of authorized shares of capital stock of the Company and each of the Corporate Subsidiaries and the total number of issued and outstanding shares of capital stock of the Company and each of the Corporate Subsidiaries is set forth on Section 3.04(a) of the Disclosure Schedule. All shares of capital stock of the Company and each of the Corporate Subsidiaries are validly issued and outstanding, fully paid and nonassessable. The total number of partnership (general or limited) units or other interests authorized, and the total number of partnership (general or limited) units or other interests outstanding of the Partnership Subsidiaries is set forth on
Section 3.04(a) of the Disclosure Schedule. All of such partnership units or other interests are validly issued and outstanding, fully paid and nonassessable. All of the outstanding shares of capital stock or partnership (general or limited) units of each Subsidiary are directly owned, of record and beneficially, by the persons (and in the relative ownership percentages) listed on Section 3.04(a) of the Disclosure Schedule, free and clear of all pledges, security interests, liens, claims, charges or other encumbrances of any nature whatsoever, except for those pledges, security interests, liens, claims, charges or other encumbrances set forth on Section 3.04(a) of the Disclosure Schedule. None of the outstanding shares of capital stock or partnership units or other interests of the Company or any Subsidiary are subject to, nor were any of them issued in violation of, any pre-emptive or similar rights or any right of first refusal or first offer or other similar right in favor of any person and there are no proxies outstanding or restrictions on or agreements with respect to the voting or transferability any of such shares or units or other interests.

    (b) Except as set forth on Section 3.04(b) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any Corporate Subsidiary is authorized or outstanding,
(ii) there are no outstanding stock appreciation rights or phantom stock plans of the Company, (iii) there is not any commitment on the part of the Company or of any Corporate Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets and (iv) neither the Company nor any Corporate Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of the capital stock of the Company or the Corporate Subsidiaries or any interest therein or to pay any dividend or make any other distribution in respect thereof.

    (c) Except as set forth on Section 3.04(c) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any interest in any Partnership Subsidiary is authorized or outstanding, (ii) there is not any commitment of any Partnership Subsidiary to issue any partnership interests or other rights or to distribute to its partners any evidences of indebtedness or assets and (iii) no Partnership Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any partnership interests or to pay or make any other distribution in respect thereof.

    (d) Other than the capital stock of the Corporate Subsidiaries and the partnership (general or limited) units of the Partnership Subsidiaries, and except as set forth on Section 3.04(d) of the Disclosure Schedule, neither the Company nor any Subsidiary owns of record or beneficially, or has any right or obligation to acquire, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any participating interests in any partnership, joint venture or other non-corporate business enterprise.

    SECTION 3.05  SEC FILINGS

    (a) The Company has timely filed and (except for preliminary materials) made available to Parent all reports, statements, registration statements and other documents (including all exhibits thereto) filed or required to be filed by the Company with the Securities Exchange Commission (the "SEC") (such reports, registration statements and other documents being referred to herein collectively as the "Company SEC Filings"), including without limitation, (i) the Company's Registration Statement on Form S-1 dated July 2, 1997, (ii) the Annual Report of the Company on Form 10-K for the year ended 1997, (iii) the Quarterly Reports of the Company on Form 10-Q for the three months ended March 31, 1998 and June 30, 1998, and (iv) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company. The Company SEC Filings, including, without limitation, any financial statements or schedules including therein or incorporated therein by reference, (i) at the time filed, complied in all material respects with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and other applicable laws, rules and regulations and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Filings or necessary in order to make the statements in such Company SEC Filings, in light of the circumstances under which they were made, not misleading. No Subsidiary is, or has been, required to file any forms, reports or other documents with the SEC.

    SECTION 3.06 FINANCIAL STATEMENTS. The financial statements of the Company and its Subsidiaries contained in the Company SEC Filings or otherwise furnished to Parent and Acquisition Sub, including (i) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997 (the "Audited Balance Sheet") and as of each of December 31, 1996 and December 31, 1995 and the related statements of income, shareholders' equity and cash flows for the respective years then ended, in each case certified by PricewaterhouseCoopers LLP, the independent public accountants retained by the Company and (ii) the unaudited consolidated balance sheets of the Company as of June 30, 1998 (the "Interim Balance Sheet") and June 30, 1997, and the related statements of operations, shareholders' equity and cash flows for the respective six-month periods then ended, certified by the Chief Financial Officer of the Company, are in accordance with the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto or in the case of unaudited statements, as permitted by Rule 10- 01 of Regulation S-X promulgated by the
SEC) and present fairly (subject, in the case of unaudited statements, to normal, recurring accruals, none of which individually or in the aggre gate will be material), in all material respects, the consolidated financial position of the Company as of such respective dates and the consolidated results of its operations for the respective periods then ended in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved.

    SECTION 3.07 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on, and to the extent reflected in, the Interim Balance Sheet or the Company SEC Filings or as may have been incurred since June 30, 1998 in the ordinary course of business and consistent with past practice, neither the Company nor any Subsidiary has incurred any liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) of a nature customarily accrued, reserved against or disclosed in a corporate balance sheet (including the notes thereto) prepared in conformity with GAAP, including without limitation any tax liabilities due or to become due.

    SECTION 3.08 GOVERNMENTAL APPROVALS. Except as set forth in Section 3.08 of the Disclosure Schedule, no order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Company, any Subsidiary or any Facility is required for the execution, delivery and performance of this Agreement by the Company or is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement, other than (i) filings in connection or compliance with the provisions of any federal or state securities laws and/or the rules of the National Association of Securities Dealers, Inc. ("NASD"), (ii) filings with the Federal Trade Commission and with the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act), and the rules promulgated thereunder, (iii) the filing of a Certificate of Merger with the Secretary of State of the State of Georgia and related informational filings under applicable laws of other states in which the Company is qualified to do or is doing business, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not, individually or in the aggregate, have a Material Adverse Effect or materially delay or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

    SECTION 3.09  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Since June 30, 1998, except (x) as otherwise set forth in Section 3.09 of the Disclosure Schedule, (y) as specifically disclosed in the Company SEC Filings or (z) as otherwise specifically contemplated by this Agreement, neither the Company nor any Subsidiary (excluding any Managed Facility) has:

        (i) changed or amended its Articles or Certificate of Incorporation or By-laws (or other governing documents); (ii) incurred any indebtedness for borrowed money or guaranteed any indebtedness for borrowed money or incurred any other material obliga tion or liability (whether fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice; (iii) discharged or satisfied any lien, security interest, charge or other encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice; (iv) mortgaged, pledged or subjected to any lien, security interest, charge or other encumbrance (other than Permitted Liens) any of its assets or properties;
    (v) transferred, leased or otherwise disposed of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except for a fair consideration in the ordinary course of business and consistent with past practice, acquired any assets or properties; (vi) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise acquired any of its capital stock or split, combined or otherwise altered its capital stock or authorized the creation or issuance of or issued or sold any shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock or issued to any person any other right to acquire any shares of its capital stock or any stock appreciation or similar rights; (vii) made any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any material property or assets of any other individual, firm or corporation (other than transactions between or among the Company and/or the Subsidiaries); (viii) canceled or compromised any debt or claim other than in the ordinary course of business, consistent with past practice; (ix) increased the rate or terms of compensation payable or to become payable by the Company or the Subsidiaries to their directors, officers or employees, or increased the rates or terms of any bonus, insurance, pension, or other employee benefit plan, payment or arrangement;
    (x) waived or released any rights of material value, including without limitation, any Intangible Rights, except in the ordinary course of business and consistent with past practice; (xi) transferred or granted any rights under or with respect to any Intangible Rights, or permitted any license, permit or other form of authorization relating to an Intangible Right to lapse, except in the ordinary course of business and consistent with past practice; (xii) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of the Company or any Subsidiary; (xiii) entered into any transaction, contract or commitment that, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole, except (x) contracts listed, or which pursuant to the terms hereof are not required to be listed, on
    Section 3.11 of the Disclosure Schedule, (y) this Agreement and the transactions contemplated hereby and (z) as permitted by Section 6.01; (xiv) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; or (xv) agreed in writing or otherwise to take any of the actions listed in clauses (i) through (xiv) of this
    Section 3.09 or caused or allowed any Managed Facility to take any of the actions listed in clauses (ii) through (xiv) of this Section 3.09.

    (b) Since June 30, 1998, the Company and its Subsidiaries have not suffered a Material Adverse Effect.

    SECTION 3.10  TITLE TO PROPERTIES, ABSENCE OF LIENS AND
ENCUMBRANCES. Except as reflected in the Audited Balance Sheet (including any related notes thereto), as set forth in Section 3.10 of the Disclosure Schedule or with respect to assets disposed of since December 31, 1997 in the ordinary course of business and consistent with past practice, each of the Company and the Subsidiaries (i) has good and marketable fee simple title to all real property owned by it and (ii) has good and valid title to all its other assets and properties, in each case free and clear of all liens, claims, charges, security interests or other encumbrances, other than (x) liens for taxes not yet delinquent, (y) mechanics, materialmen's and similar liens and encumbrances which may have arisen in the ordinary course of business and which, in the aggregate, would not be material to the assets, business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, or
(z) security interests securing indebtedness not in default for the purchase price of or lease rental payments on property purchased or leased under capital lease arrangements in the ordinary course of business (the liens, charges, security interests and other encumbrances described in clauses (x), (y) and (z) above being referred to herein as "Permitted Liens"). Any real property and buildings held under lease by the Company or any of the Subsid iaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and would not individually or in the aggregate have a Material Adverse Effect on the Company and the Subsidiaries and do not interfere with the use made and proposed to be made of such property and buildings.

    SECTION 3.11  LIST OF PROPERTIES, CONTRACTS AND OTHER DATA.

    (a) Annexed hereto as Section 3.11 of the Disclosure Schedule is a list setting forth the following:

        (i) a description of all real property owned by the Company or any Subsidiary and (ii) all leases of real or personal property involving payments in excess of $100,000 per annum (x) to which the Company or any Subsidiary is a party, either as lessee or lessor or (y) that relate to any real or personal property used in the business of the Company and/or the Subsidiaries (the "Business"), in each case including a description of the property to which each such lease relates;

        (ii) all collective bargaining agreements, employment and consulting agree ments, executive compensation plans, bonus plans or arrangements, severance plans or arrangements, deferred compensation agreements, employee pension plains or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements providing for benefits to employees of, or independent contractors or other agents for, the Company or any Subsidiary which have not been filed as exhibits to the Company SEC Filings and which exceed $100,000 per annum; and

        (iii) all contracts, understandings and commitments (including without limitation mortgages, indentures and loan agreements) to which the Company or any Subsidiary is a party, or to which the Company or any Subsidiary or any of the assets or properties owned, leased or managed by the Company or any of the Subsidiaries are subject and which are not specifically referred to in clause (a)(i) or (a)(ii) above, provided that there need not be listed in Section 3.11 of the Disclosure Schedule pursuant to this clause (a)(iii) any contracts, understandings, or commitments filed as exhibits to the Company SEC Filings or which are incurred in the ordinary course of business and consistent with past practice, other than any such contract, understanding or commitment which (A) is a contract or group of related contracts which exceeds $100,000 in amount, (B) contains warranties by the Company or any Subsidiary materially more burdensome than those customary in the Business or (C) cannot be performed in the normal course within 365 days after the Effective Time or canceled within such period by the Company or any Subsidiary or its assignee, without breach or penalty.

    (b) Except as set forth on Section 3.11 of the Disclosure Schedule or disclosed in the Company SEC Filings, neither the Company nor any Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described in Section 3.11 of the Disclosure Schedule), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Section 3.11 of the Disclosure Schedule or disclosed in the Company SEC Filings, neither the Company nor any Subsidiary is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

    True and complete copies of all documents and complete descriptions of all oral understandings (if any) referred to in Section 3.11 of the Disclosure Schedule have been provided or made available to Parent and its counsel. Except as disclosed in Section 3.11 of the Disclosure Schedule, to its knowledge, neither the Company nor any Subsidiary has been notified in writing of any claim that any contract referred to in Section 3.11 of the Disclosure Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default or event of default or that the consummation of the transactions contemplated hereby would result in a default or any such condition which, in either case, could reasonably be expected have a Material Adverse Effect.

    SECTION 3.12  INTANGIBLE RIGHTS.

    (a) Section 3.12 of the Disclosure Schedule lists (i) all patents, trademarks and trade names, trademark and trade name registrations, logos, service marks registrations, copy rights and copyright registrations, all applications pending on the date hereof for patent or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights (collectively "Intangible Rights") owned by the Company or any Subsidiary or used by them in connection with the Business specifying the nature of its rights therein, and (ii) all licenses granted by or to the Company or any Subsidiary and all other agreements to which the Company or any Subsidiary is a party which relate, in whole or in part, to any

Intangible Rights mentioned in clause (i) above, whether owned b) the Company or any Subsidiary or otherwise. Except as set forth in Section 3.12 of the Disclosure Schedule and except where such noncompliance, absence of rights or other failure, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries, (w) the Company and the Subsidiaries have complied with their respective contractual obligations relating to the protection of such of the Intangible Rights used by them pursuant to licenses or other contracts, (x) the Company and each of the Subsidiaries has the right to use the Intangible Rights to provide, sell and produce the services and products provided, sold and produced by it, and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, (y) all such Intangible Rights are valid, enforceable and in good standing and no claims have been asserted with respect to the use by the Company or the Subsidiaries of any of the Intangible Rights or otherwise for patent, copyright or trademark infringement, and (z) to the knowledge of the Company, no person is infringing on or violating the Intangible Rights or know-how used by the Company or any Subsidiary.

    (b) Upon consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will continue to own and have the right to use the Intangible Rights necessary to conduct the Business of the Company and the Subsidiaries (other than any such rights, the absence of which would not have a Material Adverse Effect, free and clear of all material claims, liens, encumbrances, obligations and liabilities and, with respect to any agree ments for the license of any licensed Intangible Rights which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Company and its Subsidiaries to continue to use and operate such Intangible Rights, the Company will have obtained such consents or taken such other actions so required.

    SECTION 3.13  SOFTWARE.

    (a) The Company and each of the Subsidiaries has valid licenses to all copies of all software that is not owned by it and is used by it in connection with the conduct of its business ("Third Party Software"), and the use by the Company or such Subsidiary of such Third Party Software, including without limitation all modifications and enhancements thereto (whether or not created by the Company), complies with such license (except for such noncompliance as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect). The Company owns all right, title and interest in and to all software or has obtained a third party license to all software that is marketed or licensed by the Company and the Subsid iaries to customers or held for use or in development for marketing and licensing to customers (collectively, the "Proprietary Software").

    (b) No claim or demand with respect to any such infringement or violation has been made or, to the knowledge of the Company, threatened, with respect to either the Proprietary Software or the Third Party Software.

    (c) To the knowledge of the Company, there are no viruses in the Proprietary Software and there are no defects in the Proprietary Software that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform except those that can be cured without a Material Adverse Effect.

    (d) The Company has conducted an inventory of the Proprietary Software, as well as the hardware and embedded microcontrollers in noncomputer equipment (collectively, the "Computer Systems") used by the Company and its Subsidiaries in connection with their respective Businesses in order to determine which parts of the Computer Systems are not Year 2000 Compatible (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compatible prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. "Year 2000 Compatible" means that the Computer Systems (i) correctly perform date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate or will operate in accordance with their specifications prior to, during and after the calendar year 2000 A.D., including, but not limited to, leap years; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century. The Company has delivered to the Parent a copy of its findings regarding "Year 2000 Compatible".

    SECTION 3.14  LITIGATION.

    (a) Section 3.14 of the Disclosure Schedule sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and (to the knowledge of the Company) investigations pending or, to the knowledge of the Company, threatened, by or against or involving the Company or any Subsidiary or any Facility or any of the properties, rights or businesses owned, leased or managed by the Company or any Subsidiary. Except as set forth in Section 3.14 of the Disclosure Schedule, no such claims, actions, suits, proceedings or investigations, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    (b) There are no actions, suits, proceedings or claims pending before or by any court, arbitrator or government agency against or affecting the Company, any Subsidiary or any Facility which seek to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

    SECTION 3.15  GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS.

    (a) To the knowledge of the Company, and except as set forth in Section 3.15 of the Disclosure Schedule, the Company and each Subsidiary has complied and is currently in compliance with each, and is not in violation of any, law, ordinance, or governmental or regula tory rule or regulation, whether federal, state, local or foreign, to which such entity's business, operations, assets or properties is subject ("Regulations"), except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 3.15 of the Disclosure Schedule, the Company and each Subsidiary owns, holds, possesses or lawfully uses in the operation of its business all material franchises, licenses, permits, certificates of need ("CON"), provider agreements and certifications under Subchapters XVIII and XIX of the Social Security Act (the "Social Security Act"; the reimbursement programs promulgated under such Subchapters are hereinafter referred to as the "Medicare and Medicaid Programs") and any other applicable laws for reimbursement for long-term, skilled and intermedi ate nursing care, or other type of care provided at each Facility, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by the Company and such Subsidiary or any Professional in the conduct of the Business, free and clear of all liens, claims, charges, restrictions and encumbrances and in substantial compliance with all Regulations, other than any such Authorizations which, if not owned, held, possessed or lawfully used by the Company and each Subsidiary, would not individually or in the aggregate have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default, nor has the Company or any Subsidiary received any notice of any claim of default, with respect to any such Authorization. Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any Subsidiary has been informed in writing that any action currently is pending by any governmental or regulatory official, body or authority, either to revoke, withdraw or suspend any CON or any license to operate any of the Facilities, or to terminate or decertify any participation of any of the Facilities or Professionals in the Medicare and Medicaid Programs, nor, to the knowledge of the Company, is there any decision not to renew any provider agreement related to any Facility. As used herein, the term "Professional" means any individual who is employed by or under contract with the Company or any Subsidiary to provide health care services for which a license or permit is required by any federal, state or local law.

    (b) All cost reports ("Cost Reports") required to be filed by the Company or any Subsidiary with respect to the Facilities under Subchapters XVIII and IX of the Social Security Act, or any, other applicable governmental or private provider regulations for periods ended on or prior to the date of this Agreement have been prepared and have been filed in accordance with applicable laws, rules and regulations, and the Company and/or the Subsidiaries have paid or made provision to pay through proper recordation of any net liability reflected on or contained in all Notices of Program Reimbursement received from the Medicare and Medicaid Programs and tentative settlements for periods ended on or prior to the date of this Agreement and any similar obligations with respect to the Medicare and Medicaid Programs. Section
3.15 of the Disclosure Schedule sets forth for each Facility the years for which Cost Reports remain to be settled.

    (c) Consistent with the Company's record keeping practices, Section 3.15 of the Disclosure Schedule sets forth a complete and accurate statement of (i) the bed categories for which each Facility is licensed or qualified to participate under the Medicare and Medicaid Programs, (ii) the number of beds in each such category, (iii) the number of beds in each such category that are available for use in such Facility, and (iv) the number of patients as of October 16, 1998 admitted in each Facility (A) who qualify for Medicare, (B) who qualify for Medicaid, (C) who qualify for neither Medicare nor Medicaid, (D) who qualify for other governmental programs, including, but not limited to, programs administered by the Veterans Administration, and (E) for whom reimbursement may be obtained from a non-governmental third-party or from the patient.

    SECTION 3.16 CONDITION OF FACILITIES. Except as set forth in Section 3.16 of the Disclosure Schedule, and to the knowledge of the Company, each of the Facilities is in a good state of repair and condition, there are no dangerous conditions or defects existing upon or in any of the Facilities, and there are no (a) structural defects in any Facility that could adversely affect the operation of such Facility as presently conducted and (b) life safety code deficiency or other survey requirements which are not (i) subject to waiver or
(ii) currently the subject of a plan of correction which is being implemented.

    SECTION 3.17  LABOR MATTERS.

    (a) Except as set forth on Section 3.17 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement, and no such agreement is applicable to any employees of the Company or any Subsidiary. Except as set forth in Section 3.17 of the Disclosure Schedule, there are no controversies between the Company or any Subsidiary on the one hand, and any of such employees, on the other hand, that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company the Company and each of the Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and no such entity has or is engaged in any unfair labor practice. Except as set forth on Section 3.17 of the Disclosure Schedule, there are no unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or to the knowledge of the Company, threatened, relating to the Business that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, except as set forth on Section 3.17 of the Disclosure Schedule, there are no organizational efforts presently being made in respect of any of the employees referred to above. Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any Subsidiary has received written notice of any claim that the Company or any Subsidiary has failed to comply with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that the Company or any Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

    (b) Except as set forth in Section 3.17 of the Disclosure Schedule, there are no proceedings pending before the National Labor Relations Board with respect to any employees of the Company or any Subsidiary, nor are there any discrimination charges (relating to sex, age, religion, race, national origin, ethnicity, handicap or veteran status) pending before any federal or state agency or authority against the Company or any Subsidiary, which, individually or, in the aggregate could reasonably be expect to have a Material Adverse Effect.

    (c) No third party has claimed or notified the Company or any Subsidiary in writing that any person employed by or otherwise affiliated with the Company or any Subsidiary has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the knowledge of the Company, no person employed by or otherwise affiliated with the Company or any Subsidiary has employed any trade secrets or any information or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any Subsidiary.

    SECTION 3.18 INSURANCE. All policies of fire, liability, workers' compensation, and other forms of insurance providing insurance coverage to or for the Company or any Subsidiary or any Facility are listed in Section 3.18 of the Disclosure Schedule and, except as set forth in said Section 3.18 of the Disclosure Schedule, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect and provide insurance, including without limitation liability insurance, in such amounts and against such risks or as disclosed in Section 3.18 of the Disclosure Schedule to protect the employees, properties, assets and operations of the Company and the Subsidiaries. Except as shown in Section 3.18 of the Disclosure Schedule, all such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby.

    SECTION 3.19 USE OF REAL PROPERTY. Except as set forth in Section 3.19 of the Disclosure Schedule and except to the extent that non-compliance would not be reasonably likely to have a Material Adverse Effect, the owned and leased real properties listed in Section 3.11 of the Disclosure Schedule are used and operated in material compliance with all applicable leases, contracts, commitments, licenses and permits. Neither the Company nor any Subsidiary has received written notice of any violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to its operations or assets which violation could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, except as set forth in
Section 3.19 of the Disclosure Schedule, all buildings that are covered by leases listed in Section 3.11 of the Disclosure Schedule conform in all material respects with all applicable ordinances, codes, regulations and requirements, and no law presently in effect or condition precludes or materially restricts continuation of the present use of such properties.

    SECTION 3.20 CONDITIONS OF ASSETS. To the knowledge of the Company, except as set forth in Section 3.20 of the Disclosure Schedule, all tangible personal property, fixtures and equipment which comprise the assets of the Company and the Subsidiaries, or are otherwise used in connection with the Business, are in a good state of repair (ordinary wear and tear excepted) and operating condition.

    SECTION 3.21  EMPLOYEE BENEFIT PLANS.  Except as otherwise set forth in
Section 3.21 of the Disclosure Schedule:

        (a) Section 3.21 of the Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is required to contribute or in which any employee of the Company or any Subsidiary participates (a "Plan"). The Company and each Subsidiary have complied and currently are in compliance, both as to form and operation in all material respects, with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), respectively, with respect to each Plan.

        (b) Each of the Plans which is intended to be "qualified" with the meaning of Section 401(a) of the Code does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code.

        (c) Neither the Company nor any Subsidiary has maintained, contributed to or been required to contribute to a "multi-employer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any Subsidiary on account of a "multi-employer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

        (d) Other than normal claims for benefits, there is no claim pending against the Company or any Subsidiary under the Code, ERISA or other applicable law with respect to any of the Plans. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that are required to be paid under the terms of each Plan and
    Section 412 of the Code; and none of the Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined n
    Section 302 of ERISA and 412 of the Code) whether or not waived. The Company and the Subsidiaries have no current liability for plan termination or withdrawal under Title IV of ERISA.

        (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of either of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting (except as provided in Section 2.02), or increase the amount of compensation due any such employee or officer.

        (f) The Company has provided (or made available to) Parent with true and complete copies of (i) summary plan descriptions for each of the Plans; (ii) each trust agreement, insurance policy or other instrument relating to the funding of each of the Plans; (iii) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to each of the Plans and (iv) the most recent audited financial statement for each of the Plans.

    SECTION 3.22 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.22 of the Disclosure Schedule, (i) the Company and the Subsidiaries conduct the Business in material compliance with all applicable environmental laws, ordinances and regulations, (ii) neither the Company nor any Subsidiary has knowledge of or has received written notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") relating to the Business and
(iii) to the knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied the offices of the Company and the Subsidiaries or any Facility prior to the date such offices or Facility were occupied or used in the Business. Without limiting the generality of the foregoing, to the knowledge of the Company, neither the Company nor any Subsidiary has disposed of or placed on or in such offices or Facility any waste materials, hazardous materials or hazardous substances in violation of law.

    SECTION 3.23 INFORMATION IN PROXY STATEMENT. None of the information included or incorporated by reference in the Proxy Statement (as hereinafter defined), including any amendments or supplements thereto, will at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to the information that has been or will be supplied by Parent or Acquisition Sub or their respective representatives or Affiliates, for inclusion or incorporation by reference into the Proxy Statement. The Proxy Statement and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

    SECTION 3.24 FRAUD AND ABUSE. Neither the Company nor any Subsidiary or affiliate thereof or any of their respective partners, officers and directors, or, to the best knowledge of the Company, any person (including without limitation Professionals) who provides professional services under agreements with the Company, any Subsidiary or any affiliate has engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. SectionSection 1320a-7, 1320a-7a and 1320a-7b, the federal CHAMPUS statute, 10 U.S.C. Section1071 et seq., the Federal Civil False Claims Act, 31 U.S.C. Section3729 et seq., or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following:

        (a) knowingly and willfully making or causing to be made false statement or representation of a material fact in any application for any benefit or payment;

        (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

        (c) presenting or causing to be presented a claim for services under Medicare, Medicaid, CHAMPUS or other state health care program that is for an item or service that is known or should be known to be (i) not provided as claimed, or (ii) false or fraudulent;

        (d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

        (e) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or other state health care program, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or other state health care program; or

        (f) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not mislead ing) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3).

    SECTION 3.25 HEALTH PROFESSIONAL'S FINANCIAL RELATIONSHIPS. The operations of the Company and the Subsidiaries are in compliance with and do not otherwise violate the federal Medicare and Medicaid statutes regarding health professional self-referrals, 42 U.S.C. Section 1395nn and 42 U.S.C. Section 1396b, or the regulations promulgated pursuant to such statute, or similar state or local statutes or regulations.

    SECTION 3.26  TAX MATTERS.

    (a) Except as set forth in Section 3.26 of the Disclosure Schedule, the Company and the Subsidiaries have duly and timely filed or caused to be filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (collectively, "Tax Returns") required to be filed by them in respect of any Taxes (as hereinafter defined) for all years and periods for which such Tax Returns have become due. All such Tax Returns were correct as filed in all material respects and were not delinquent. Except as set forth in Section 3.26 of the Disclosure Schedule, the Company and the Subsidiaries have paid all taxes shown as due on such Tax Returns. Where payment of any Taxes of the Company or the Subsidiaries with respect to any taxable period ending on or prior to the Effective Time is not yet due, the Company and the Subsidiaries have established, or will establish, consistent with past practice, an adequate reserve on each such entity's books and records for the payment of all such Taxes. For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withhold-ing, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

    (b) Except as set forth in Section 3.26 of the Disclosure Schedule, (i) no extensions of time have been granted to the Company or any Subsidiary to file any Tax Return required by applicable law to be filed by it prior to or on the Effective Time which have expired, or will expire, on or before the Effective Time without such Tax Return having been filed, (ii) no deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company or any Subsidiary and no federal, state or local audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes and (iii) no waiver or consent extending any statute of limitation for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by the Company or any Subsidiary or on behalf of the Company or any Subsidiary, nor are any requests for such waiver or consent pending.

    (c) Each Corporate Subsidiary has been an includible member of an "affiliated group" (within the meaning of Section 1504 of the Code) in which either the Company or Transitional Health Services, Inc. ("THS") is (in the case of the Company) or was (in the case of THS (to the knowledge of the Company)) the parent since the date of such Corporate Subsidiary's incorporation; and for all taxable periods following each such Corporate Subsidiary's incorporation, each of either the Company or THS (to the knowledge of the Company), on the one hand, and the Corporate Subsidiary, on the other hand, was entitled to report its income on consolidated federal income Tax Returns filed on behalf of such affiliated group. All federal income Tax Returns required to be filed by the Company, THS (to the knowledge of the Company) and the Corporate Subsidiaries have been duly and timely filed on behalf of the Company, THS (to the knowledge of the Company) and the Subsidiaries on a consolidated basis. Except as shown on
Section 3.26 of the Disclosure Schedule, all other Tax Returns of the Company and the Corporate Subsidiaries have been filed on a separate company, non-combined, non-consolidated and non-unitary basis.

    (d) Except as set forth on Section 3.26 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any tax-sharing or allocation agreements.

    (e) Except as set forth on Section 3.26 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement, contract, or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

    SECTION 3.27  TRANSACTIONS WITH AFFILIATES.  Except as described in Section
3.28 of the Disclosure Schedule or in the Company SEC Filings, no shareholder, director, officer or employee of the Company or any Subsidiary, or any member of his or her immediate family or any other of its, his or her affiliates, (i) is or was during the period from July 2, 1997 through the date hereof the subject of any material contract, agreement or understanding, business arrangement or relationship with the Company or any Subsidiary (an "Affiliate Contract") or
(ii) owns or has a five percent or greater ownership interest in any corporation or other entity which is or was during the three years preceding the date hereof the subject of any Affiliate Contract.

    SECTION 3.28 BROKERS AND FINDERS. Except for BT Alex. Brown and the fees owed to J.P. Morgan Securities Inc. and Suntrust Equitable Securities in connection with its engagement by the Company, neither the Company, nor any of its officers, directors, employees, Subsidiaries or Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, finders' fees or similar payments in connection with this Agreement or the transactions contemplated hereby. True and correct signed copies of all agreements and engagement letters between the Company and each of BT Alex. Brown, J.P. Morgan Securities Inc. and Suntrust Equitable Securities have been delivered to Parent, which engagement letters establish the total amount owed to each of them in connection with the transactions contemplated hereby.

    SECTION 3.29 OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of J.P. Morgan Securities Inc. on October 21, 1998 to the effect that, as of such date, the consideration to be received in the Merger by the Public Shareholders is fair to such holders, from a financial point of view, a signed copy of which has been delivered to Parent.

    SECTION 3.30 STATEMENTS TRUE AND CORRECT. No representation or warranty or statement contained in this Agreement or any certificate, exhibit, annex, schedule, instrument or other writing furnished or to be furnished by the Company or any Subsidiary or Affiliate of the Company to Parent pursuant to this Agreement or any other documents, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.31 KNOWLEDGE OF THE COMPANY. Whenever used in this Article III, "to the knowledge of the Company" (or similar language) shall mean the actual knowledge of the senior managers of the Company listed on Section 3.31 of the Disclosure Schedule after reasonable inquiry.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company as follows:

    SECTION 4.01  ORGANIZATION AND QUALIFICATION.

    (a) Parent is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified and in good standing to do business as a foreign corporation, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned or leased and operated by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, properties or condition (financial or other) of Parent and Acquisition Sub. Parent has the requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted.

    (b) Since the date of its incorporation, Parent has not engaged in any activity other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging financing in connection the transactions contemplated hereby.

    SECTION 4.02 AUTHORITY RELATIVE TO AGREEMENT. Parent has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action (including, without limitation, all necessary action of the Board of Directors and shareholders of Parent) and no other action of the part of such persons is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming due execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

    SECTION 4.03 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Parent with any of the terms and provisions hereof, will (i) violate, contravene, conflict with or result in a breach of any provision of Parent's Certificate of Incorporation or By-laws or any resolution adopted by the Board of Directors or shareholders of Parent, or (ii) result in any breach or violation of, conflict with, or constitute or result in a default or event of default or event which with notice or lapse of time or both would constitute such a default or event of default under, or give rise to any right of termination, cancellation, payment or acceleration, or require any consent pursuant to, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the properties or assets owned, leased or managed by Parent under the terms or provisions of any note, bond, mortgage, license, franchise, permit, lease, indenture, agreement, contract or other instrument or obligation to which Parent is a party or to which any of the properties or assets owned or leased by Parent is bound or otherwise affected or
(iii) contravene or violate any law, rule, regulation, licensing requirement, permit, order or decree of any court, arbitrator or any other agency of government or authority by which Parent is bound or by which any properties or assets owned or leased by Parent is bound or otherwise affected.

    SECTION 4.04 GOVERNMENTAL APPROVALS. Except as set forth in Section 4.04 of the Disclosure Schedule, no order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over Parent is required for the execution, delivery and performance of this Agreement by Parent or is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement other than (i) filings with the Federal Trade Commission and with the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, and the rules promulgated thereunder, (ii) the filing of a Certificate of Merger with the Secretary of State of the State of Georgia and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially delay or materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

    SECTION 4.05 PROXY AND SCHEDULE 13E-3 INFORMATION. None of the information supplied or to be supplied by Parent or Acquisition Sub, or any of their respective officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the definitive Proxy Statement, at the time such definitive Proxy Statement is mailed to the Company's shareholders or at the time of the Special Meeting and (ii) with respect to the Schedule 13E-3, at the time of filing with the SEC and at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, neither Parent or Acquisition Sub is making any representation or warranty with respect to the information that has been supplied by the Company or any Subsidiary to its officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

    SECTION 4.06 BROKERS AND FINDERS. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Parent or Acquisition Sub.

    SECTION 4.07 SUFFICIENT FUNDS. The Company has received a copy of the commitment letter dated October 22, 1998, from Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII") and certain affiliates of WCAS VIII (collectively, the "Financing Entities"), pursuant to which the Financing Entities have committed, subject to the terms and conditions set forth herein, to provide Parent with up to an aggregate $210 million of financing (the "Financing") and, subject to the terms and conditions of this Agreement, to ensure the performance of Parent's and Acquisition Sub's obligations hereunder. The aggregate proceeds of the Financing should be sufficient to pay all amounts required to be paid pursuant to the Merger, to pay all amounts required to be paid hereunder in respect of outstanding options under the Company Stock Option Plans and to pay all related fees and expenses required to be paid by Parent, Acquisition Sub and, together with funds of the Company, the Company pursuant to this Agreement. Such commit ment letter has not been withdrawn as of the date hereof.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB

    Acquisition Sub represents and warrants to the Company as follows:

    SECTION 5.01  ORGANIZATION AND QUALIFICATION.

    (a) Acquisition Sub is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Georgia, and is duly licensed or qualified and in good standing to do business as a foreign corporation, and is authorized to do business, in each other jurisdiction in which the character or location of the properties owned or leased and operated by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, properties or condition (financial or other) of Parent and Acquisition Sub. Acquisition Sub has the requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted.

    (b) Since the date of its incorporation, Acquisition Sub has not engaged in any activity other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging financing in connection the transactions contemplated hereby.

    SECTION 5.02 AUTHORIZATION AND VALIDITY OF AGREEMENT. Acquisition Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Acquisition Sub of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action (including, without limitation, all necessary action of the Board of Directors and shareholders of Acquisition Sub) and no other action of the part of such persons is necessary to authorize the execution, delivery and perfor-mance of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming due execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accor dance with its terms.

    SECTION 5.03 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by Acquisition Sub, nor the consummation of the transactions contemplated hereby, nor compliance by Acquisition Sub with any of the terms and provisions hereof, will (i) violate, contravene, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Acquisition Sub or any resolution adopted by the Board of Directors or shareholders of Acquisition Sub, or (ii) result in any breach or violation of, conflict with, or constitute or result in a default or event of default or event which with notice or lapse of time or both would constitute such a default or event of default under, or give rise to any right of termination, cancellation, payment or acceleration, or require any consent pursuant to, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the properties or assets owned, leased or managed by Acquisition Sub under the terms or provisions of any note, bond, mortgage, license, franchise, permit, lease, indenture, agreement, contract or other instrument or obligation to which Acquisition Sub is a party or to which any of the properties or assets owned or leased by Acquisition Sub is bound or otherwise affected or (iii) contravene or violate any law, rule, regulation, licensing requirement, permit, order or decree of any court, arbitrator or any other agency of government or authority by which Acquisition Sub is bound or by which any properties or assets owned or leased by Acquisition Sub is bound or otherwise affected.

    SECTION 5.04 GOVERNMENTAL APPROVALS. Except as set forth in Section 5.04 of the Disclosure Schedule, no order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over Acquisition Sub is required for the execution, delivery and performance of this Agreement by Acquisition Sub or is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement other than (i) filings with the Federal Trade Commission and with the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, and the rules promulgated thereunder, (ii) the filing of a Certificate of Merger with the Secretary of State of the State of Georgia and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Acquisition Sub to consummate the transactions contemplated hereby.

                                   ARTICLE VI
                               CERTAIN AGREEMENTS

    SECTION 6.01 CONDUCT OF THE COMPANY'S BUSINESS. The Company covenants and agrees that, after the date of this Agreement but prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

        (a) neither the Company nor any Subsidiary shall take (or agree in writing to take) any of the actions listed in clauses (i) through (xiv) of
    Section 3.09 or cause or allow any Managed Facility to take (or agree in writing to take) any of the actions listed in clauses (i) through (xiv) of
    Section 3.09;

        (b) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

        (c) each of the Company and the Subsidiaries shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 6.01, to maintain its relationships with its suppliers, customers and third party payors, and if and as requested by Parent or Acquisition Sub, (i) the Company shall use its reasonable efforts to make reasonable arrangements for representatives of Parent or Acquisition Sub to meet with suppliers, customers and third party payors of the Company or any Subsidiary and (ii) the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of Parent or Acquisition Sub with employees of the Company or any Subsidiary; and

        (d) the Company and its Subsidiaries shall properly complete and file all reports required to be filed by them with the SEC and all other federal, state or local governmental or regulatory authorities (including self-regulatory authorities) having jurisdiction over the Company and/or the Subsidiaries and shall deliver or make available to Parent copies of all such reports promptly after the same are filed. If financial state ments are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP. As of their respective dates, such reports filed with the SEC will comply in all material respects with the federal securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another regulatory authority shall be prepared in accordance with all laws applicable to such reports.

    SECTION 6.02  STOCKHOLDER APPROVAL.

    (a) As promptly as practicable after the execution of this Agreement, the Company shall, subject to its fiduciary duties as advised by counsel, take all action necessary in accordance with all applicable laws and its Articles of Incorporation and By-laws, to duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the shareholders of the Company and shall, subject to its fiduciary duties as advised by counsel, recommend that the shareholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to shareholders in connection therewith.

    (b) As promptly as practicable following the date hereof, the Company shall file with the SEC a preliminary proxy or information statement pertaining to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement (it being understood and agreed that the Company shall notify Parent of the receipt of any such comments and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly supply Parent with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto) and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its shareholders entitled to vote upon the Merger as promptly as practicable thereafter, provided, that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel, and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders.

    (c) The Company, Parent and any person that may be deemed to be an affiliate of the Company shall prepare and file with the SEC concurrently with the filing of the preliminary proxy or information statement described in the first sentence of Section 6.02(c) above a Statement on Schedule 13E-3 ("Schedule 13E-3") under the Exchange Act. If at any time prior to the Special Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or supplement to, said Schedule 13E-3, the Company and such person shall file such amendments or supplements.

    (d) Each of the parties hereto agrees that if, at any time prior to the Special Meeting, any event should occur relating to or affecting the Company, Parent or Acquisition Sub, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable law, distributing to the Company's shareholders such amendment or supplement.

    SECTION 6.03  ACCESS TO INFORMATION.

    (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Parent reasonable access to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request.

    (b) Except as required by law, Parent shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information in accordance with the Confidentiality Agreement dated July 10, 1998 between the Company and WCAS VIII (the "Confidentiality Agreement").

    (c) No investigation pursuant to this Section 6.03 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

    SECTION 6.04 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including without limitation any necessary filings under the HSR Act).

    SECTION 6.05  INQUIRIES AND NEGOTIATIONS; CERTAIN PAYMENTS.

    (a) From and after the date of this Agreement until the termination of this Agreement pursuant to Section 8.01, the Company, the Subsidiaries and their respective officers, directors, employees, representatives and other agents will not, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with (it being understood that the issuance of the press release issued by the Company upon the execution of this Agreement shall not be deemed to violate this provision) or, subject to the fiduciary duties of the Company's Board of Directors as advised by counsel, continue or participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, any Third Party in connection with any proposed merger, consolidation, sale of any Subsidiary or division that is material to the business of the Company and the Subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving the Company (such transactions being hereinafter referred to as "Alternative Transactions").

    (b) From and after the date of this Agreement until the termination of this Agreement pursuant to Section 8.01, the Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is made or received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide Parent with not less then
(i) two business days' notice prior to the execution by the Company of any definitive agreement with respect to any Alternative Transaction and (ii) two days' notice (or the longest notice legally permissible in the reasonable determination of counsel for the Company, if less than two days) of any public announcement relating to any Alternative Transaction. Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party, the Company will obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Confidentiality Agreement. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

    (c) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, within two business days following such Payment Event, a fee of Three Million Dollars ($3,000,000) in cash. "Payment Event" means (i) the termination of this Agreement by Parent pursuant to Section 8.01(d); (ii) the termination of this Agreement by the Company pursuant to Section 8.01(f) or
(iii) the occurrence of any of the following events within twelve months after the date of termination of this Agreement (other than a termination pursuant to Section 8.01(c) or (e)) whereby shareholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by the shareholders of the Company after such event, in excess of Sixteen Dollars ($16.00) per Share: (w) the Company is acquired by merger or otherwise by a Third Party; (x) a Third Party acquires more than 50% of the total assets of the Company and the Subsidiaries, taken as a whole; (y) a Third Party acquires more than 50% of the outstanding Shares or (z) the Company adopts and implements a plan of liquidation or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the assets of the Company and the Subsidiaries, taken as a whole.

    (d) The Company acknowledges that the agreements contained in this Section
6.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Acquisition Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.05, and, in order to obtain such payment, Parent and/or Acquisition Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 6.05, the Company shall also pay to Parent and Acquisition Sub their costs and expenses incurred in connection with such litigation. Notwithstanding the foregoing, each party shall bear its own costs and expenses incurred in connection with any litigation over the reasonableness and/or documentation of any expenses submitted for reimbursement hereunder.

    (e) This Section 6.05 shall survive any termination of this Agreement, however caused.

    SECTION 6.06 NOTIFICATION OF CERTAIN MATTERS. The Company shall give notice as promptly as practicable to Parent and Acquisition Sub, and Parent and Acquisition Sub shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition Sub, as the case may be, or any officer, director, employee, representative or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

    SECTION 6.07  INDEMNIFICATION.

    (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Articles of Incorporation and By-laws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company (collectively, the "Indemnified Parties"), unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to indemnification of the Indemnified Parties under such provisions and under the Company's indemnification agreements with its directors and officers.

    (b) For a period of six years after the expiration date of the Company's current policy, the Surviving Corporation shall maintain officers' and directors' liability insurance for periods prior to the Effective Time covering those Indemnified Parties who are currently covered by the Company's directors' and officers' liability insurance policy, a copy of which has heretofore been delivered to Parent, on terms no less favorable than the terms of such current insurance coverage, provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently payable by the Company for such insurance, provided, further, however, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

    (c) Following the Merger, if the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.07.

    (d) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

    SECTION 7.01 CONDITIONS TO THE MERGER RELATING TO PARENT AND ACQUISITION SUB. The obligation of Parent and Acquisition Sub to effect the Merger shall be subject, at their option, to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) this Agreement and the Merger shall have been approved and adopted by (i) a majority of the shares voted with respect to the Merger that are owned by persons not affiliated with, or owning equity in, Parent or Acquisition Sub and (ii) the requisite vote of the shareholders of the Company under the Georgia Code;

        (b) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred, and no action shall have been instituted by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated;

        (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would (i) restrain the effective operation of the business of the Company and the Subsidiaries from and after the Effective Time or (ii) prevent the consummation of the Merger as contemplated hereby;

        (d) other than the filing of the Merger Certificate in accordance with the Georgia Code, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmen tal or regulatory entity, the failure of which to obtain, make or occur could reasonably be expected to have a material adverse effect on the business, properties, results of operation or condition (financial or other) at or after the Effective Time of the Surviving Corporation or its Subsidiaries, shall have been obtained, been filed or have occurred;

        (e) all representations and warranties of the Company that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct in all respects and all representations and warranties that are not so qualified shall be true and correct in all material respects, in each case (i) as of the date of this Agreement and (ii) as of the Effective Time, except to the extent such representations and warranties speak as of an earlier date, and Parent shall have received a certificate signed on behalf of the Com pany by a proper officer of the Company to such effect;

        (f) each of the Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a proper officer of the Company to such effect;

        (g) Parent shall have received an opinion of King & Spalding, counsel to the Company in the form attached hereto as Exhibit A;

        (h) the aggregate number of Dissenting Shares shall not constitute more than 15% of the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (calculated on a fully diluted basis);

        (i) since the date of this Agreement, neither the Company nor any of its Subsidiaries shall have suffered a Material Adverse Effect; and

        (j) there shall be no action, suit, investigation, proceeding or claim pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or their respective properties or rights or any Facility, before any governmental body or arbitration board or tribunal, the outcome of which, either alone or together with similar actions, could reasonably be expected to have a Material Adverse Effect.

    SECTION 7.02 CONDITIONS TO THE MERGER RELATING TO THE COMPANY. The obligation of the Company to effect the Merger shall be subject, at its option, to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company and by Parent and Acquisition Sub;

        (b) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred, and no action shall have been instituted by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated;

        (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby;

        (d) all representations and warranties of Parent and Acquisition Sub that are qualified with reference to a material adverse effect or materiality shall be true and correct in all respects and all representations and warranties that are not so qualified shall be true and correct in all material respects, in each case (i) as of the date of this Agreement and (ii) as of the Effective Time, except to the extent such representations and warranties speak as of an earlier date, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a proper officer of Parent and Acquisition Sub to such effect;

        (e) each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a proper officer of Parent and Acquisition Sub to such effect;

        (f) the Company shall have received an opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to Parent and Acquisition Sub, in the form attached hereto as Exhibit B; and

        (g) there shall be no action, suit, investigation, proceeding or claim pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or their respective properties or rights, before any governmental body or arbitration board or tribunal, the outcome of which, either alone or together with similar actions, could reasonably be expected to have a material adverse effect on the business, properties, results of operation or condition (financial or other) of Parent and Acquisition Sub taken as a whole.

                                  ARTICLE VIII
                          TERMINATION AND ABANDONMENT

    SECTION 8.01 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

        (a) by mutual action of the Boards of Directors of Parent and the Company;

        (b) by either Parent or the Company, if (i) the conditions to its obligations under Section 7.01 or Section 7.02, as the case may be, shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the other party on or before March 31, 1999, including, without limitation (provided that there shall not have occurred any event giving Parent the right of termination under Section 8.01(d)(iii) or (iv)) by reason of a vote of shareholders disapproving the Merger or (ii) the Merger shall not have been effected on or prior to the close of business on March 31, 1999, provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur before such date;

        (c) by either Parent or the Company, if any permanent injunction or action by any court or other governmental entity or regulatory authority of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable, provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used all reasonable efforts to remove such injunction or overturn such action; or

        (d) by Parent if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct in any material respect, in each case either as of when made or at any time thereafter, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, (iii) the Board of Directors of the Company (x) withdraws or amends or modifies in a manner adverse to Parent or Acquisition Sub its recommendation or approval in respect of this Agreement or the Merger, (y) makes any recommendation with respect to an Alternative Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Alternative Transaction, or (z) takes any material action that would be prohibited by
    Section 6.05 or (iv) the Company enters into a definitive written agreement relating to an Alternative Transaction; or

        (e) by the Company, if (i) there has been a breach of any representations or warranties of Parent set forth herein the effect of which breach could reasonably be expected to have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent; or

        (f) by the Company, if such termination is necessary to allow the Company to enter into an Alternative Transaction that its Board of Directors has determined in good faith, by a majority vote after consultation with its financial advisors and based upon the advice of outside legal counsel to the Company, is more favorable to the shareholders of the Company than the Merger contemplated by this Agreement (provided that the termination described in this Section 8.01(f) shall not be effective unless and until the Company shall have paid to Parent in full the fee described in Section 6.05).

Any party desiring to terminate this Agreement pursuant to this Section 8.01 shall give notice to the other party in accordance with Section 9.05.

    SECTION 8.02 EFFECT OF TERMINATION. Except as provided in Sections 6.05 and 9.02 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach hereof.

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section
9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

    SECTION 9.02  EXPENSES, ETC.

    (a) In the event that the transactions contemplated by this Agreement are not consummated, then, except as set forth in Section 6.05, neither the Company, on the one hand, nor Parent and Acquisition Sub, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agree ment, including the fees and expenses of counsel, accountants, consultants, investment bankers and other advisors and experts.

    (b) In the event that the transactions contemplated by this Agreement are consummated, the Company shall pay, at the Effective Time, all of its fees and expenses incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, consultants, investment bankers and other advisors and experts, and the Company shall pay all such fees and expenses incurred by Parent and Acquisition Sub.

    SECTION 9.03 PUBLICITY. The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult, to the extent possible, with the other prior to making such disclosure).

    SECTION 9.04 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be delivered in person or by facsimile transmission.

    SECTION 9.05 NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

        If to Parent or Acquisition Sub to it:

           In care of Welsh, Carson, Anderson & Stowe
           320 Park Avenue, Suite 2500
           New York, NY 10022
           Facsimile No.: (212) 893-9575
           Attention: Lawrence B. Sorrel
        with a copy to:

           Reboul, MacMurray, Hewitt, Maynard & Kristol
           45 Rockefeller Plaza
           New York, NY 10111
           Facsimile No.: (212) 841-5725
           Attention: William J. Hewitt, Esq.

        If to the Company, to:

           Centennial Healthcare Corporation
           400 Perimeter Center Terrace, Suite 650
           Atlanta, Georgia
           Facsimile No: (770) 730-1350
           Attention: J. Stephen Eaton
           Chairman of the Board, President and Chief Executive Officer

           Bertil Nordin
           Chairman of the Special Committee of the Board of Directors of Centennial Healthcare Corporation
           14 Ball Creek Way
           Dunwoody, Georgia 30350

        with copies to:

           King & Spalding
           191 Peachtree Street
           Atlanta, GA 30303-1763
           Facsimile No.: (404) 572-5100
           Attention: Paul A. Quiros, Esq.

           Kilpatrick Stockton LLP
           1100 Peachtree Street, Suite 2800
           Atlanta, Georgia 30309-4530
           Facsimile No.: (404) 815-6555
           Attention: David A. Stockton, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

    SECTION 9.06 WAIVERS. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand, may, (i) extend the time for the performance of any of the bligations or other actions of the other under this Agreement;
(ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

    SECTION 9.07 HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any why the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or

Article of this Agreement or the Disclosure Schedule unless otherwise indicated. References to this Agreement shall be deemed to include all Exhibits and Sections of the Disclosure Schedule, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a governmental entity or an unincorporated organization.

    SECTION 9.08 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule and Exhibits hereto and other documents and instruments executed at the Effective Time in connection herewith) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

    SECTION 9.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflict of laws.

    SECTION 9.10 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

    SECTION 9.11 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, provided, however, that the provisions of
Section 6.07 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

    SECTION 9.12 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

    SECTION 9.13 AMENDMENTS. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Acquisition Sub and the Company with respect to any of the terms contained herein, provided, however, that after any approval and adoption of this Agreement by the shareholders of the Company, no such amendment, modification or supplementation shall be made which under applicable law requires the approval of such shareholders, without the further approval of such shareholders.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agree ment and Plan of Merger as of the day and year first above written.

                                COUGAR HOLDINGS CORPORATION

                                By
                                     -----------------------------------------
                                     Name:
                                     Title:

                                COUGAR ACQUISITION CORP.

                                By
                                     -----------------------------------------
                                     Name:
                                     Title:

                                CENTENNIAL HEALTHCARE CORPORATION

                                By
                                     -----------------------------------------
                                     Name:
                                     Title:

                             INDEX TO DEFINED TERMS

                THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
                  DOES NOT CONSTITUTE A PART OF THE AGREEMENT

                                                                                                      SECTION
TERM                                                                                                 REFERENCE
------------------------------------------------------------------------------------------------  ----------------
"Acquisition Sub"...............................................................................  Recitals
"Affiliate Contract"............................................................................  3.28
"Agreement".....................................................................................  Recitals
"Alternative Transactions"......................................................................  6.05(a)
"Audited Balance Sheet".........................................................................  3.05
"Authorizations"................................................................................  3.15(a)
"Business"......................................................................................  3.11(a)(i)
"Certificate"...................................................................................  2.03(b)
"Closing".......................................................................................  1.04
"Closing Date"..................................................................................  1.04
"Code"..........................................................................................  3.21(a)
"Company".......................................................................................  Recitals
"Company Board".................................................................................  Recitals
"Company Common Stock"..........................................................................  2.01(b)
"Company SEC Filings"...........................................................................  3.06(a)
"Company Stock Option Plans"....................................................................  2.02
"Computer Systems"..............................................................................  3.13(d)
"CON"...........................................................................................  3.15(a)
"Confidentiality Agreement".....................................................................  6.03(b)
"Constituent Corporations"......................................................................  Recitals
"Corporate Subsidiaries"........................................................................  3.01(a)
"Cost Reports"..................................................................................  3.15(b)
"Dissenting Shares".............................................................................  2.04(a)
"Effective Time"................................................................................  1.03
"Environmental Event"...........................................................................  3.22
"ERISA".........................................................................................  3.21a)
"Exchange Act"..................................................................................  3.06(a)
"Exchange Agent"................................................................................  2.03(a)
"Exchange Fund".................................................................................  2.03(a)
"Facility"......................................................................................  3.01(d)
"Financing".....................................................................................  4.07
"Financing Entities"............................................................................  4.07
"GAAP"..........................................................................................  3.06
"Georgia Code"..................................................................................  1.01
"HSR Act".......................................................................................  3.08
"Indemnified Parties"...........................................................................  6.07(a)
"Independent Advisor"...........................................................................  Recitals
"Intangible Rights".............................................................................  3.12
"Interim Balance Sheet".........................................................................  3.05
"Managed Facility"..............................................................................  3.01(d)
"Medicare and Medicaid Programs"................................................................  3.15(a)
"Material Adverse Effect".......................................................................  3.01(a)
"Merger"........................................................................................  1.01
"Merger Consideration"..........................................................................  2.01(c)

                                                                                                      SECTION
TERM                                                                                                 REFERENCE
------------------------------------------------------------------------------------------------  ----------------
"NASD"..........................................................................................  3.08
"Parent"........................................................................................  Recitals
"Partnership Subsidiaries"......................................................................  3.01(b)
"Payment Event".................................................................................  6.05(c)
"Permitted Liens"...............................................................................  3.10
"Plans".........................................................................................  3.21(a)
"Professional"..................................................................................  3.15(a)
"Proprietary Facility"..........................................................................  3.01(d)
"Proprietary Software"..........................................................................  3.13(a)
"Proxy Statement"...............................................................................  6.02(b)
"Public Shareholders"...........................................................................  Recitals
"Regulations"...................................................................................  3.15(a)
"SEC"...........................................................................................  3.06(a)
"Securities Act"................................................................................  3.06(a)
"Schedule 13E-3"................................................................................  6.02(c)
"Schedule 14D-9"................................................................................  1.02(b)
"shareholders"..................................................................................  Recitals
"Shares"........................................................................................  2.01(c)
"Social Security Act"...........................................................................  3.15(a)
"Special Committee".............................................................................  Recitals
"Special Meeting"...............................................................................  6.02(a)
"Subsidiary"....................................................................................  3.01(d)
"Surviving Corporation".........................................................................  Recitals
"Third Party"...................................................................................  6.05(a)
"Third Party Software"..........................................................................  3.13(a)
"Taxes".........................................................................................  3.26(a)
"Tax Returns"...................................................................................  3.26(a)
"THS"...........................................................................................  3.26(c)
"WCAS VIII".....................................................................................  4.07
"Year 2000 Compatible"..........................................................................  3.13(d)

                                                                      APPENDIX B

                       OPINION OF J.P. MORGAN SECURITIES INC.

                                      B-1
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                                                                      APPENDIX B

    [Date of Proxy Statement]

Special Committee of the Board of Directors
Centennial HealthCare Corporation
400 Perimeter Center Terrace, Suite 650
Atlanta, Georgia 30346

Attention: Mr. Bertil D. Nordin
       Chairman of the Special Committee

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Centennial HealthCare Corporation (the "Company") (other than (i) Cougar Holdings Corporation ("Parent"), a company formed at the direction of Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII"), and Parent's wholly-owned subsidiary, Cougar Acquisition Corp. ("Acquisition Sub"),
(ii) WCAS VIII and (iii) certain investment limited partnerships affiliated with WCAS VIII, certain individuals affiliated with WCAS VIII and such partnerships and certain members of senior management of the Company, in each case that have invested or propose to invest in Parent (said persons being herein collectively referred to as the "Investor Group")) of the consideration to be paid to them in connection with the proposed merger (the "Merger") of the Company with Acquisition Sub. Pursuant to the Agreement and Plan of Merger, dated as of October 22, 1998 (the "Agreement"), among the Company, Parent and Acquisition Sub, Acquisition Sub will merge with and into the Company, and each share of Common Stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares and shares canceled pursuant to the Agreement) shall be converted into the right to receive an amount in cash, without interest, equal to $16.00.

    In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Proxy Statement of the Company relating to the Merger (the "Proxy Statement");
(iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company; (vi) the audited financial statements of the Company for the fiscal year ended December 31, 1997 and the unaudited financial statements of the Company for the periods ended March 31, June 30 and September 30, 1998; (vii) certain agreements with respect to outstanding indebtedness or obligations of the Company; (viii) certain internal financial analyses and forecasts prepared by the Company and its management; and (ix) the terms of certain other business combinations that we deemed relevant.

    In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we considered necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

    In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the

                                      B-2
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Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in the Proxy Statement and in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement and the Proxy Statement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

    We have acted as financial advisor to the Special Committee of the Board of Directors with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with the Company. J.P. Morgan and its affiliates maintain an ongoing relationship with WCAS VIII and its affiliated investment limited partnerships and have advised, financed and undertaken capital markets transactions with such partnerships and their portfolio companies. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

    On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders (other than the Investor Group).

    This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                Very truly yours,
                                J.P. MORGAN SECURITIES INC.

                                By:
                                     -----------------------------------------
                                     Name: John Fowler
                                     Title: Managing Director

                                      B-3
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                                                                      APPENDIX C

              ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

                                      C-1
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                                                                      APPENDIX C

                        DISSENTERS' RIGHTS OF APPRAISAL
                              TITLE 14, CHAPTER 2
                             BUSINESS CORPORATIONS
                                STATE OF GEORGIA
                                   ARTICLE 13
                               DISSENTERS' RIGHTS
                                     PART 1
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301. Definitions.

    As used in this article, the term:

    (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

    (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

    (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

    (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

    (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. Right to dissent.

    (1) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party:

           (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

           (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

                                      C-2
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        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

           (A) Alters or abolishes a preferential right of the shares;

           (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

           (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

           (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2- 604; or

           (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's right.

    (3) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

        (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

        (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.

    A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                     PART 2
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320. Notice of dissenters' rights.

    (4) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (5) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of intent to demand payment.

    (6) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

        (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (2) Must not vote his shares in favor of the proposed action.

    (7) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters' notice.

    (8) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

    (9) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

        (4) Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.

    (10) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

                                      C-4
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    (11) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (12) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. Share Restrictions.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.

    (13) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (14) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Code
    Section 14-2-1327; and

        (5) A copy of this article.

    (15) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.

    (16) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (17) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

    (18) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

                                      C-5
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        (1) The dissenter believes that the amount offered under Code Section
    14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

        (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (19) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

    (20) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

        (1) The shareholder may demand the information required under subsection
    (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

        (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

14-2-1330. Court action.

    (21) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (22) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (23) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

    (24) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

    (25) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

                                      C-6
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14-2-1331. Court costs and counsel fees.

    (26) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

    (27) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (28) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.

    No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                      C-7
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PROXY

                       CENTENNIAL HEALTHCARE CORPORATION
                    400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346

                PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO
                 BE HELD ON       ,       , 1999 AT 10:00 A.M.

    The undersigned hereby appoints Daryl R. Griswold and Alan B. Cosby, and each of them, proxies, with full power of substitution and resubstitution, as proxies for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of Centennial HealthCare Corporation, held by
the undersigned at the close of business on       , 1999, which the undersigned
would be entitled to vote if personally present at the Special Meeting of
Shareholders to be held on       ,       , 1999 at 10:00 a.m., local time, at
      , and at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Special Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CENTENNIAL HEALTHCARE CORPORATION. THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE PROPOSAL BELOW.

    To approve the Agreement and Plan of Merger, dated as of October 22, 1998, by and among Cougar Holdings Corporation, Cougar Acquisition Corporation and Centennial HealthCare Corporation.

             / / FOR             / / AGAINST             / / ABSTAIN

    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE.
Dated: ___________, 1999                        ________________________________

                                   Please sign exactly as your name(s) appear(s) hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please add your full title as such. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

    PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.